Exhibit 99.1

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JUNE 4, 2018

INFORMATION STATEMENT

INPIXON USA

This information statement is being furnished in connection with the distribution by Inpixon, a Nevada corporation (“Inpixon”) of 100% of the outstanding shares of common stock of its wholly owned subsidiary Inpixon USA ( together with its wholly-owned subsidiary, Sysorex Government Services, Inc., referred to in this information statement as “Sysorex,” “we,” “us,” “our” and similar terms), pro rata determined on a fully diluted basis to holders of its common stock, Series 4 Convertible Preferred Stock (the “Preferred Stock”) and certain warrants (the “Spin-off”). Immediately prior to the Spin-off, we will move our jurisdiction from the State of California and reincorporate in the State of Nevada. In addition, we will change our name to “Sysorex, Inc.” Following the Spin-off we will hold, directly or indirectly, the assets and liabilities associated with Inpixon’s value-added reseller business. We are sending this information statement to describe the Spin-off to Inpixon stockholders who will also be our stockholders after the Spin-off. We expect the Spin-off to occur on [●], 2018 (the “Spin-off Date”). Immediately after the Spin-off is completed, Inpixon will not own any of shares of Sysorex common stock and we will be an independent public company.

For every [●] share of Inpixon common stock held of record by you as of the close of business on [●], 2018 (the “Record Date”), the record date for the distribution, you will receive [●] share of Sysorex common stock. In addition, the holders of Inpixon’s Preferred Stock and certain outstanding warrants (the “Spin-off Warrants”), are entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the Preferred Stock or exercise of the Spin-off Warrants immediately before the applicable record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations). At the election of the Company, fractional shares of Sysorex common stock that you would have received after application of the above ratio will be either rounded up to the nearest whole share or, assuming a trading market exists for Sysorex’s common stock, the fractional shares will be aggregated into whole shares, the whole shares will be sold in the open market at prevailing market prices and the aggregate net cash proceeds of the sales will be distributed pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. As discussed under the section titled “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Inpixon common stock after the record date and before the distribution, you also will be selling your right to receive shares of Sysorex common stock in connection with the distribution. Inpixon and Sysorex expect the shares of Sysorex common stock to be distributed by Inpixon to you on [●], 2018. Inpixon and Sysorex refer to the date of the distribution of the Sysorex common stock as the “distribution date.”

No vote of Inpixon stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Inpixon a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Inpixon common stock, or take any other action to receive your shares of Sysorex common stock.

Sysorex common stock is not publicly traded and there is currently no public market for our common stock. Sysorex will file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and apply to have its common stock authorized for quotation on the OTCQB market of the OTC Markets Group, Inc. but there are no assurances that Sysorex will be quoted on the OTCQB, or any other exchange or trading facility.  An active public market for our common stock may not develop or be sustained after the distribution. If an active public market does not develop or is not sustained, it may be difficult for our stockholders to sell their shares of common stock at a price that is attractive to them, or at all. Sysorex intends to request the symbol “SYRX” to be issued in connection with the initiation of quotation on the OTCQB. Assuming our application for quotation is approved, Sysorex expects that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and Sysorex expects “regular-way” trading of Sysorex common stock to begin on the first trading day following the distribution. Following the distribution, Inpixon’s common stock will continue to trade on NASDAQ under the symbol “INPX.”

Following the Spin-off, Sysorex will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as Sysorex remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See “Our Business - Emerging Growth Company Status.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 9.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [●], 2018.

This information statement was first mailed to Inpixon stockholders on or about [●], 2018.

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INFORMATION STATEMENT SUMMARY

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Sysorex assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Sysorex”, the “Company”, “we”, “our” and “us” refer to Inpixon USA, which will be renamed “Sysorex, Inc.” in connection with the Spin-off and its consolidated subsidiary, Inpixon Federal, Inc., which will be renamed “Sysorex Government Services, Inc.” in connection with the Spin-off and is referred to in this information statement as “Sysorex Government” or “SGS”. References to Sysorex’s historical business and operations refer to the business and operations of Inpixon’s IT consulting and value added reseller business that will be transferred to Sysorex in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Inpixon” refer to Inpixon, a Nevada corporation, and its consolidated subsidiaries.

The following is a summary of material information about the Spin-off discussed in this information statement. This summary may not contain all of the details concerning the separation, distribution or other information that may be important to you. To better understand the separation, distribution and Sysorex’s business and financial position, you should carefully review this entire information statement.

This information statement describes the IT consulting and value added services business of Inpixon that will be transferred to Sysorex in the separation, as if the transferred business were Sysorex’s business for all historical periods described. References in this information statement to Sysorex’s historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the IT consulting and value added business as part of Inpixon and its subsidiaries prior to the separation.

Sysorex

Sysorex is currently a wholly owned subsidiary of Inpixon that provides information technology and telecommunications solutions and services to commercial and government customers primarily in the United States. Our goal is to deliver right-fit information technology solutions that help organizations reach their next level of business advantage. To that end, we provide a variety of IT services and/or technologies that enable customers to manage, protect and monetize their enterprise assets whether on-premise, in the Cloud, or via mobile. Our offerings, include, but are not limited to, the following:

●	project/program management and independent validation and verification: We provide life-cycle comprehensive project and program management services and reorganization/cost-cutting strategies.

●	custom application development and enterprise architecture design: We provide consulting (including architecture, platform and technology consulting) and outsourced product design, SOA development, enhancement and testing services.

●	green data center design and operations and facilities management: We provide full service infrastructure management and managed services on-site or remotely; we design, build, operate and manage data centers using green methodologies and solutions.

●	security (cyber/network, physical, information) and critical infrastructure protection: We design and implement security policies, solutions that integrate physical surveillance and access control to cyber security, and systems that allow secure information sharing and collaboration solutions.

●	business intelligence/analytics: We develop the following: business intelligence and analytics in real-time using semantic ontologies and other methodologies; predictive analytics; forensics; and decision support systems.

We provide services to approximately 139 commercial businesses in California, Oregon, Washington and Hawaii which generated approximately $19 million in revenue during the year ended December 31, 2017. Our government sector provides services to the U.S. Army, GSA, DHS, Bureau of Prisons, Department of Defense, and other agencies. During the year ended December 31, 2017, our government contracts generated approximately $22 million in revenue.

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Corporate Information

Sysorex was originally incorporated in California on January 3, 1994, under the name Lilien Systems which was changed to Inpixon USA on February 27, 2017, however, immediately prior to the distribution we plan to reincorporate in the state of Nevada and change our name to “Sysorex, Inc.” The address of our principal executive offices is 2355 Dulles Corner Boulevard, Suite 600, Herndon, Virginia 20171 and our telephone number at that location is (800) 680-7412.

Our Internet website is www.sysorexinc.com. The information contained on, or that may be obtained from, our website is not a part of this information statement or the registration statement of which it forms a part. We have included our website address in this information statement solely as an inactive textual reference.

Spin-off

Inpixon has announced its intent to divest the value added reseller part of its business from the indoor positioning analytics (“IPA”) business. This separation will be accomplished through the Spin-off in which Inpixon will contribute its value-added reseller business to Sysorex, Sysorex will contribute any portion of the IPA business to Inpixon and then Inpixon will distribute its entire interest in Sysorex to Inpixon stockholders and certain warrant holders. Subject to Inpixon and Sysorex receiving all necessary approvals and consents to complete the Spin-off as further discussed below, we expect the Spin-off to occur on [●], 2018. Sysorex and Inpixon will enter into agreements providing for the separation of the businesses and governing various ongoing arrangements between the companies upon completion of the Spin-off, including Inpixon’s agreement to contribute at least $2 million to Sysorex from Inpixon’s cash and cash equivalents on Inpixon’s balance sheet at the effective time of the Spin-off. The commitment of Inpixon to contribute $2 million to Sysorex is without condition, other than effectuating the Spin-off. As a holder of Inpixon common stock, you will receive [●] share of Sysorex common stock for each [●] share of Inpixon common stock you hold at the close of business on [●], 2018 (the “Record Date”), the record date for the Spin-off. In addition, in accordance with the terms of Inpixon’s Preferred Stock and the Spin-off Warrants, the holders of Inpixon’s Preferred Stock and the Spin-off Warrants are entitled to participate in the spin-off distribution to the same extent that the holder would have participated if the holder had held the number of shares of common stock issuable upon complete conversion of the Preferred Stock or exercise of the Spin-off Warrants immediately before the Record Date. After the Spin-off is completed, Inpixon will not own any shares of Sysorex common stock and Sysorex will be an independent public reporting company.

The Spin-off is governed by a separation and distribution agreement (the “Separation Agreement”), a tax matters agreement, an employee matters agreement, and a transition services agreement, each dated [●], 2018, and each between Inpixon and Sysorex (collectively, the “Spin-off Documents”), which provide the terms and conditions of the separation of the two businesses and for the Spin-off, which include Sysorex’s right to a $2 million cash contribution from Inpixon in connection with the Spin-Off. Sysorex will be led by Sysorex Government’s current management team, including Zaman Khan, President of Sysorex Government, serving as Chief Executive Officer and director of Sysorex and Vincent Loiacono, Chief Financial Officer of Sysorex Government, serving as Chief Financial Officer of Sysorex. Upon completion of the Spin-off, Nadir Ali, Chief Executive Officer and director of Inpixon will resign as the President of Sysorex but will continue to serve on the board of directors of Sysorex as a director.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to stockholders of Inpixon who will receive shares of Sysorex common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Sysorex’s securities. The information contained in this information statement is believed by Sysorex to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Inpixon nor Sysorex will update the information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

Emerging Growth Company Status of Sysorex

Following the Spin-off, Sysorex will be an “emerging growth company” as defined in the JOBS Act. As such, Sysorex will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Sysorex has not made a decision whether to take advantage of any or all of these exemptions. If Sysorex does take advantage of some or all of these exemptions, some investors may find Sysorex’s common stock less attractive. The result may be a less active trading market for Sysorex’s common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that Sysorex, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Sysorex has elected to take advantage of this extended transition period, however it is Sysorex’s present intention to adopt any applicable accounting standards timely. If at some time Sysorex delays adoption of a new or revised accounting standard, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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TERMS OF THE SEPARATION AND DISTRIBUTION

The Spin-off will separate Inpixon’s value-added reseller business from its indoor positioning analytics business, resulting in two independent public reporting companies: Sysorex and Inpixon. The following is a brief summary of the terms of the Spin-off.

Distributing Company	Inpixon. After the Spin-off, Inpixon will not own any shares of Sysorex common stock.

Spin-off Company	Sysorex. After the Spin-off, Sysorex will be an independent public reporting company.

Record Date	Close of business on [●], 2018.

Spin-off Date	On or about [●], 2018.

Distribution Ratio	On the Spin-off Date, holders of Inpixon common stock, Preferred Stock and Spin-off Warrants will receive [●] share of Sysorex common stock for every [●] share of Inpixon common stock held (or into which such Preferred Stock Spin-of Warrant is exercisable for) as of the close of business on the Record Date.

Treatment of Options	As of the distribution date, each outstanding Inpixon stock option award held by an employee or director who will be employed by, or provide services to, Sysorex following the separation will convert to an award of options to purchase shares of Sysorex common stock, with the number of shares subject to the award and the exercise price thereof to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Inpixon stock option award as measured immediately before and immediately after the separation, subject to rounding. In addition, as of the distribution date, each outstanding Inpixon stock option award held by an employee or director who will remain employed by, or continue providing services to Inpixon following the separation and each former employee of Inpixon will remain an award of options to purchase shares of Inpixon common stock, provided that the number of shares subject to the award and the exercise price thereof will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Inpixon stock option award as measured immediately before and immediately after the separation, subject to rounding. The converted stock option awards will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original Inpixon stock option awards immediately before the separation.

Treatment of Preferred Stock and Warrants	Holders of Inpixon’s outstanding Preferred Stock and the Spin-off Warrants are entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the Preferred Stock or exercise of the Spin-off Warrants immediately before the applicable record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations).

Trading of Sysorex Common Stock	Sysorex common stock is not publicly traded and there is currently no public market for our common stock. We will file a Form 211 with FINRA and apply to have our common stock quoted on the OTCQB market of the OTC Markets Group, Inc. under the symbol “SYRX”, but there are no assurances that Sysorex will be quoted on the OTCQB or any other exchange or trading facility. An active public market for our common stock may not develop or be sustained after the Spin-off. If an active public market does not develop or is not sustained, it may be difficult for holders of our common stock to sell their shares of common stock at a price that is attractive to them, or at all.

Trading of Inpixon Common Stock

Inpixon common stock will continue to trade “regular way,” reflecting the combined value of Inpixon and Sysorex until the Spin-off Date. Inpixon common stock will trade carrying due-bills representing Sysorex common stock beginning two days before the Record Date and continuing through the Spin-off Date. Due-bills will be redeemed for Sysorex common stock after the completion of the Spin-off.

Securities to Be Distributed	In aggregate, [●] shares of Sysorex common stock will be distributed in the Spin-off.

Distribution Agent	Computershare Trust Company, N.A.

Distribution Mechanics	Before the Spin-off Date, Inpixon will deliver all of the outstanding shares of Sysorex common stock to the distribution agent for distribution to holders of Inpixon common stock, Preferred Stock and Spin-off Warrants. Upon and following the consummation of the Spin-off, Inpixon, with the assistance of the distribution agent, will electronically issue shares of Inpixon common stock to the holders of Inpixon common stock, Preferred Stock and Spin-off Warrants by way of direct registration in book-entry form. The distribution agent will mail each recipient of Sysorex common stock a book-entry account statement that reflects such Inpixon stockholder’s or warrant holder’s shares of Inpixon common stock.

Separation Agreement and Other Spin-off Documents	Sysorex will enter into the Separation Agreement with Inpixon, which sets forth the terms and conditions of the Spin-off. Sysorex will also enter into the tax matters agreement, the employee matters agreement, and the transition services agreement with Inpixon to facilitate the separation of the value added reseller business from the indoor positioning analytics business and the operation of Sysorex and Inpixon as independent public companies.

Conditions to the Spin-off	The Spin-off will occur only if, among other things:

●	our common stock shall have been registered under the Exchange Act and shall not be subject to any stop orders, and the information statement shall have been mailed to the Inpixon stockholders and Spin-off Warrant holders;

●	our common stock shall have been approved for quotation in the over-the-counter market or listed on an exchange;

●	no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing completion of the Spin-off;

●	Inpixon and Sysorex shall have prepared and mailed to the holders of Inpixon common stock, Preferred Stock and Spin-off Warrants such information about Sysorex, the value-added reseller business, the Spin-off and other matters as appropriate and required by law;

●

Inpixon and Sysorex shall have received any necessary permits and authorizations under the securities or “blue sky” laws of the United States and comparable laws of any other applicable jurisdiction and all such permits and authorizations shall be in effect;

●	Inpixon and Sysorex shall have received all third-party consents and approvals as may be required to effect the Spin-off;

●	an independent appraisal firm acceptable to Inpixon shall have delivered one or more opinions to the Inpixon board of directors confirming the solvency and financial viability of Inpixon before the completion of the distribution and each of Inpixon and Sysorex after completion of the distribution;

●	Sysorex will, through a statutory merger, move its jurisdiction from California to Nevada and change its name from “Inpixon USA” to “Sysorex, Inc.”;

Risks Relating to Ownership of Our Common Stock and the Distribution	Our business is subject to both general and specific risks and uncertainties relating to our business and our being a stand-alone, publicly traded company. Our business is also subject to risks relating to the Spin-off. You should read carefully “Risk Factors,” beginning on page 9 of this information statement.

Sysorex Dividend Policy	After the Spin-off, we intend to retain all earnings for the foreseeable future for use in the operation of our business. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

Q: What is Sysorex and why is Inpixon separating Sysorex’s business and distributing Sysorex common stock?

A: Sysorex, which is currently a wholly owned subsidiary of Inpixon, provides third party hardware, software and related maintenance and warranty products and services that Inpixon resells to commercial and government customers. This business includes, but is not limited to, products for enterprise computing, storage, virtualization, networking and related products as well as services including custom application/software design, architecture and development, staff augmentation and project management. The separation of Sysorex from Inpixon and the distribution of Sysorex common stock are intended to, among other things, (i) create two sharper, stronger, more focused companies by enabling the management of each company to concentrate efforts on the unique needs of each business and the pursuit of distinct opportunities for long-term growth and profitability (ii) allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies and design more effective equity compensation programs, (iii) provide you with equity ownership in two separate, publicly traded companies and (iv) enable investors to better evaluate the financial performance, strategies, and other characteristics of each business and company, which will permit investors to make investment decisions based on each company’s individual performance and potential, enhancing the likelihood the market will value each company appropriately. Inpixon and Sysorex expect that the separation will result in enhanced long-term performance of each business thereby maximizing stockholder value for both companies for the reasons discussed in the sections titled “The Separation and Distribution - Background” and “The Separation and Distribution - Reasons for the Separation.”

Q: Why am I receiving this document?

A: Inpixon is delivering this document to you because you are a holder of shares of Inpixon common stock, Preferred Stock or Spin-off Warrants. If you are a holder of shares of Inpixon common stock as of the close of business on [●], 2018, the record date of the distribution, you will be entitled to receive [●] share(s) of Sysorex common stock for every [●] share of Inpixon common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Inpixon and your investment in Sysorex after the separation and distribution.

Q: How will the separation of Sysorex from Inpixon be accomplished?

A: To accomplish the separation, Inpixon will distribute all of the outstanding shares of Sysorex common stock to Inpixon holders of its common stock, Preferred Stock and Spin-off Warrants on a pro rata basis as determined on a fully diluted basis in a distribution [intended to be tax-free to Inpixon stockholders for U.S. federal income tax purposes]. The holders of Inpixon’s Preferred Stock and Spin-off Warrants, are entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the Preferred Stock or exercise of the Spin-off Warrants immediately before the applicable record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations).

Q: Why is the separation of Sysorex structured as a distribution?

Inpixon believes that a distribution of shares of Sysorex common stock to the Inpixon stockholders is an efficient way to separate the value added reseller business conducted by Sysorex from the indoor positioning analytics business conducted by Inpixon in a manner that will create long-term value for Inpixon, Sysorex and their respective stockholders.

Q: What is the record date for the distribution?

A: The record date for the distribution is [●], 2018.

Q: When will the distribution occur?

A: The completion and timing of the distribution depends on a number of conditions. Inpixon expects that all of the shares of Sysorex common stock will be distributed by Inpixon on [●], 2018, which is referred to as the distribution date, to holders of record of shares of Inpixon common stock, Preferred Stock and Spin-off Warrants at the close of business on [●], 2018, which is referred to as the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Q: What do stockholders need to do to participate in the distribution?

A: Stockholders of Inpixon as of the record date for the distribution will not be required to take any action to receive Sysorex common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required or will be sought. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Inpixon common stock, or take any other action to receive your shares of Sysorex common stock. Please do not send in your Inpixon stock certificates. The distribution will not affect the number of outstanding shares of Inpixon common stock or any rights of Inpixon stockholders, although it may affect the market value of each outstanding share of Inpixon common stock.

Q. How will shares of Sysorex common stock be issued?

A. You will receive shares of Sysorex common stock through the same channels that you currently use to hold or trade shares of Inpixon common stock, whether through a brokerage account or other channel. Receipt of Sysorex shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own shares of Inpixon common stock as of the close of business on the Record Date, including shares owned in certificated or book-entry form or hold certain Inpixon warrants, Inpixon, with the assistance of a settlement and distribution agent (the “Distribution Agent”) that will be designated prior to the Record Date, will electronically distribute shares of Sysorex common stock to you or to your brokerage firm on your behalf in book-entry form. The Distribution Agent, will mail you a book-entry account statement that reflects your shares of Sysorex common stock, or your bank or brokerage firm will credit your account for the shares.

Q. How many shares of Sysorex common stock will I receive in the distribution?

A. Inpixon will distribute to you [●]share(s) of Sysorex common stock for every [●] share of Inpixon common stock held by you (or into which any participating Preferred Stock is convertible or Spin-off Warrant is exercisable for) as of the Record Date. A total of approximately [●] million shares of Sysorex common stock will be distributed. For additional information on the distribution, see the section titled “The Separation and Distribution.”

Q. Will Inpixon distribute fractional shares of Sysorex common stock in the distribution?

A. No. Inpixon will not distribute fractional shares of Sysorex common stock in the distribution. Inpixon will, in its sole discretion, either round up fractional shares that recipients of Sysorex common stock would otherwise have been entitled to receive or will, through its Distribution Agent, have the fractional shares be aggregated and sold in the public market. If the fractional shares are aggregated and sold, the net cash proceeds of these sales will be distributed pro rata to those holders of common stock, Preferred Stock and Spin-off Warrants who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amount of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient Inpixon stockholders for U.S. federal income tax purposes, as described in the section titled “Material U.S. Federal Income Tax Consequences.”

Q. What are the conditions to the distribution?

A. The distribution is subject to final approval by the Inpixon board of directors as well as to a number of conditions, including those conditions set forth on pages 2 and 3 of this information statement together with the following conditions, among others:

●	Sysorex will, through a statutory merger, move its jurisdiction from California to Nevada and change its name from Inpixon USA to “Sysorex, Inc.”;

●	the transfer of assets and liabilities to Sysorex and Inpixon, respectively in accordance with the Separation and Distribution Agreement will have been completed;

●	an independent appraisal firm acceptable to Inpixon shall have delivered one or more opinions to the Inpixon board of directors confirming the solvency and financial viability of Inpixon before the completion of the distribution and each of Inpixon and Sysorex after completion of the distribution, and such opinions shall have been acceptable to Inpixon in form and substance in Inpixon’s sole discretion and such opinions shall not have been withdrawn or rescinded;

●	the registration statement of which this information statement forms a part will be declared effective, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Inpixon stockholders;

●	the transaction agreements relating to the separation and distribution will have been duly executed and delivered by the parties;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

●

no other event or development will have occurred or exist that, in the judgment of Inpixon’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Inpixon and Sysorex cannot assure you that any or all of these conditions will be met. In addition, Inpixon can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see the section titled “The Separation and Distribution - Conditions to the Distribution.”

Q. Can Inpixon decide to cancel the distribution of Sysorex common stock even if all the conditions have been met?

A. Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section titled “The Separation and Distribution - Conditions to the Distribution.” Until the distribution has occurred, Inpixon has the right to terminate the distribution, even if all of the conditions are satisfied.

Q. What if I want to sell my shares of Inpixon common stock or my shares of Sysorex common stock?

A. You should consult with your advisors, such as your stockbroker, bank, tax or other financial advisor, if you want to sell your shares of Inpixon common stock or your shares of Sysorex common stock.

Q. What is “regular-way” and “ex-distribution” trading of Inpixon common stock?

A. Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, it is expected that there will be two markets in Inpixon common stock: a “regular-way” market and an “ex-distribution” market. Shares of Inpixon common stock that trade in the “regular-way” market will trade with an entitlement to shares of Sysorex common stock distributed pursuant to the distribution. Shares of Inpixon common stock that trade in the “ex-distribution” market will trade without an entitlement to shares of Sysorex common stock distributed pursuant to the distribution. If you hold shares of Inpixon common stock on the record date and then decide to sell any shares of Inpixon common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Inpixon common stock with or without your entitlement to Sysorex common stock pursuant to the distribution.

Q. Will I be able to trade shares of Sysorex common stock?

A. Sysorex common stock is not publicly traded and there is currently no public market for our common stock. Sysorex will file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and apply to have its common stock authorized for quotation on the OTCQB market of the OTC Markets Group, Inc. but there are no assurances that Sysorex’s common stock will be quoted on the OTCQB or any other exchange or trading facility.  Even if our application is approved, an active public market for our common stock may not develop or be sustained after the distribution. If an active public market does not develop or is not sustained, it may be difficult for our stockholders to sell their shares of Sysorex common stock at a price that is attractive to them, or at all. Sysorex intends to request the symbol “SYRX” to be issued in connection with the initiation of quotation on the OTCQB. Assuming that our application is approved, Sysorex anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date and that “regular-way” trading in Sysorex common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Sysorex common stock up to the distribution date, but your transaction will not settle until after the distribution date. Sysorex cannot predict the trading prices for its common stock before, on or after the distribution date.

Q. What will happen to the listing of Inpixon common stock?

A. Inpixon common stock will continue to trade on the NASDAQ Capital Market after the distribution under the symbol “INPX.”

Q. Will the number of shares of Inpixon common stock that I own change as a result of the distribution?

A. No. The number of shares of Inpixon common stock that you own will not change as a result of the distribution.

Q. Will the distribution affect the market price of my shares of Inpixon common stock?

A. Yes. As a result of the distribution, the trading price of Inpixon common stock immediately following the distribution may be lower than the “regular-way” trading price of such stock immediately prior to the distribution because the trading price will no longer reflect the value of the value added reseller business. There can be no assurance that the aggregate market value of the Inpixon common stock and the Sysorex common stock following the distribution may be higher or lower than the market value of Inpixon common stock if the distribution did not occur. This means, for example, that the combined trading prices of one share of Inpixon common stock and [●] of share of Sysorex common stock after the distribution (representing the number of shares of Sysorex common stock to be received per every one share of Inpixon common stock in the distribution) may be equal to, greater than or less than the trading price of one Inpixon common share before the distribution.

Q. What are the material U.S. federal income tax consequences of the distribution?

A. The Company believes that the distribution may qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code (the “Code”); provided, however, that certain post transaction corporate actions may be determined by the IRS to alter this conclusion. Assuming the distribution so qualifies, no gain or loss will be recognized by you and no amount will be included in your income for U.S. federal income tax purposes, upon your receipt of shares of Sysorex common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Sysorex common stock. In addition, under current law, a spin-off can be rendered taxable to the parent corporation and its stockholders as a result of certain post-spin-off acquisitions of shares or assets of the spun-off corporation or any other controlled corporation. For example, a spin-off may result in taxable gain to the parent corporation under Section 355(e) of the Code if the spin-off were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in the spun-off corporation.  Inpixon has a mergers and acquisitions corporate strategy to acquire companies with complementary capabilities and/or innovative and commercially proven technologies in indoor positioning and data analytics and to obtain an established customer base. As a result, it is possible that a transaction consummated by either Inpixon or Sysorex following the Spin-off, such as the inability of historical Inpixon stockholders to retain at least 50% of the outstanding common stock of Inpixon and Sysorex following the Spin-off as a result of a change of control transaction, acquisition or financing, may lead to the failure to preserve the tax-free treatment of the separation and the distribution. If the Spin-off, together with certain related transactions or other transactions consummated following the Spin-off results in the failure to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code, in general, Inpixon would recognize taxable gain as if it had sold the Sysorex common stock in a taxable sale for its fair market value, and Inpixon stockholders who receive Sysorex shares in the spin-off may be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution, see the section titled “Material U.S. Federal Income Tax Consequences.”

Q. What will Sysorex’s relationship be with Inpixon following the separation?

A. After the distribution, Inpixon and Sysorex will be separate companies with separate management teams and separate boards of directors, except that Nadir Ali, Chief Executive Officer and director of Inpixon will also serve as a director of Sysorex. Sysorex will enter into a Separation and Distribution Agreement with Inpixon to effect the separation and distribution and provide a framework for Sysorex’s relationship with Inpixon after the separation and will enter into certain other agreements, including a transition services agreement, a tax matters agreement, and an employee matters agreement. These agreements will provide for the separation between Sysorex and Inpixon of the assets, employees, liabilities and obligations (including its employee benefits, employee transition services and tax-related assets and liabilities) of Inpixon and its subsidiaries attributable to periods prior to, at and after Sysorex’s separation from Inpixon and will govern certain relationships between Sysorex and Inpixon after the separation. For additional information regarding the Separation and Distribution Agreement and other transaction and commercial agreements, see the sections titled “Risk Factors - Risks Related to the Separation” and “Relationship with Inpixon Following Separation and Distribution.”

Q. Who will manage Sysorex after the separation?

A. Sysorex benefits from having in place a management team with an extensive background in and deep knowledge of the IT and value added reseller business. After the separation, Sysorex’s management team is expected to be led by Zaman Khan as its Chief Executive Officer and Vincent Loiacono, as its Chief Financial Officer. For more information regarding Sysorex’s management, see the section titled “Management.”

Q. Are there risks associated with owning Sysorex common stock?

A. Yes. Ownership of Sysorex common stock is subject to both general and specific risks, including those relating to Sysorex’s business, the industry in which it operates and its status as a separate, publicly traded company. Ownership of Sysorex common stock is also subject to risks relating to the separation. These risks are described in the section titled “Risk Factors” beginning on page 9. You are encouraged to read that section carefully.

Q. Does Sysorex plan to pay dividends?

A. Sysorex does not currently expect to pay dividends on its common stock. The declaration and payment of any dividends in the future by Sysorex will be subject to the sole discretion of its board of directors and will depend upon many factors. See the section titled “Dividend Policy.”

Q. Who will be the distribution agent, transfer agent, registrar and information agent for the Sysorex common stock?

A. The distribution agent, transfer agent and registrar for the Sysorex common stock will be Computershare Trust Company, N.A. If you are a registered stockholder, for questions relating to the transfer or mechanics of the stock distribution, you should contact the designated agent at [●]. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact your bank or brokerage firm with any questions relating to the distribution.

Q. Where can I find more information about Inpixon and Sysorex?

A. Before the distribution, if you have any questions relating to Inpixon, Sysorex and the performance of their businesses, you should contact:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Attn.: Nadir Ali, Chief Executive Officer

Inpixon’s website is http://inpixon.com/.

After the distribution, Sysorex stockholders who have any questions relating to Sysorex and the performance of its business should contact Sysorex at:

Sysorex

2355 Dulles Corner Boulevard, Suite 600

Herndon, Virginia 20171

Attn.: Zaman Khan, Chief Executive Officer

Sysorex’s website is www.sysorexinc.com.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Sysorex and Sysorex’s common stock. Any of the following risks could materially and adversely affect Sysorex’s business, results of operations or financial condition. The risk factors generally have been separated into three groups: risks related to Sysorex’s business, risks related to the separation and distribution and risks related to Sysorex’s common stock.

Risks Related to Sysorex’s Business

We have a history of operating losses and working capital deficiency and there is no assurance that we will be able to achieve profitability or raise additional financing.

We have a history of operating losses and working capital deficiency. We have incurred recurring net losses of approximately $2.2 million and $16.9 million for the fiscal years ended 2016 and 2017, respectively and net losses of approximately $1.9 million and $1.7 million for the three months ended March 31, 2017 and 2018, respectively. We had a working capital deficiency of approximately $13.6 million and $26.1 million as of December 31, 2016 and December 31, 2017, respectively. Our continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. In that regard, our revenues have declined by approximately 15.2% for the year ended December 31, 2017 as compared to the same period for the prior fiscal year as a result of our credit limitations with vendors and suppliers limiting our ability to process orders. Inpixon has funded our operations primarily with proceeds from public and private offerings of its common stock and secured and unsecured debt instruments. Our history of operating losses, the amount of our debt and the potential for significant judgments to be rendered against us may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms.

In connection with the Spin-Off, we anticipate that we will enter into a new revolving credit facility to be provided by financial institutions to replace the revolving credit facility we currently have available. Although it is anticipated that our debt agreements will restrict the amount of our indebtedness, we may incur additional indebtedness in the future to refinance our existing indebtedness, to finance newly-acquired assets or for other purposes. Our governing documents do not contain any limitations on the amount of debt we may incur and we do not have a formal policy limiting the amount of debt we may incur in the future. Subject to the restrictions set forth in our debt agreements, our board of directors may establish and change our leverage policy at any time without stockholder approval. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire assets, finance or refinance our assets, contribute assets to joint ventures or sell assets as needed.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. A worsening of credit market conditions could materially and adversely affect our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business, financial condition and results of operations.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations.

The agreements governing our indebtedness are expected to contain customary covenants, which may limit our operational flexibility. The notes are expected to have terms customary for revolving credit facilities of this type, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of our assets, and customary provisions regarding optional events of default. The credit agreement is expected to contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. We also anticipate that the credit agreement will contain customary events of default that may require us to comply with specified financial maintenance covenants. Breaches of certain covenants may result in defaults and cross-defaults under certain of our other indebtedness, even if we satisfy our payment obligations to the respective obligee. We may not be able to comply with these covenants in the future which could result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities or result in the acceleration of the maturity of indebtedness outstanding under the such credit facilities, which would require us to pay all amounts outstanding. If the maturity of any indebtedness we incur is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all. Our failure to repay such indebtedness could result in the foreclosing on all or a portion of our assets and force us to curtail, or even to cease, our operations.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We are currently subject to pending claims for non-payment by certain vendors in an aggregate amount of approximately $13.3 million, which is approximately 190.5% of our total current assets. We may also be a party to other claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any pending or future litigation. In addition, litigation and other legal claims are subject to inherent uncertainties and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of pending or threatened litigation.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including those who create software programs, and sales professionals. Competition for personnel, particularly those with expertise in government consulting and a security clearance, is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

The loss of our Chief Executive Officer or other key personnel may adversely affect our operations.

Our success depends to a significant extent upon the operation, experience, and continued services of certain of our officers, including our Chief Executive Officer, as well as other key personnel. While our Chief Executive Officer is employed under an employment contract, there is no assurance we will be able to retain his services. The loss of our Chief Executive Officer or other key personnel could have an adverse effect on us. If our Chief Executive Officer or other executive officers were to leave we would face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions on our hosted Cloud infrastructure or disruptions caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Customer systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers on premise or host on our infrastructure involve managing and protecting personal information and information relating to national security and other sensitive government functions. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our government customers.

Our sales to our government customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to federal, state and local government are diversified across multiple agencies and departments, they collectively accounted for approximately 40.1% and 14.4% of 2017 and 2016 net sales, respectively. An adverse change in government spending policies (including budget cuts at the federal level), budget priorities or revenue levels could cause our public sector customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business could be adversely affected by the loss of certain vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs, software publishers, and wholesale distributors. For the year ended December 31, 2017, approximately 81% of our revenue was from purchases from vendor partners. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies and purchase discounts. In the event we were to lose one of our significant vendor partners, our business could be adversely affected.

We have entered into, and expect to continue to enter into, joint venture, teaming and other arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have a material adverse effect on our business and results of operations.

We have entered into, and expect to continue to enter into, joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the uncertainty created by challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

We rely on being able to license technology from third parties, however, we cannot assure you that these licenses will always be available to us. An inability to license technology could materially and adversely affect our business.

We rely on a variety of technology that we license from third parties. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated. Any such delays could materially and adversely affect our business.

The growth of our business is dependent on increasing sales to our existing clients and obtaining new clients, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing clients by identifying additional opportunities to sell more of our products and services and our ability to obtain new clients depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing clients or to obtain new clients in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our business depends on the continued growth of the market for IT products and services, which is uncertain.

The storage and computing and professional services segments of our business include IT products and services solutions that are designed to address the growing markets for on and off-premises services (including migrations, consolidations, Cloud computing and disaster recovery), technology integration services (including storage and data protection services and the implementation of virtualization solutions) and managed services (including operational support and client support). These markets are continuously changing. Competing technologies and services, reductions in technology refreshes or reductions in corporate spending may reduce the demand for our products and services.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in IT. Failure by us to anticipate and meet our clients’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing client needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement IT solutions that anticipate and respond to rapid changes in technology, the IT industry, and client needs. The introduction of new products, product enhancements and distribution methods could decrease demand for our current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for, or supply of such products, could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We operate in a highly competitive market and we may be required to reduce the prices for some of our products and services to remain competitive, which could adversely affect our results of operations.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and/or reductions in our costs. Furthermore, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors. Finally, we may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our services.

We face substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

Our profitability is dependent on the rates we are able to charge for our products and services. The rates we are able to charge for our products and services are affected by a number of factors, including:

●	our clients’ perceptions of our ability to add value through our services;

●	introduction of new services or products by us or our competitors;

●	our competitors’ pricing policies;

●	our ability to charge higher prices where market demand or the value of our services justifies it;

●	procurement practices of our clients; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

Sales of our IT products and services are subject to quarterly and seasonal variations that may cause significant fluctuations in our operating results, therefore period-to-period comparisons of our operating results may not be reliable predictors of future performance.

The timing of our revenues can be difficult to predict. Our sales efforts involve educating our clients about the use and benefit of the products we sell and our services and solutions, including their technical capabilities and potential cost savings to an organization. Clients typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales during a given period.

In addition, many of our clients spend a substantial portion of their IT budgets in the second half of the year. Other factors that may cause our quarterly operating results to fluctuate include changes in general economic conditions and the impact of unforeseen events. We believe that our revenues will continue to be affected in the future by cyclical trends. As a result, you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance.

A delay in the completion of our clients’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our clients to purchase products and services from us to maintain and increase our earnings, however, client purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific client are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

The profit margins from our IT products and services depend, in part, on the volume of products and services sold. A failure to achieve increases in our profit margins in the future could have a material adverse effect on our financial condition and results of operations.

Given the significant levels of competition that characterize the IT reseller market, it is unlikely that we will be able to increase gross profit margins through increases in sales of IT products alone. Any increase in gross profit margins from this operating sector in the future will depend, in part, on the growth of our higher margin businesses such as IT consulting and professional services. In addition, low margins increase the sensitivity of our results of operations to increases in costs of financing. Any failure by us to maintain or increase our gross profit margins could have a material adverse effect on our financial condition and results of operations.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our clients. The operations of our IT products and services are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

●	damage to or failure of our computer software or hardware or our connections;

●	errors in the processing of data by our systems;

●	computer viruses or software defects;

●	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

●	increased capacity demands or changes in systems requirements of our clients; and

●	errors by our employees or third-party service providers.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

Some of our services and solutions involve storing and replicating mission-critical data for our clients and are highly technical in nature. If client data is lost or corrupted, our reputation and business could be harmed.

Our IT data center and technology integration services solutions include storing and replicating mission-critical data for our clients. The process of storing and replicating that data within their data centers or at our facilities is highly technical and complex. If any data is lost or corrupted in connection with the use of our products and services, our reputation could be seriously harmed and market acceptance of our IT solutions could suffer. In addition, our solutions have contained, and may in the future contain, undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been in use by clients. Any errors, defects or security vulnerabilities discovered in our solutions after use by clients could result in loss of revenues, loss of clients, increased service and warranty cost and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our service offerings and solutions.

We do not have long-term recurring revenue generating contracts with our clients that utilize our IT products and services, and such clients may cease providing new purchase orders at any time or reduce the amount of purchases they make. Any such action may result in a decline of revenues we receive from our IT products and services and harm our results of operations.

Our operations depend upon our relationships with our clients. Revenues from our IT products and services are typically driven by purchase orders received every month. The majority of revenues from our IT products and services come from one time purchase orders that do not guarantee any future recurring revenues. Approximately 24% of such revenues are recurring and based on contracts that range from 1-5 years for warranty and maintenance support. For these contracts the customer is invoiced one time and pays up front for the full term of the warranty and maintenance contract. Revenue from these contracts is determinable ratably over the contract period with the unearned revenue recorded as deferred revenue and amortized over the contract period. Clients with these types of contracts may cease providing new purchase orders at any time, may elect not to renew such contracts, cancel and request a refund of maintenance/warranty services that have not yet been provided (upon 30 days advance written notice) or reschedule purchases. If clients cease providing us with new purchase orders, diminish the services purchased from us, cancel executed purchase orders or delay future purchase orders, revenues received from the sale of our IT products and services would be negatively impacted, which could have a material adverse effect on our business and results of operations. There is no guarantee that we will be able to retain or generate future revenue from our existing clients or develop relationships with new clients.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

Our top three customers accounted for approximately 24.7% and 39.8% of our gross revenue during the years ended December 31, 2017 and 2016, respectively. One customer accounted for 24% of our gross revenue in 2016 and 4% in 2017, however this customer may or may not continue to be a significant contributor to revenue in 2018. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant clients or projects in any one period may not continue to be significant clients or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Consolidation in the industries that we serve or from which we purchase could adversely affect our business.

Some of the clients we serve may seek to achieve economies of scale by combining with or acquiring other companies. If two or more of our current clients combine their operations, it may decrease the amount of work that we perform for these clients. If one of our current clients merges or consolidates with a company that relies on another provider for its consulting, systems integration and technology, or outsourcing services, we may lose work from that client or lose the opportunity to gain additional work. If two or more of our suppliers merge or consolidate operations, the increased market power of the larger company could also increase our product costs and place competitive pressures on us. Any of these possible results of industry consolidation could adversely affect our business.

The loss of any key manufacturer or distributor relationships, or related industry certifications, could have an adverse effect on our business.

As part of our end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. We differentiate ourselves from our competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold. There can be no assurance that we will be able to retain these relationships with our manufacturers and distributors, that we will be able to retain the employees holding these manufacturer and industry certifications, or that our employees will maintain their manufacturer or industry certifications. The loss of any of these relationships or certifications could have a material adverse effect on our business.

We may experience a reduction in the incentive programs offered to us by our vendors. Any such reduction could have a material adverse effect on our business, results of operations and financial condition.

We receive payments and credits from vendors, including consideration pursuant to volume sales incentive programs and marketing development funding programs. These programs are usually of finite terms and may not be renewed or may be changed in a way that has an adverse effect on us. Vendor funding is used to offset, among other things, inventory costs, cost of goods sold, marketing costs and other operating expenses. Certain of these funds are based on our volume of net sales or purchases, growth rate of net sales or purchases and marketing programs. If we do not grow our net sales or if we are not in compliance with the terms of these programs, there could be a material negative effect on the amount of incentives offered or paid to us by vendors. No assurance can be given that we will continue to receive such incentives or that we will be able to collect outstanding amounts relating to these incentives in a timely manner, or at all. Any sizeable reduction in, the discontinuance of, or a significant delay in receiving or the inability to collect such incentives, particularly related to incentive programs with one of our largest partners, Hewlett-Packard Company, could have a material adverse effect on our business, results of operations and financial condition. If we are unable to react timely to any fundamental changes in the programs of vendors, including the elimination of funding for some of the activities for which we have been compensated in the past, such changes would have a material adverse effect on our business, results of operations and financial condition.

We may need additional cash financing and any failure to obtain cash financing could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

We expect that we will need to raise funds in order to continue our operations and implement our plans to grow our business. However, if we decide to seek additional capital, we may be unable to obtain financing on terms that are acceptable to us or at all. If we are unable to raise the required cash, our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges could be limited.

We rely on inventory financing and vendor credit arrangements for our daily working capital and certain operational functions, the loss of which could have a material adverse effect on our future results.

We rely on inventory financing and vendor financing arrangements for daily working capital and to fund equipment purchases for our technology sales business. The loss of any of our inventory financing or vendor credit financing arrangements, a reduction in the amount of credit granted to us by our vendors, or a change in any of the material terms of these arrangements could increase our need for, and the cost of, working capital and have a material adverse effect on our future results. These credit arrangements are discretionary on the part of our creditors and require the performance of certain operational covenants. There can be no assurance that we will continue to meet those covenants and failure to do so may limit availability of, or cause us to lose, such financing. There can be no assurance that such financing will continue to be available to us in the future on acceptable terms.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our clients may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our clients for any reason, our business and financial condition could be adversely affected.

We depend on the U.S. government for a substantial portion of our business and government budget impasses together with changes in government defense spending could have adverse consequences on our financial position, results of operations and business.

A substantial portion of our revenues from our operations have been from and will continue to be from sales and services rendered directly or indirectly to the U.S. government. Consequently, our revenues are highly dependent on the government’s demand for computer systems and related services. Our revenues from the U.S. government largely result from contracts awarded to us under various U.S. government programs, primarily defense-related programs with the Department of Defense (DoD), as well as a broad range of programs with Bureau of Prisons, National Institutes of Health (NIH), National Aeronautics and Space Administration (NASA), the intelligence community and other departments and agencies. Cost cutting, including through consolidation and elimination of duplicative organizations and insurance, has become a major initiative for the government. The funding of our programs is subject to the overall U.S. government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions.

The Budget Control Act of 2011 enacted 10-year discretionary spending caps which are expected to generate over $1 trillion in savings for the U.S. government, a substantial portion of which comes from DoD baseline spending reductions. In addition, the Budget Control Act of 2011 provides for additional automatic spending cuts (referred to as “sequestration”) totaling $1.2 trillion over nine years which were implemented beginning in the U.S. government fiscal year ending September 30, 2013 (GFY13). These reduction targets will further reduce DoD and other federal agency budgets. Although the Office of Management and Budget has provided guidance to agencies on implementing sequestration cuts, there remains much uncertainty about how exactly sequestration cuts will be implemented and the impact those cuts will have on contractors supporting the government. We are not able to predict the impact of future budget cuts if any, including sequestration, on our Company or our financial results. However, we expect that concerns related to the national debt may impact DoD spending levels and that implementation of the automatic spending cuts without change will reduce, delay or cancel funding for certain of our contracts - particularly those with unobligated balances - and programs and could adversely impact our operations, financial results and growth prospects.

A significant reduction in defense spending could have long-term consequences for our size and structure. In addition, reduction in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition. In addition, we are involved in U.S. government programs which are classified by the U.S. government and our ability to discuss these programs, including any risks and disputes and claims associated with and our performance under such programs, could be limited due to applicable security restrictions.

The U.S. government systems integration business is intensely competitive and we may not be able to win government bids when competing against much larger companies, which could reduce our revenues.

Large computer systems integration contracts awarded by the U.S. government are few in number and are awarded through a formal competitive bidding process, including indefinite delivery/indefinite quantity (IDIQ), GSA Schedule and other multi-award contracts. Bids are awarded on the basis of price, compliance with technical bidding specifications, technical expertise and, in some cases, demonstrated management ability to perform the contract. There can be no assurance that we will win and/or fulfill additional contracts. Moreover, the award of these contracts is subject to protest procedures and there can be no assurance that we will prevail in any ensuing legal protest. The failure to secure a significant dollar volume of U.S. government contracts in the future would adversely affect Sysorex Federal, our subsidiary.

The U.S. government systems integration business is intensely competitive and subject to rapid change. Sysorex competes with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. government market. Many of the existing and potential competitors have greater financial, operating and technological resources than we have. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. Our response to competition could cause us to expend significant financial and other resources, disrupt our operations and strain relationships with partners, any of which could harm our business and/or financial condition.

Sysorex Federal’s financial performance is dependent on our ability to perform on our U.S. government contracts, which are subject to termination for convenience, which could harm our results of operations and financial condition.

Sysorex Federal’s financial performance is dependent on our performance under our U.S. government contracts. Government customers have the right to cancel any contract at their convenience. An unanticipated termination of, or reduced purchases under, one of our major contracts whether due to lack of funding, for convenience or otherwise, or the occurrence of delays, cost overruns and product failures could adversely impact our results of operations and financial condition. If one of our contracts were terminated for convenience, we would generally be entitled to payments for our allowable costs and would receive some allowance for profit on the work performed. If one of our contracts were terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor. The termination or cancellation of U.S. government contracts, no matter what the reason, could harm our results of operations and financial condition.

Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. government contracts, disqualification from bidding on future U.S. government contracts and suspension or debarment from U.S. government contracting that could adversely affect our financial condition.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. government contracts, which affect how we do business with our customers and may impose added costs on our business. U.S. government contracts generally are subject to: (i) the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. government; (ii) department-specific regulations that implement or supplement FAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (DFARS); and (iii) other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. government contracts. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. government agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. During the term of any suspension or debarment by any U.S. government agency, contractors can be prohibited from competing for or being awarded contracts by U.S. government agencies. The termination of any of our significant government contracts or the imposition of fines, damages, suspensions or debarment would adversely affect the Company’s business and financial condition.

The U.S. government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies, and recovery of costs, among other items. U.S. government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. government agencies, such as increased usage of fixed price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts expire and are subject to a renewed bidding process. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

We may incur cost overruns as a result of fixed priced government contracts, which would have a negative impact on our operations.

Most of our U.S. government contracts are multi-award, multi-year IDIQ task order based contracts, which generally provide for fixed price schedules for products and services, have no pre-set delivery schedules, have very low minimum purchase requirements, are typically competed over among multiple awardees and force us to carry the burden of any cost overruns. Due to their nature, fixed-priced contracts inherently have more risk than cost reimbursable contracts. If we are unable to control costs or if our initial cost estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would have a negative impact on our results of operations. The U.S. government has the right to enter into contracts with other suppliers, which may be competitive with our IDIQ contracts. We also perform fixed priced contracts under which we agree to provide specific quantities of products and services over time for a fixed price. Since the price competition to win both IDIQ and fixed price contracts is intense and the costs of future contract performance cannot be predicted with certainty, there can be no assurance as to the profits, if any, that we will realize over the term of such contracts.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws, including the Anti-Kickback Act. Other examples could include the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results.

We may fail to obtain and maintain necessary security clearances, which may adversely affect our ability to perform on certain U.S. government contracts and depress our potential revenues.

Many U.S. government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we are not able to obtain and maintain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts, or we could lose existing contracts, any of which may adversely affect our operating results and inhibit the execution of our growth strategy.

Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

If other contractors with whom we have contractual relationships either as a prime contractor or subcontractor eliminate or reduce their work with us, or if the U.S. government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract our financial and business condition may be adversely affected. Companies that do not have access to U.S. government contracts may perform services as our subcontractor and that exposure could enhance such companies’ prospect of securing a future position as a prime U.S. government contractor which could increase competition for future contracts and impair our ability to perform on contracts.

We may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of a subcontractor’s personnel or the subcontractor’s failure to comply with applicable law. If any of our subcontractors fail to timely meet their contractual obligations or have regulatory compliance, financial or other problems, our ability to fulfill our obligations as a prime contractor or higher tier subcontractor may be jeopardized. Significant losses could arise in future periods and subcontractor performance deficiencies could result in our termination for default. A termination for default could eliminate a revenue source, expose us to liability and have an adverse effect on our ability to compete for future contracts and task orders, especially if the customer is an agency of the U.S. government.

As a U.S. defense contractor we are vulnerable to security threats and other disruptions that could negatively impact our business.

As a U.S. defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. These types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity. We are continuously exposed to cyber-attacks and other security threats, including physical break-ins. Any electronic or physical break-in or other security breach or compromise may jeopardize security of information stored or transmitted through our information technology systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented policies, procedures and controls to protect against, detect and mitigate these threats, we face advanced and persistent attacks on our information systems and attempts by others to gain unauthorized access to our information technology systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We seek to detect and investigate all security incidents and to prevent their occurrence or recurrence. We continue to invest in and improve our threat protection, detection and mitigation policies, procedures and controls. In addition, we work with other companies in the industry and government participants on increased awareness and enhanced protections against cyber security threats. However, because of the evolving nature and sophistication of these security threats, which can be difficult to detect, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats and we cannot predict the full impact of any such past or future incident. We may experience similar security threats to the information and technology systems that we develop, install or maintain under customer contracts. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. Any remedial costs or other liabilities related to cyber or other security threats may not be fully insured or indemnified by other means. Occurrence of any of these security threats could expose us to claims, contract terminations and damages and could adversely affect our reputation, ability to work on sensitive U.S. government contracts, business operations and financial results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Sustained uncertainty about global economic conditions, concerns about future U.S. government budget impasses or a prolonged tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These events and market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as global economic recession, could result in significant losses for us.

Risks Related to the Separation and Distribution

The proposed spin-off may not be completed on the currently contemplated timeline or terms, or at all, may be more expensive than anticipated and may not achieve the intended benefits.

The separation of Sysorex from Inpixon is subject to final board approval of the terms of the Spin-off, SEC clearance, market and certain other conditions. There can be no assurance as to whether or when the Spin-off will occur. Unforeseen developments, including possible delays in obtaining various regulatory approvals or clearances, could delay or prevent the proposed separation or cause the proposed separation to occur on terms or conditions that are less favorable and/or different than expected. We expect the process of completing the proposed Spin-off will be time-consuming and involve significant costs and expenses, which may be significantly higher than what we currently anticipate, may increase in the event that the timing of the Spin-off is delayed and may not yield a benefit if the Spin-off is not completed. Executing the proposed Spin-off, as well as performing our obligations under any transition services agreement to be entered into with Inpixon for a period of time after the separation, will require significant time and attention from our senior management and employees, which could adversely affect our business, financial results and results of operations.

Separating the businesses may also result in dis-synergies post-separation that could negatively impact the balance sheet, income statement and cash flows of our business. Moreover, we may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the separation, which could materially and adversely affect our business, financial condition and results of operations and lead to increased volatility in the price of our common stock.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Inpixon, Sysorex and Inpixon’s stockholders could be subject to significant tax liabilities, and, in certain circumstances, Sysorex could be required to indemnify Inpixon for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

Inpixon believes that the Spin-off may qualify as a transaction that is generally tax-free to the Inpixon stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended. Inpixon anticipates that a corporate level gain is likely to be triggered as a result of both pre and post-spin financings and potentially as a result of certain internal restructurings contemplated in anticipation of the Spin-off, but this gain should be largely or entirely offset by existing net operating losses. There are no assurances, however, that the IRS will not challenge such conclusion or that a court would sustain such a challenge.

If the Spin-off, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Inpixon and the Inpixon stockholders could be subject to significant tax liabilities, and, in certain circumstances, Sysorex could be required to indemnify Inpixon for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

If the Spin-off, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, Inpixon would recognize taxable gain as if it had sold the Sysorex common stock in a taxable sale for its fair market value, and Inpixon stockholders who receive Sysorex shares in the Spin-off would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Under a tax matters agreement we expect to enter into with Inpixon in connection with the Spin-off, we will be required to indemnify Inpixon for any taxes resulting from the Spin-off (and any related costs and other damages) to the extent such amounts resulted from (i) actions or failures to act by us or (ii) any of the representations or undertakings made by us and contained in any of the Spin-off-related agreements being incorrect or violated. Any such indemnity obligations could be material.

Sysorex may not be able to preserve the tax-free treatment if it engages in desirable strategic or capital-raising transactions following the separation.

Under current law, a spin-off can be rendered taxable to the parent corporation and its stockholders as a result of certain post-spin-off acquisitions of shares or assets of the spun-off corporation. Therefore if we consummate certain strategic or capital raising transactions following the Spin-off it is possible that we may not be able to preserve the tax-free treatment of the separation and distribution. For example, if we (i) enter into any transaction pursuant to which all or a portion of the shares of Sysorex common stock would be acquired, whether by merger or otherwise, (ii) issue equity securities beyond certain thresholds, (iii) repurchase shares of Sysorex common stock other than in certain open-market transactions, or (iv) cease to actively conduct certain of our businesses the separation and distribution may fail to qualify for tax free treatment.

After the Spin-off, certain members of management and directors will hold stock in both Inpixon and Sysorex, and as a result may face actual or potential conflicts of interest.

After the Spin-off, certain of the management and directors of each of Inpixon and Sysorex may own both Inpixon common stock and Sysorex common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and Inpixon’s management and directors face decisions that could have different implications for Sysorex and Inpixon. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Sysorex and Inpixon regarding the terms of the agreements governing the Spin-off and our relationship with Inpixon thereafter. Potential conflicts of interest may also arise out of any commercial arrangements that Sysorex or Inpixon may enter into in the future.

In connection with the Spin-off, Sysorex will be required to indemnify Inpixon in connection with any litigation matters associated with the Sysorex business whether currently known or unknown.

 We are currently subject to pending claims for non-payment by certain vendors in an aggregate amount of approximately $13.3 million, which is approximately 190.5% of our total current assets and will be required to indemnify Inpixon in connection with any litigation matters that are known or unknown and may arise in connection with the VAR business. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any pending or future litigation. In addition, litigation and other legal claims are subject to inherent uncertainties and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of pending or threatened litigation.

Risks Related to Sysorex’s Common Stock

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this information statement We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to provide selected financial data in the registration statements and periodic reports that we file with the SEC, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to take advantage of this extended transition period, however it is Sysorex’s present intention to adopt any applicable accounting standards timely. If at some time Sysorex delays adoption of a new or revised accounting standard, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

Our directors and executive officers will beneficially own a significant number of shares of our common stock after the Spin-off. Their interests may conflict with outside stockholders, who may be unable to influence management and exercise control over our business.

After the Spin-off, our executive officers and directors will beneficially own approximately [●]% of our shares of common stock on a fully diluted basis. As a result, our executive officers and directors may be able to: elect or defeat the election of our directors, amend or prevent amendment to our articles of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the stockholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

We do not intend to pay cash dividends to our stockholders.

We do not intend to pay cash dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future.

Indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Prior to the consummation of the Spin-off we intend to move our jurisdiction of incorporation to Nevada and amend our articles of incorporation which will eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our articles of incorporation will require us to indemnify our directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, excise taxes and amounts paid in settlement, actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

The obligations associated with being a public company require significant resources and management attention, which may divert resources and attention from our business operations.

Once the registration statement of which this information statement is a part becomes effective, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires us to file annual, quarterly and current reports, proxy statements, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer are required to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire or retain the services of financial reporting, internal controls experts and other financial personnel or consultants in order to establish and maintain appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from improving our business, results of operations and financial condition.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. This may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of the companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Once trading of our common stock begins, the shares may be thinly traded, and the price may not reflect our value. There can be no assurance that there will be an active market for shares of our common stock once trading begins.

Once trading of our common stock begins, the shares may be thinly traded and the price per share may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or equity securities. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or to liquidate it at a price that reflects the value of the business. If an active market should develop, the price may be highly volatile. If there is a relatively low per-share price for our common stock, many brokerage firms or clearing firms may not be willing to effect transactions in our common stock or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or the perception that such sales could occur.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will ever be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Markets (including OTCQB), another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Even if publicly-traded, our common stock may be subject to “penny stock” restrictions.

If our common stock becomes publicly-traded and our stock price remains at less than $5, we will be subject to so-called penny stock rules which could decrease our stock's market liquidity. The Securities and Exchange Commission has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement written suitability relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. There can be no assurance that if our common stock becomes publicly-traded the price will rise above $5 per share so as to avoid these regulations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials Inpixon and Sysorex have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” and “The Separation and Distribution” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Sysorex’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Except as may be required by law, Sysorex and Inpixon undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DIVIDEND POLICY

Sysorex does not currently expect to pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Sysorex’s board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that Sysorex will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

CAPITALIZATION

The following table sets forth Sysorex’s capitalization as of December 31, 2017, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our unaudited pro forma combined financial information. The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution and related transactions been completed as of December 31, 2017. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Sysorex’s combined financial statements and notes thereto included elsewhere in this information statement.

The following table sets forth our cash and capitalization as of December 31, 2017:

●	on an actual basis

●	on a pro forma basis to reflect the receipt of cash in the amount of $2.0 million from Inpixon upon consummation of the Spin-off, and assuming the reclassification of Inpixon’s investment to approximately 30 million shares of Sysorex common stock, $0.001 par value per share.

(in thousands)	Actual	Pro forma
Cash and cash equivalents	22	2,022
Stockholders' Equity
Parent’s net investment	(22,172)	-
Common stock	-	30
Additional Paid in Capital	-	(20,202)
Total capitalization	(22,172)	(20,172)

The capitalization table above assumes that there will be 30 million shares of Sysorex common stock outstanding upon consummation of the Spin-off and excludes [●] shares of common stock issuable upon the exercise of options outstanding as of [●], 2018.

OUR BUSINESS

Sysorex was incorporated in California on January 3, 1994 as Lilien Systems, was acquired by Inpixon on March 20, 2013 and changed its name to Inpixon USA on March 1, 2017. Lilien significantly expanded Inpixon’s operations providing it with a Big Data analytics platform and enterprise infrastructure capabilities. In connection with the distribution, Inpixon USA will reincorporate in Nevada under the name Sysorex, Inc.

Sysorex, provides information technology and telecommunications solutions and services to commercial and government customers primarily in the United States. Sysorex offers cost effective, right-fit information technology solutions that help organizations reach their next level of business advantage. To that end, Sysorex provides a variety of IT services and/or technologies that enable customers to manage, protect, and monetize their enterprise assets whether on-premises, in the cloud, or via mobile.

Our products and services include the following:

●

Enterprise infrastructure solutions for business operations, continuity, data protection, software development, collaboration, IT security, and physical security needs, that help organizations tackle challenges and accelerate business goals. Our products include third party hardware, software and related maintenance and warranty products and services that we resell from some of the world most trusted brands such as [Cisco, Hewlett Packard, Microsoft, Dell, and Oracle].

By partnering with our technology vendors, we offer our customers best-of-breed products and a team of technology certified subject matter experts and account representatives who serve commercial and federal clients and are ready to deploy and manage industry-leading solutions.

Working with our network of distribution partners, we have built a solid reputation of trust and knowledge with our customers, who look to end-to-end hardware and software solutions to optimize their performance. Solutions sets include:

●         Data center

●         Cloud computing

●         Enterprise servers, storage, networking

●         Virtualization/consolidation

●         Client/Mobile computing

●         Secure networking

●         Cyber security

●         Collaboration tools

●         Security and data protection

●         IT service management tools

●         Big data analytics

●

A full range of information technology development and implementation professional services, from enterprise architecture design to custom application development. Our experienced IT professionals help meet evolving business needs by optimizing IT resources, application performance, and business processes. Our services span many emerging and hybrid enterprise technologies, and we offer a comprehensive suite of network performance, secure wireless access and cybersecurity products and services from leading manufacturers that improve overall network performance and business operations. Our professional services are focused in the following areas:

●         Network Performance Management

●         Cyber Security

●         Secure Wireless

●         IP Video

These products and services allow Sysorex to offer turnkey solutions, including delivery of insights from the data, when requested by customers. In 2016, approximately 76% or $36.6 million of our total revenues were derived from product solutions sales and 24% or $11.6 million of our total revenues were derived from professional services sales. In 2017, approximately 72% or $29.5 million of our total revenues were derived from product solutions sales and 28% or $11.6 million of our total revenues were derived from professional services sales. Now with all industry trends showing an increase in spending and our supplier credit issues improving we are poised to regain previous clients and new clients as spending increases and companies want to work closely with trusted providers.

Our Market

Our markets are dynamic and highly competitive. Following is information about the various markets in which we operate.

General Information

In 2017, Forrester projected that global purchases of technology software, hardware, and services by businesses and governments would grow by 3.4% in 2017 and by 4% in 2018, reaching $3 trillion. (Source: https://www.forbes.com/sites/forrester/2017/10/18/global-tech-market-will-grow-by-4-in-2018-reaching-3-trillion/#397f8e1a12c9)

According to industry sources, the information technology (IT) sector is on track for another strong year with an anticipated 5 percent growth (Source: https://www.comptia.org/resources/it-industry-trends-analysis). The global IT spending is projected to top $3.7 trillion in 2018, an increase of 4.5%, with the U.S. accounting $1.1 trillion of the market (Source: https://www.gartner.com/newsroom/id/3845563).

In the US market there are five key areas on IT component that will be focused on. These are divided as: IT Services 30%; Telecom Services 23%; Software 18%; Device + Infrastructure 17%; and Other Emerging Tech (e.g. IoT offerings). (Source IDC and https://www.comptia.org/resources/it-industry-trends-analysis).

Information about the Government IT Services and Solutions Market

The U.S. government spends approximately $80 billion on information technology annually. This spending is expected to continue at a 3% growth rate as compared to 6% historically because of the government’s budget challenges. (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018.) Security of all forms, especially cyber-security, are significant growth areas (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018) and Sysorex intends to increase its role in this sector. Sysorex, through its wholly owned subsidiary Sysorex Government Services (“SGS”) services U.S. government customers in both civilian and defense agencies. SGS provides a variety of IT solutions and services (custom application development, project management, systems integration, etc.) through its various government contract vehicles including our GSA Schedule, SPAWAR, TEIS-III, SEWP, and others. SGS may serve as the prime contractor or as the subcontractor, depending on the contract.

Spending priorities will be IT products and services that improve efficiency, cut costs, eliminate duplicative programs, and reduce risks (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

Key finds for 2018 in federal government spending include:

●	Federal spending on mid-tier contractors rose from $126 billion to $138 billion (Source: Bloomberg Government report, “The Mid-Tier Market Report: 2018”).
●	23 percent of federal spending on mid-tier companies was made through small-business set-asides (Source: Bloomberg Government report, “The Mid-Tier Market Report: 2018”).
●	838 mid-tier companies - (50%) had at least one large division and one small division (Source: Bloomberg Government report, “The Mid-Tier Market Report: 2018”).

Cybersecurity, shared services, agile development, commercial off-the-shelf software, cloud migration, and data-center consolidation are likely to be emphasized, so contractors with those offerings could see more obligations in 2018 (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

Investments that upgrade legacy systems and supplement innovative but underfunded programs are probably the ideal candidates for modernization money (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

Sysorex believes it has an advantage in the government marketplace by holding three government prime contracts. Key to our federal business is our ability to leverage existing contracts. Three key contracts in our portfolio are unique in that each contract is a Government Wide Acquisition Contract (GWAC). These types of contracts can sell into all government agencies and directly to contractors (typically large integrators) who have existing services contracts that require IT products or additional professional services. GWACS have experienced significant growth over the years and continue to grow (Source: https://washingtontechnology.com/articles/2017/09/15/insights-amtower-power-of-gwacs.aspx).

Our GWAC contracts include:

●	NASA SEWP V
●	NIH CIO-CS
●	GSA IT 70 Schedule

Half of the largest Best-in-Class contracts are in IT, where the three contracts in our portfolio combined spent just under $20 billion for fiscal 2017 amongst all contract holders (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

As a result of the 2018 National Defense Authorization Act (Public Law 115-91) the way government will buy information technology products and services in 2018 will change (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf). The law established working capital funds for IT modernization at individual agencies, and the General Services Administration will manage a separate technology modernization fund that is authorized to receive $500 million over two years and can be transferred to agencies for IT enhancements (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

Through SGS, Sysorex enters into various types of contracts with our government customers, such as Indefinite Delivery Indefinite Quantity (IDIQ), Cost-Plus-Fixed-Fee (CPFF) Level of Effort (LOE), Cost-Plus-Fixed-Fee (CPFF) Completion, Cost-Reimbursement (CR), Firm-Fixed-Price (FFP), Fixed-Price Incentive (FPI) and Time-and-materials (T&M).

IDIQ contracts provide for an indefinite quantity of services or stated limits of supplies for a fixed period. They are used when the customer cannot determine, above a specified minimum, the precise quantities of supplies or services that the government will require during the contract period. IDIQs help streamline the contract process and speed service delivery. IDIQ contracts are most often used for service contracts and architect-engineering services. Awards are usually for base years and option years. The customer places delivery orders (for supplies) or task orders (for services) against a basic contract for individual requirements. Minimum and maximum quantity limits are specified in the basic contract as either a number of units (for supplies) or as dollar values (for services).

CPFF LOE contracts will be issued when the scope of work is defined in general terms requiring only that the contractor devote a specified level of effort, or LOE, for a stated time period. A CPFF completion contract will be issued when the scope of work defines a definite goal or target which leads to an end product deliverable (e.g., a final report of research accomplishing the goal or target).

CR contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract. These contracts establish an estimate of total cost for the purpose of obligating funds and establishing a ceiling that the contractor may not exceed (except at its own risk) without the approval of the contracting officer and are suitable for use only when uncertainties involved in contract performance do not permit costs to be estimated with sufficient accuracy to use any type of fixed-price contract.

FFP contracts are issued when acquiring supplies or services on the basis of definite or detailed specifications and fair and reasonable prices can be established at the outset.

FPI target delivery contracts will be issued when acquiring supplies or services on the basis of reasonably definite or detailed specifications and cost can be reasonably predicted at the outset wherein the cost risk will be shared. A firm target cost, target profit, and profit adjustment formula will be negotiated to provide a fair and reasonable incentive and a ceiling that provides for the contractor to assume an appropriate share of the risk.

T&M contracts provide for acquiring supplies or services on the basis of (1) direct labor hours at specified fixed hourly rates that include wages, overhead, general and administrative expenses, and profit; and (2) actual cost for materials. A customer may use this contract when it is not possible at the time of placing the contract to estimate accurately the extent or duration of the work or to anticipate costs with any reasonable degree of confidence.

OEM and Vendor Arrangements

We work with a number of manufacturers (“OEMs”) and vendors in our industry with a focus on commercial and federal enterprise markets, including, but not limited to Avnet (now combined with TechData), Synnex, Arrow. Carasoft, Idera, Dell, Panasonic, and Fujitsu. Avnet has historically been our most significant supplier, however, we anticipate that certain of the other suppliers are most likely to be more significant partners in the future.

Our vendor agreements vary, but typically they permit us to purchase products for combining with integration and professional services for transactions with our customers. Very few of our agreements require us to purchase any specified quantity of product. We usually require our partners to provide us with supply and price protection for the duration of specifically signed contracts. Other than supply agreements under certain government contracts, our vendor agreements are typically terminable by Sysorex or the vendor on short notice, at will or immediately upon default by either party, and may contain limitations on vendor liability. These vendor agreements also generally permit us to return previous product purchases at no charge within certain time limits for a restocking fee or in exchange for the vendor’s other products. Certain of our partners may provide us with various forms of marketing and sales financial assistance, including sales incentives, market development funds, cooperative advertising and sales events. Partners may also provide sell-through and other sales incentives in connection with certain product promotions.

We depend on our vendors to provide us with financing on our purchases of inventory and services. Many of our suppliers have offered us net-30 or net-45 payment terms with credit limits ranging from $200,000 to up to $7 million, however, other vendors require that we prepay for our products and services. In 2016 and 2017, we did experience credit limitations imposed by vendors, which resulted in a significant disruption to our operation and access to merchandise. As a result of contributions by Inpixon provided following the completion of certain equity financings during the first quarter of 2018, we have been able to begin to improve our credit limitations through negotiated settlements plans with our vendors. Our vendors, however, could seek to limit the availability of vendor credit to us or modify the other terms under which they sell to us, or both, at any time which could negatively impact our liquidity. We have ongoing discussions concerning our liquidity and financial position with the vendor community and third parties that offer various credit protection services to our vendors. The topics discussed have included such areas as pricing, payment terms and ongoing business arrangements. We also used a revolving credit facility to finance invoices in an amount equal to 80% of the face value of customer invoices, with the remaining 20%, net of fees paid upon collection of the customer receivable. We also used our revolving credit facility to finance 50% of the face value of purchase orders received to pre-pay vendors/suppliers to ensure shipment on our behalf to the end customer. Upon collection of the associated receivable from the customer we then pay the remaining balance to our vendor/supplier and retain our profit.

Dependence on Certain Customers

Our top three customers accounted for approximately 24.7% and 39.8% of our gross revenue during the years ended December 31, 2017 and 2016, respectively, and 74.1% and 31.1% of our gross revenue during the three months ended March 31, 2018 and 2017 respectfully. One customer, Gilead Sciences, Inc., accounted for 24% of our gross revenue in 2016 and 4% in 2017, however this customer may or may not continue to be a significant contributor to revenue in 2018. The revenue from this customer was significantly higher in 2016 as compared to 2017 as a result of (1) a large one-time data migration project and (2) the Company’s inability to process orders in 2017 as a result of a lack of financing options resulting from existing vendor credit concerns.

The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant clients or projects in any one period may not continue to be significant clients or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Sales and Marketing

We utilize direct marketing through approximately a dozen outside and inside sales representatives, who are compensated with a base salary and, in certain instances, with incentive plans such as commissions or bonuses. We utilize tradeshows, government events and websites, vendor provided market development funds and other direct and indirect marketing activities to generate demand for our products and services. We also have extensive relationships with vendor/supplier partners to directly engage with customers.

We have built a core competency in bidding on government requests for proposals in the infrastructure segment. We utilize our internal bid and proposal team as well as consultants to prepare the proposal responses for government clients. We also use business development, sales and account management employees or consultants.

As part of our end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. We differentiate ourselves from our competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold.

We have a variety of contracts that vary from cost plus to time and material in our storage and computing and professional services segments. These apply to both commercial and government customers.

Customers

We have worked with over 500 customers company-wide since inception. These customers include federal and international government agencies as well as enterprise customers in retail, manufacturing, life sciences, bio-technology, high-tech, agriculture, financial services, state and local government, utilities, media and entertainment, telecom and many other verticals

Competition

We face substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

The U.S. government systems integration business is intensely competitive and subject to rapid change. We compete with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. government market. Many of the existing and potential competitors have greater financial, operating and technological resources than we have. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. In the government services sector our competition includes large systems integrators and defense contractors as well as small businesses such as 8a, women-owned, veteran disabled, Alaskan native, etc. Some of these competitors include global defense and IT service companies including IBM Global Services, LogicaCMG, CSC, ATOS Origins, Northrop Grumman, Raytheon IT Services and SAIC.

This complex landscape of domestic and multi-national services companies creates a challenging environment. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. While we believe that, due to the functionality of our products, we can successfully compete in all of these markets, at this time we do not represent a significant presence in any of these markets.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Furthermore, U.S. government contracts generally are subject to the Federal Acquisition Regulation (“FAR”), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. government, department-specific regulations that implement or supplement DFAR, such as the Department of Defense’s Defense Federal Acquisition Regulation Supplement (“DFARS”) and other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. government contracts.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Intellectual Property

The Company currently does not have any registered patents, copyrights or trademarks.

Employees

As of June 4, 2018, Sysorex has 30 employees, including 2 part-time employees. This includes 3 officers, 5 sales people, 18 technical and engineering people and 4 finance and administration persons. None of our employees are subject to collective bargaining agreements.

Properties

Our principal executive offices are located at 2355 Dulles Corner Blvd., Suite 600, Herndon, Virginia 20171. We lease these premises, which consists of approximately 11,000 square feet, pursuant to a 29 month lease that will expire on September 30, 2018. Until April 1, 2018, our current gross monthly rent was $29,778.28. On April 1, 2018 and through the end of the lease term, our gross monthly rent will be $30,668.42.

Legal Proceedings

Sysorex is referred to as Inpixon USA in this “Legal Proceedings” section.

VersionOne, Inc.

On March 1, 2017, VersionOne, Inc. filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon, Inpixon USA, and Inpixon Federal, Inc. (collectively, “Defendants”). The complaint alleges that VersionOne provided services to Integrio Technologies, LLC (“Integrio”) having a value of $486,337, that in settlement of this amount Integrio and VersionOne entered into an agreement (the “Settlement Agreement”) whereby Integrio agreed to pay, and VersionOne agreed to accept as full payment, $243,169 (the “Settlement Amount”), and that as a result of the Defendants’ acquisition of the assets of Integrio, Defendants assumed the Settlement Amount but failed to pay amounts owed to VersionOne. The complaint also alleges that, subsequent to closing of the acquisition of Integrio by Inpixon, VersionOne provided additional services to Defendants having a value of $144,724, for which it has not been paid. VersionOne alleges that Defendants have an obligation to pay both the Settlement Amount and the cost of the additional services. On December 8, 2017, the court in VersionOne entered judgment against Inpixon, Inpixon Federal, and Inpixon USA, jointly and severally, in the amount of $334,339.37. Sysorex and VersionOne have agreed to a payment plan of $40,000 per month for March, April and May 2018 and then $30,000 per month from June 2018 until fully-paid.

Embarcadero Technologies, Inc.

On August 10, 2017, Embarcadero Technologies, Inc. (“Embarcadero”) and Idera, Inc. (“Idera”) filed a complaint in the U.S. Federal District Court for the Western District of Texas against Inpixon Federal, Inc. (“Inpixon Federal”) and Integrio Technologies, LLC (“Integrio”) for failure to pay for purchased software and services pursuant to certain reseller agreements. The complaint alleges that Inpixon Federal entered into an agreement with Integrio to acquire certain assets and assume certain liabilities of Integrio and are therefore responsible for any amounts due. In the complaint, Embarcadero and Idera demand that Inpixon Federal and Integrio pay $1,100,000.00 in damages. On April 10, 2018, Embarcadero filed a motion for summary judgment. On April 26, 2018, the parties filed a stipulation of dismissal to dismiss this case with prejudice following entry into a settlement agreement pursuant to which Inpixon agreed to satisfy the outstanding payables. On April 28, 2018, the court rendered the final judgment to approve this stipulation.

Micro Focus (US) Inc.

On August 11, 2017, Micro Focus (US) Inc. (“Micro Focus”), filed a complaint in the Circuit Court of Fairfax County, Virginia against Inpixon Federal for failure to pay a debt settlement entered into on March 13, 2017 for a principal amount of $245,538.33 plus accrued interest. The complaint demands full payment of the principal amount plus accrued interest. On October 31, 2017, Micro Focus filed a motion for summary judgment against Inpixon Federal. Inpixon Federal consented to the court entering summary judgment in favor of Micro Focus in the amount of $245,538.33, with interest accruing at 10% per annum from June 13, 2017 until payment is completed. On April 19, 2018, a settlement agreement with Microfocus for $200,000. The first $100,000 payment was made on April 19, 2018 and the second $100,000 payment is due on June 22, 2018. Upon receiving the second payment Microfocus will file an Authorization for Entry of Satisfaction of Judgment.

Virtual Imaging, Inc.

On December 28, 2017, Virtual Imaging, Inc. (“Virtual Imaging”) filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon USA and Inpixon Federal. The complaint alleges that Virtual Imaging provided products to us having an aggregate value of $3,938,390.28, of which $3,688,390.88 remains outstanding and overdue. Virtual Imaging has demanded compensation for the unpaid amount. We have filed a response and the parties are currently in settlement negotiations.

Deque Systems, Inc.

On January 22, 2018, Deque Systems, Inc. filed a motion for entry of default judgment against Inpixon Federal in the Circuit Court of Fairfax County, Virginia. The motion alleges that Inpixon Federal failed to respond to a complaint served on November 22, 2017. The motion requests a default judgment in the amount of $336,000. A trial is currently scheduled for September 12, 2018, however, the parties are currently in settlement negotiations.

AVT Technology Solutions, LLC

On April 6, 2018, AVT Technology Solutions, LLC, filed a complaint in the United States District Court Middle District of Florida Tampa Division against Inpixon and Inpixon USA alleging breach of contract, breach of corporate guaranty and unjust enrichment in connection with non-payment for goods received and requesting a judgment in an amount of not less than $9,152,698.71. We have not yet filed a response to such complaint.

In connection with the spin-off and in accordance with the terms and conditions of the Separation and Distribution Agreement, all liabilities resulting from the pending litigation matters described above which are associated with existing trade payables related to the Sysorex business will be assumed by Sysorex and Sysorex will indemnify Inpixon in connection with any such liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

On April 17, 2018, Inpixon announced its intent to separate its VAR business from the remainder of its businesses through a pro rata distribution of the common stock of Sysorex. Sysorex was incorporated in California on January 3, 1994 as Lilien Systems and changed its name to Inpixon USA on March 1, 2017. Prior to the distribution, Inpixon USA will reincorporate in Nevada under the name Sysorex for the purpose of holding the assets and liabilities associated with the VAR business. Following the separation and distribution, Sysorex will be an independent public reporting company. We are based in Herndon, Virginia.

The VAR business includes the delivery, to both commercial and government entities, of right-fit information technology solutions in enterprise computing and storage, virtualization, business continuity, data migration, custom application development, networking and information technology, and business consulting services.

Revenues from our business are typically driven by purchase orders that are received on a monthly basis. Approximately 45% of our revenues are from these purchase orders which are recurring contracts that range from one to five years for warranty and maintenance support. For these contracts the customer is invoiced one time and pays us upfront for the full term of the warranty and maintenance contract. Revenue from these contracts is determinable ratably over the contract period with the unearned revenue recorded as deferred revenue and amortized over the contract period. Our revenues are diversified over hundreds of customers and typically no one customer exceeds 15% of revenues however from time to time a large order from a customer could put it temporarily above 15%. Management believes this diversification provides stability to our revenue streams.

Our professional services group provides consulting services ranging from enterprise architecture design to custom application development to data modeling. We offer a full scope of information technology development and implementation services with expertise in a broad range of IT practices including project design and management, systems integration, outsourcing, independent validation and verification, cyber security and more.

We have many key vendor, technology, wholesale distribution and strategic partner relationships. These relationships are critical for us to deliver solutions to our customers. We have a variety of vendors and also products that we provide to our customers, and most of these products are purchased through the distribution partners. We also have joint venture partnerships and teaming agreements with various technology and service providers. These relationships range from joint-selling activities to product integration efforts. We have been facing serious credit challenges with these vendors given our financial circumstances, but we are working on solving these issues.

The part of our business that provides products and services to agencies of the federal government is highly regulated. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations for these sales or that certain sales will not be prevented or delayed. Any significant impairment of our ability to sell products to U.S. government agencies could negatively impact our results of operations and financial condition.

We experienced net losses of $16.9 million and $2.2 million for the years ended December 31, 2017 and 2016, respectfully, and net losses of approximately $1.7 million and $2.0 million for the three months ended March 31, 2018 and 2017, respectfully. We cannot assure that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, we have supplemented the revenues we earned with proceeds from the sale of our equity and debt securities and proceeds from loans and bank credit lines. Furthermore, except as discussed in this information statement, we have no committed source of financing and we cannot assure that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to scale back our business operations by reducing expenditures for employees, consultants, business development and marketing efforts, selling assets or one or more segments of our business, or otherwise severely curtailing our operations.

The distribution of Sysorex common stock is subject to certain conditions described in more detail elsewhere in this information statement, including, among others, final approval of the Inpixon board of directors and the effectiveness of the registration statement on Form 10 of which this information statement forms a part. See “The Separation and Distribution - Conditions to the Distribution” for further information.

Integrio Technologies, LLC Asset Acquisition

On November 14, 2016, Inpixon, together with Sysorex Federal, entered into an Asset Purchase Agreement, as amended by Amendment No. 1 to Asset Purchase Agreement with Integrio Technologies, LLC and its wholly-owned subsidiary, Emtec Federal, LLC, collectively referred to in this information statement as Integrio. Integrio was in the business of providing IT integration and engineering services to customers, primarily government agencies. The transaction closed on November 21, 2016.

Basis of Presentation

Our historical combined financial statements have been prepared on a stand-alone basis and are derived from Inpixon’s consolidated financial statements and records, as we were operated as part of Inpixon prior to the distribution. The combined financial statements reflect our financial position, results of operations, comprehensive earnings and cash flows in conformity with U.S. generally accepted accounting principles (“GAAP”).

The combined financial statements include an allocation of certain Inpixon corporate expenses, including administrative expenses and interest expense. These costs have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of expenses, headcount or other systematic measures that reflect utilization of services provided to or benefits received by us. We consider the expense allocation methodology and results to be reasonable for all periods presented. Our combined financial position, results of operations, comprehensive earnings and cash flows may not be indicative of our results had we been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations, comprehensive earnings, and cash flows may be in the future.

Cash and cash equivalents held by Inpixon were not allocated to us. Cash and cash equivalents included in the Combined Balance Sheets primarily reflect cash and cash equivalents from acquired entities that are specifically attributable to us. Inpixon’s debt was utilized for corporate activities that benefited all businesses and therefore interest expense relating to Inpixon’s corporate borrowings has been allocated to us. Interest has been allocated as a percentage of total expenses incurred.

Critical Accounting Policies

The preparation of our financial statements and related disclosures in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are based on historical experience and on various other factors that we believe are reasonable under the circumstances. We periodically review our accounting policies, estimates and assumptions and make adjustments when facts and circumstances dictate. In addition to the accounting policies that are more fully described in the Notes to the Combined Financial Statements included elsewhere in this information statement, we consider the critical accounting policies described below to be affected by accounting estimates. Our critical accounting policies that are affected by accounting estimates require us to use judgments, often as a result of the need to make estimates and assumptions regarding matters that are inherently uncertain, and actual results could differ materially from these estimates. For a discussion of how these estimates and other factors may affect our business, see “Risk Factors.”

Revenue Recognition

We provide IT solutions and services to customers with revenues currently derived primarily from the sale of third-party hardware and software products, software, assurance, licenses and other consulting services, including maintenance services. The products and services we sell, and the manner in which they are bundled, are technologically complex and the characterization of these products and services requires judgment in order to apply revenue recognition policies. For all of these revenue sources, we determine whether we are the principal or the agent in accordance with Accounting Standards Codification Topic, 605-45 Principal Agent Considerations. We adopted ASC 606 effective January 1, 2018 using the modified retrospective method which was applied to all contracts at the date of initial application.

Hardware and Software Revenue Recognition

For sales of hardware and software products, the Company’s performance obligation is satisfied at a point in time when they are shipped to the customer. This is when the customer has title to the product and the risks and rewards of ownership. The delivery of products to our customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately responsible for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. Accordingly, the Company is the principal in the transaction with the customer and records revenue on a gross basis. The Company receives fixed consideration for sales of hardware and software products. The Company’s customers generally pay within 30 to 60 days from the receipt of a valid invoice. The Company has elected the practical expedient to expense the costs of obtaining a contract when they are incurred because the amortization period of the asset that otherwise would have been recognized is less than a year.

License and Maintenance Services Revenue Recognition

       The Company resells hardware, software and other IT equipment license and maintenance services in exchange for fixed fees. For sales of maintenance services and warranties, the customer obtains control at the point in time that the services to be provided by a third party vendor are purchased by the customer and therefore the Company’s performance obligations are satisfied at that time. The Company’s customers generally pay within 30 to 60 days from the receipt of a valid invoice.

       The Company’s maintenance services agreements permit customers to obtain technical support from the Company and/or the manufacturer and to update, at no additional cost, to the latest technology when new software updates are introduced when and if available during the period that the maintenance agreement is in effect. Since the Company assumes certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retains general inventory risk upon customer return or rejection and is most familiar with the customer and its required specifications, it generally serves as the initial contact with the customer with respect to any maintenance services required and may perform all or part of the required service.

       Typically, the Company sells maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance.

       Customers that have purchased maintenance/warranty services have a right to cancel and receive a refund of the amounts paid for unused services at any time during the service period upon advance written notice to the Company. Cancellation and refund privileges with respect to maintenance/warranty services lapse as to any period during the term of the agreement for which such services have already been provided. Customers do not have the right to a refund of paid fees for maintenance/warranty services that have already been provided. Adoption of Topic 606 had a material effect on the recognition of our license and maintenance revenue as it was previously recognized over time however under the new policy it is recognized at a point in time and therefore the Company’s accumulated deferred revenue was accelerated as of January 1, 2018.

Professional Services Revenue Recognition

The Company’s professional services include fixed fee and time and materials contracts. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the quarters ended March 31, 2018 and 2017, the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies and commercial customers.

The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method which was applied to all contracts at the date of initial application. We recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The cumulative effect of the changes made to our consolidated January 1, 2018 balance sheet for the adoption of ASU 2014-09, Revenue - Revenue from Contracts with Customers were as follows (in millions):

	Balance at December 31, 2017	Adjustments due to ASU 2014-09	Balance at January 1, 2018
Balance Sheet:
Assets
Prepaid licenses & maintenance contracts, current	$4,638	$(4,638)	$--
Prepaid licenses & maintenance contracts, non-current	$2,264	$(2,264)	$--
			-
Liabilities	$5,554	$(5,554)	$--
Deferred revenue, current	$2,636	$(2,636)	$--
Deferred revenue, non-current

Equity
Accumulated deficit	$(22,172)	$1,287	$(20,885)

In accordance with the new revenue standard requirements, the disclosure of the impact of adoption on our condensed consolidated income statement and balance sheet was as follows (in millions):

	For the period ended March 31, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/ (Lower)
Income Statement
Revenues
Products	332	2,363	(2,031)
Services	914	--	914

Cost and expenses
Cost of Revenues
Products	175	1,892	(1,717)
Services	420	--	420

Gross Profit	651	337	314
Income/Loss from Operations	(1,828)	(2,142)	314
Net Income (Loss)	(1,711)	(2,025)	314

	March 31, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/ (Lower)
Balance Sheet
Assets
Prepaid Licenses & Maintenance Contracts, current	--	2,922	(2,922)
Prepaid Licenses & Maintenance Contracts, non-Current	--	2,264	(2,264)

Liabilities
Deferred Revenue , current	--	3,523	(3,523)
Deferred Revenue, non-current	--	2,636	(2,636)

Equity
Accumulated Deficit	(16,577)	(17,549)	972

Long-lived Assets

We account for our long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”), which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

●	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);

●	significant negative industry or economic trends;

●	knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

●	our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation we did not record a charge for impairment for the three months ended March 31, 2018 and 2017 or the years ended December 31, 2017 and 2016.

The benefits to be derived from our acquired intangibles, will take additional financial resources to continue the development of our technology. Management believes our technology has significant long-term profit potential, and to date, management continues to allocate existing resources to the develop products and services to seek returns on its investment. We continue to seek additional resources, through both capital raising efforts and meeting with industry experts, as part of our continued efforts. Although there can be no assurance that these efforts will be successful, we intend to allocate financial and personnel resources when deemed possible and/or necessary. If we choose to abandon these efforts, or if we determine that such funding is not available, the related development of our technology (resulting in our lack of ability to expand our business), may be subject to significant impairment.

As described previously, we continue to experience weakness in market conditions, a depressed stock price, and challenges in executing our business plans. The Company will continue to monitor these uncertainties in future periods, to determine the impact.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the three months ended March 31, 2018 and 2017 or the years ended December 31, 2017 and 2016 which would indicate a revision to the remaining amortization period related to any of our long lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

Indefinite-lived Assets

Our assets with indefinite lives are evaluated for potential impairment during the fourth quarter of each year and in certain other circumstances. The evaluation of impairment involves comparing the current fair value of the business to the recorded value, including goodwill. To determine the fair value of the business, we utilize both the income approach, which is based on estimates of future net cash flows, and the market approach, which observes transactional evidence involving similar businesses.

We review our goodwill for impairment annually, but may need to review goodwill more frequently, if facts and circumstances warrant a review.

We analyze goodwill first to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent.

Events and circumstances for an entity to consider in conducting the qualitative assessment are:

●	macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets;

●	industry and market considerations such as a deterioration in the environment in which an entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics (considered in both absolute terms and relative to peers), a change in the market for an entity’s products or services, or a regulatory or political development;

●	cost factors such as increases in raw materials, labor, or other costs that have a negative effect on earnings and cash flows;

●	overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings compared with actual and projected results of relevant prior periods;

●	other relevant entity-specific events such as changes in management, key personnel, strategy, or customers, contemplation of bankruptcy, or litigation;

●	events affecting a reporting unit such as a change in the composition or carrying amount of its net assets, a more-likely-than-not expectation of selling or disposing of all, or a portion, of a reporting unit, the testing for recoverability of a significant asset group within a reporting unit, or recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit; and

●	if applicable, a sustained decrease in share price (considered in both absolute terms and relative to peers).

We require significant funds to operate and expect to experience losses. If these conditions continue, it may necessitate a requirement to record a goodwill impairment charge. We intend to continue to monitor these uncertainties in future periods.

Impairment of Long-Lived Assets Subject to Amortization

We amortize intangible assets with finite lives over their estimated useful lives and review them for impairment whenever an impairment indicator exists. We continually monitor events and changes in circumstances that could indicate carrying amounts of our long-lived assets, including our intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. We did not recognize any intangible asset impairment charges for the three months ended March 31, 2018 and 2017 or the years ended December 31, 2017 and 2016.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), we routinely evaluate the likelihood of the realization of income tax benefits and the recognition of deferred tax assets. In evaluating the need for any valuation allowance, we will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing our analyses, we consider both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, we considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the three months ended March 31, 2018, based upon certain economic conditions and historical losses through March 31, 2018. After consideration of these factors we deemed it appropriate to establish a full valuation allowance.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in our tax filings that do not meet these recognition and measurement standards. As of March 31, 2018 and 2017 or the years ended December 31, 2017 and 2016, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. Our policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the three months ended March 31, 2018 and 2017 or the years ended December 31, 2017 and 2016.

Allowance for Doubtful Accounts

We maintain our reserves for credit losses at a level we believe to be adequate to absorb potential losses inherent in the respective balances. We assign an internal credit quality rating to all new customers and update these ratings regularly, but no less than annually. Our determination of the adequacy of the reserve for credit losses for our accounts and notes receivable is based on the age of the receivable balance, the customer’s credit quality rating, an evaluation of historical credit losses, current economic conditions, and other relevant factors.

The Company’s allowance for doubtful accounts was nominal as of March 31, 2018 and 2017 and December 31, 2017 and 2016.

Stock-Based Compensation

We account for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

We account for equity instruments issued to employees in accordance with accounting guidance that requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. We recognize compensation costs over the requisite service period of the award, which is generally the vesting term of the equity instrument issued.

The Black-Scholes option valuation model is used to estimate the fair value of the options or the equivalent security granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options or warrants. The expected volatility is estimated based on the average of historical volatilities for industry peers.

During the three months ended March 31, 2018 the Company did not make any stock based compensation awards. For the three months ended March 31, 2018 and 2017, the Company incurred stock-based compensation charges of $30,000 and $57,000, respectively. For the years ended December 31, 2017 and December 31, 2016, the Company incurred stock-based compensation charges of $150,000 and $301,000, respectively.

Rounding

All dollar amounts in this section have been rounded to the nearest thousand.

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

The following table sets forth selected unaudited condensed consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Three Months Ended
	March 31, 2018		March 31, 2017
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	% Change

Product revenues	$332	27%	$9,335	75%	(96%)
Services revenues	$914	73%	$3,166	25%	(71%)
Cost of net revenues - products	$175	14%	$7,929	63%	(98%)
Cost of net revenues - services	$420	34%	$1,922	15%	(78%)
Gross profit	$651	52%	$2,650	21%	(75%)
Operating expenses	$2,479	199%	$4,296	34%	(42%)
Loss from operations	$(1,828)	(147%)	$(1,646)	(13%)	11%
Net loss	$(1,711)	(137%)	$(1,971)	(16%)	(13%)

Revenues

Revenues for the three months ended March 31, 2018 were $1.2 million compared to $12.5 million for the comparable period in the prior year. This $11.3 million decrease or approximately 90% is primarily associated with the decline in revenues earned by the Infrastructure Segment as a result of supplier credit issues and a $2.0 million decrease in revenue resulting from the adoption of the new ASC 606 revenue recognition policy beginning in January 2018.

Cost of Revenues

Cost of revenues for the three months ended March 31, 2018 was $595,000 compared to $9.9 million for the prior year period. This decrease of $9.3 million was primarily attributable to lower sales resulting from the capital constraints and supplier credit limitations and a $1.7 million decrease in prepaid maintenance amortization due to the adoption of the new ASC 606 revenue recognition policy beginning in January 2018.

The gross profit margin for the three months ended March 31, 2018 was 52% compared to 21% during the three months ended March 31, 2017. This increase in gross margin is primarily due to the decrease in lower margin storage and maintenance sales.

Operating Expenses

Operating expenses for the three months ended March 31, 2018 were $2.5 million compared to $4.3 million for the prior year period. This decrease of $1.8 million is primarily attributable to a decrease in compensation costs, occupancy costs and travel costs due to the downsizing of staff and office locations.

Loss from Operations

Loss from operations for the three months ended March 31, 2018 was $1.8 million compared to $1.6 million for the prior year period. This increase in loss of $200,000 was primarily attributable due to the decrease in gross profit offset by the decrease in operating expenses.

Other Income/Expense

Total other income/expense for the three months ended March 31, 2018 and 2017 was $117,000 and ($325,000), respectively. This decrease in loss of $442,000 was primarily attributable to a gain on the earnout of the Integrio acquisition of $577,000 offset by an increase in interest expense.

Provision for Income Taxes

There was no provision for income taxes for the three months ended March 31, 2018 and 2017. Deferred tax assets resulting from such losses are fully reserved as of March 31, 2018 and 2017 since, at present, we have no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss

Net loss for the three months ended March 31, 2018 was $6.2 million compared to $6.1 million for the prior year period. This increase in loss of $100,000 was attributable to the changes described for the various reporting captions discussed above.

Discussion of Results of Operations for the Years ended December 31, 2017 and 2016

The following table sets forth selected combined carve-out financial data as a percentage of our revenue and the percentage of period-over-period change:

	Years ended
	December 31, 2017		December 31, 2016
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	% Change

Product Revenues	$33,392	81%	$36,147	75%	(8)%
Services Revenues	$7,806	19%	$12,221	25%	(36)%
Cost of revenues - Products	$28,310	69%	$28,475	59%	(1)%
Cost of revenues - Services	$4,770	12%	$8,277	17%	(42)%
Gross profit	$8,118	20%	$11,616	24%	(30)%
Operating expenses	$22,574	55%	$13,168	27%	71%
Loss from operations	$(14,456)	(35)%	$(1,552)	(3)%	831%
Net loss	$(16,914)	(41)%	$(2,207)	(5)%	666%

Net Revenues

Net revenues for the year ended December, 2017 were $41.2 million compared to $48.4 million for the prior year, a decrease of approximately 15%. The decrease in revenues of $7.2 million was primarily attributable to the on-going capital constraints and supplier credit challenges the Company faced throughout the year.

Cost of Revenues

Cost of revenues for the year ended December 31, 2017 was $33.1 million compared to $36.8 million for the prior year, a decrease of approximately 10%. The decrease in cost of revenues of $3.7 million is primarily attributable to lower sales resulting from the capital constraints and supplier credit limitations.

The gross profit margin for the year ended December 31, 2017 was 19.7% compared to 24.0% during the prior year. The decrease in gross margin was primarily attributable to lower margin sales from the Integrio acquisition.

Operating Expenses

Operating expenses for the year ended December 31, 2017 were $22.6 million compared to $13.2 million for the prior year, an increase of approximately 71.2%. This increase of $9.4 million is primarily due to a $7.8 million goodwill impairment charge, an increase in amortization of intangibles due to the Integrio intangibles and increases in other operating expenses primarily due to the Integrio acquisition offset by lower compensation costs.

Loss from Operations

Loss from operations for the year ended December 31, 2017 was $14.5 million compared to $1.6 million for the prior year, an increase of approximately 806%. This increase in loss of $12.9 million was primarily attributable to a decrease in gross profit of $3.5 million, $7.8 million goodwill impairment charge and an increase in operating expenses as described above.

Other Income/Expense

Net other expense for the years ended December 31, 2017 and 2016 was $2.5 million and $655,000, respectively. This increase of $1.8 million was primarily attributable to additional interest expense on credit facilities and debt and an extinguishment loss on debt modification.

Provision for Income Taxes

There was no provision for income taxes for the years ended December 31, 2017 and 2016. Deferred tax assets resulting from such losses are fully reserved as of December 31, 2017 and 2016 since, at present, we have no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss

Net loss for the year ended December 31, 2017 was $16.9 million compared to $2.2 million for the prior year, an increase of approximately 668%. This increase in net loss of $14.7 million was attributable to the changes discussed above.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.

 Adjusted EBITDA for the three months ended March 31, 2018 was a loss of $1.3 million compared to a loss of $1.0 million for the prior year period.

The following table presents a reconciliation of net income/loss attributable to stockholders of Inpixon, which is our GAAP operating performance measure, to Adjusted EBITDA for the fiscal quarters ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,
	2018	2017
Net loss attributable to common stockholders	$(1,711)	$(1,971)
Adjustments:
Non-recurring one-time charges:
Gain on the settlement of obligations	(126)	--
Gain on earnout	(577)	--
Provision for doubtful accounts	16	--
Severance	15	--
Stock-based compensation - compensation and related benefits	30	57
Interest expense	460	325
Depreciation and amortization	592	560
Adjusted EBITDA	$(1,301)	$(1,029)

Adjusted EBITDA for the year ended December 31, 2017 was a loss of $4.9 million compared to a loss of $848,000 for the prior year period.

The following table presents a reconciliation of net loss attributable to stockholders, which is our GAAP operating performance measure, to Adjusted EBITDA for the year ended December 31, 2017 and 2016 (in thousands):

	For the Years Ended December 31,
	2017	2016
Net loss attributable to stockholders	$(16,914)	$(2,207)
Adjustments:
Non-recurring one-time charges:
Impairment of goodwill	7,805	-
Severance costs	-	42
Acquisition costs	-	829
Gain on earnout	(561)	-
Provision for doubtful accounts	21	103
Gain on the settlement of obligations	(430)	(1,541)
Extinguishment loss for debt modification	869	-
Stock-based compensation - compensation and related benefits	150	301
Interest expense	1,937	659
Depreciation and amortization	2,264	966
Adjusted EBITDA	$(4,859)	$(848)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	To review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

 We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non-cash items including stock based compensation, amortization of intangibles, change in the fair value of shares to be issued, change in the fair value of derivative liability, impairment of goodwill and one time charges including gain/loss on the settlement of obligations, severance costs, provision for doubtful accounts, acquisition costs and the costs associated with the public offering.

●	We believe that it is useful to provide to investors a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other combined carve-out statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Liquidity and Capital Resources as of March 31, 2018

Our capital resources and operating results as of and through March 31, 2018, consist of:

1)	an overall working capital deficit of $20.9 million;
2)	cash of $330,000;
3)	In connection with the Spin-off, we anticipate that we will enter into a new unlimited revolving credit facility; and
4)	net cash used in operating activities for the year of $5.4 million.

The breakdown of our overall working capital deficit is as follows (in thousands):

Working Capital	Assets	Liabilities	Net
Cash and cash equivalents	$330	$-	$330
Accounts receivable, net / accounts payable	714	21,325	(20,611)
Notes and other receivables	168	-	168
Other	120	873	(753)
Total	$1,332	$22,198	$(20,866)

Accounts payable exceeds the accounts receivable by $20.6 million and other liabilities exceed other assets by $753,000. These deficits are expected to be funded by our anticipated cash flow from operations and financing activities, as described below, over the next twelve months.

Net cash used in operating activities during the year ended December 31, 2017 of $5.4 million consists of net loss of $1.7 million plus non-cash adjustments of $2.1 million and net cash used in changes in operating assets and liabilities of $5.7 million. We expect net cash from operations to increase during 2018 as a result of the following:

1)	We significantly reduced our cost of operations in mid-August 2017 by reducing headcount and office locations. We estimate this to have a $6 million impact on an annual basis.

2)	We are working with our key distributors and financing partners to address our credit limitation issues. Revenues during the three months ended March 31, 2018 and the year ended December 31, 2017 could have been higher but were negatively impacted by our inability to timely process orders due to past due amounts and credit limitations with various vendors. We expect to relieve some of these issues by continuing to grow our services revenue.

The accompanying combined carve-out financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The combined carve-out financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the combined carve-out financial statements are issued.

The Company’s continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to close on any financing. The Company’s ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. Inpixon has funded our operations primarily with proceeds from public and private offerings of its common stock and secured and unsecured debt instruments and intends to make an additional cash contribution of at least $2 million prior to the Spin-off. We depend on our vendors to provide us with financing on our purchases of inventory and services. Many of our suppliers have offered us net-30 or net-45 payment terms with credit limits ranging from $200,000 to up to $7 million, however, other vendors require that we prepay for our products and services. In 2016 and 2017, we did experience credit limitations imposed by vendors, which contributed to the a decline in revenues by approximately 90% during the three months ended March 31, 2018 as compared to the prior fiscal year.

As a result of contributions by Inpixon provided following the completion of certain equity financings during the first quarter of 2018, we have been able to begin to improve our credit limitations through negotiated settlements plans with our vendors.  Our vendors, however, could seek to limit the availability of vendor credit to us or modify the other terms under which they sell to us, or both, at any time which could negatively impact our liquidity.  We have ongoing discussions concerning our liquidity and financial position with the vendor community and third parties that offer various credit protection services to our vendors. The topics discussed have included such areas as pricing, payment terms and ongoing business arrangements. We also used a revolving credit facility to finance purchase orders and invoices in an amount equal to 80% of the face value of purchase orders received, with the remaining 20%, net of fees paid upon collection of the customer receivable which is more specifically described below.

Based on projected revenues, the revolving credit facility that the Company intends to enter into in order to continue to finance purchase orders and invoices following the spin-off, credit limitation improvements resulting or anticipated to result from negotiated vendor settlement arrangements and at least $2 million to be contributed from Inpixon in connection with the Spin-off, we believe we will have sufficient liquidity to meet our needs, including addressing our credit limitations with our vendors and litigation for unpaid goods, services and lease obligations, and continue operations for the next twelve months. There are, however, no guarantees that these sources will be sufficient to provide the capital necessary to fund the Company’s operations during the next twelve months, therefore, the Company does intend to seek other sources of capital to supplement and strengthen its financial position under financing structures that are available to it, including but not limited to debt and/or equity offerings.

Our history of operating losses, the amount of our indebtedness and the potential for significant judgments to be rendered against us may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern.

Revolving Credit Facility

Pursuant to the terms of a Commercial Loan Purchase Agreement, dated as of August 14, 2017 (the “Purchase Agreement”), Gemcap Lending I, LLC (“GemCap”) sold and assigned to Payplant LLC, as agent for Payplant Alternatives Fund LLC (“Payplant” or “Lender”), all of its right, title and interest to that certain revolving Secured Promissory Note in an aggregate principal amount of up to $10,000,000 (the “GemCap Note”) issued in accordance with that certain Loan and Security Agreement, dated as of November 14, 2016 (the “GemCap Loan”), by and among Gemcap, Inpixon, the Company and SGS.

In connection with the purchase and assignment of the Gemcap Loan in accordance with the Purchase Agreement, the GemCap Loan was amended and restated in accordance with the terms and conditions of the Payplant Loan and Security Agreement, dated as of August 14, 2017, between Inpixon and Payplant (the “Loan Agreement”). The Loan Agreement allows the Company to request loans (each a “Loan” and collectively the “Loans”) from the Lender (in the manner provided therein) with a term of no greater than 360 days in amounts that are equivalent to 80% of the face value of purchase orders received (“Aggregate Loan Amount”). The Lender is not obligated to make the requested loan, however, if the Lender agrees to make the requested loan, before the loan is made, the Company must provide Lender with (i) one or more promissory notes (“Notes”) for the amount being loaned in favor of Lender, (ii) one or more guaranties executed in favor of Lender and (iii) other documents and evidence of the completion of such other matters as Lender may request. The principal amount of each Loan shall accrue interest at a 30 day rate of 2% (the “Interest Rate”), calculated per day on the basis of a year of 360 days and, when combined with all fees that may be characterized as interest will not exceed the maximum rate allowed by law Upon the occurrence and during the continuance of any event of default, interest shall accrue at a rate equal to the Interest Rate plus 0.42% per 30 days. All computations of interest shall be made on the basis of a year of 360 days. The promissory note is subject to the interest rates described in the Loan Agreement and is secured by the assets of the Company pursuant to the Loan Agreement and will be satisfied in accordance with the terms of the Client Agreement.

As of March 31, 2018, the principal amount outstanding under the Loan Agreement was $13,000. In connection with the Spin-off the Company intends to replace this facility upon substantially similar terms.

Liquidity and Capital Resources as of March 31, 2018 Compared With March 31, 2017

The Company’s net cash flows used in operating, investing and financing activities for the three months ended March 31, 2018 and 2017 and certain balances as of the end of those periods are as follows (in thousands):

	For the Three Months Ended March 31,
(thousands, except per share data)	2018	2017
Net cash (used in) provided by operating activities	$(5,381)	$3,088
Net cash used in investing activities	--	(80)
Net cash used in financing activities	5,689	(3,529)

Net increase (decrease) in cash	$308	$(521)

	March 31, 2018	December 31, 2017

Cash and cash equivalents	$330	$22
Working capital deficit	$(20,866)	$(26,059)

Operating Activities:

Net cash used in operating activities during the three months ended March 31, 2018 was $5.4 million. Net cash provided by operating activities during the three months ended March 31, 2017 was $3.1 million. Net cash used in operating activities during the three months ended March 31, 2018 consisted of the following (in thousands):

Net loss	$(1,711)
Non-cash income and expenses	2,053
Net change in operating assets and liabilities	(5,723)
Net cash used in operating activities	$(5,381)

The non-cash income and expenses of $2.1 million consisted primarily of (in thousands):

$73	Depreciation and amortization expense
519	Amortization of intangibles primarily attributable to the Lilien and Integrio operations, which were acquired effective March 1, 2013, and November 21, 2016, respectively.
1,287	Adoption of accounting standards (see note 3 to our combined carve-out financial statements, which is included in this Form 10).
30	Stock-based compensation expense attributable to warrants and options issued as part of Company operations and prior acquisitions
299	Amortization of debt discount
(126)	Gain on the settlement of liabilities
(29)	Other
$2,053	Total non-cash income and expenses

The net use of cash due to changes in operating assets and liabilities totaled ($5.7 million) and consisted primarily of the following (in thousands):

$1,159	Decrease in accounts receivable and other receivables
6,902	Decrease in prepaid licenses and maintenance contracts
(2,821)	Increase in accounts payable
(8,190)	Decrease in deferred revenue
(2,920)	Increase in accrued liabilities and other liabilities
147	Decrease in inventory and other assets
$(5,723)	Net use of cash in the changes in operating assets and liabilities

Investing Activities:

Net cash used in investing activities during the three months ended March 31, 2018 was $0 compared to net cash used in investing activities of $80,000 for the prior year period.

Financing Activities:

Net cash provided by financing activities during the three months ended March 31, 2018 was approximately $5.7 million. Net cash used in financing activities for the three months ended March 31, 2017 was approximately $3.5 million. The net cash provided by financing activities during the three months ended March 31, 2018 was primarily comprised of net distributions from Inpixon.

Liquidity and Capital Resources as of December 31, 2017 Compared With December 31, 2016

The Company’s net cash flows used in operating, investing and financing activities for the year ended December 31, 2017 and 2016 and certain balances as of the end of those periods are as follows (in thousands):

	For the Years Ended December 31,
	2017	2016
Net cash provided by operating activities	$5,452	$7,755
Net cash used in investing activities	(80)	(619)
Net cash used in financing activities	(6,288)	(8,902)

Net decrease in cash	$(916)	$(1,766)

	As of December 31, 2017	As of December 31, 2016
Cash and cash equivalents	$22	$938
Working capital (deficit)	$(26,059)	$(13,558)

 Operating Activities for the year ended December 31, 2017

Net cash provided by operating activities during the year ended December 31, 2017 was $5.5 million. Net cash provided by operating activities during the year ended December 31, 2016 was $7.8 million. The cash flows related to the year ended December 31, 2017 consisted of the following (in thousands):

Net loss	$(16,914)
Non-cash income and expenses	10,843
Net change in operating assets and liabilities	11,523
Net cash provided by operating activities	$5,452

The non-cash income and expense of $10.8 million consisted primarily of the following (in thousands):

$2,264	Depreciation and amortization expenses (including amortization of intangibles) primarily attributable to the Lilien and Integrio operations, which were acquired effective March 1, 2013 and November 21, 2016, respectively
7,805	Impairment of goodwill
(430)	Gain on settlement of liabilities
150	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
672	Amortization of debt discount
869	Extinguishment loss
21	Provision for doubtful accounts
(508)	Other
$10,843	Total non-cash expenses

The net use of cash in the change in operating assets and liabilities aggregated $11.5 million and consisted primarily of the following (in thousands):

$9,050	Decrease in accounts receivable and other receivables
11,588	Decrease in prepaid licenses and maintenance contracts
656	Decrease in inventory and other assets
2,376	Increase in accounts payable
534	Increase in accrued liabilities and other liabilities
(12,681)	Decrease in deferred revenue
$11,523	Net use of cash in the changes in operating assets and liabilities

Operating Activities for the year ended December 31, 2016

Net cash flows provided by operating activities during the year ended December 31, 2016 was $7.8 million and consisted of the following (in thousands):

Net loss	$(2,207)
Non-cash income and expenses	1
Net change in operating assets and liabilities	9,961
Net cash used in operating activities	$(7,755)

The non-cash income and expense of $1 million consisted primarily of the following (in thousands):

$966	Depreciation and amortization expenses (including amortization of intangibles) primarily attributable to the Lilien and Integrio operations, which were acquired effective March 1, 2013 and November 21, 2016, respectively
301	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
(1,541)	Gain on settlement of obligations related to Integrio vendor liabilities
172	Amortization of debt discount
103	Provision for doubtful accounts
$1	Total non-cash expenses

The net use of cash in the change in operating assets and liabilities aggregated $10.0 million and consisted primarily of the following (in thousands):

$3,208	Decrease in accounts receivable and other receivables
(232)	Increase in prepaid licenses and maintenance contracts
184	Increase in inventory and other assets
6,432	Increase in accounts payable
288	Increase in accrued liabilities and other liabilities
81	Decrease in deferred revenue
$9,961	Net use of cash in the changes in operating assets and liabilities

Cash Flows from Investing Activities as of December 31, 2017 and 2016

Net cash flows used in investing activities during 2017 was $80,000 compared to net cash flows used in investing activities during 2016 of $619,000. Cash flows related to investing activities during the year ended December 31, 2017 include $80,000 for the purchase of property and equipment. Cash flows related to investing activities during the year ended December 31, 2016 include $125,000 for the purchase of property and equipment and $683,000 related to the acquisition of Integrio, offset by $189,000 of cash acquired in the Integrio acquisition.

Cash Flows from Financing Activities as of December 31, 2017 and 2016

Net cash flows used in financing activities during the year ended December 31, 2017 and 2016 were $6.3 million and $8.9 million, respectively, and were attributable to net distributions to Inpixon.

MANAGEMENT

The following table sets forth the names and ages of our initial directors and executive officers which we expect will serve following the distribution and will be appointed by Inpixon. Our initial directors will serve until our first annual meeting of stockholders after completion of the Spin-off. Directors will be elected annually. The Company’s board size may consist of up to [*] directors in accordance with its bylaws and while the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed. It is anticipated that Nadir Ali will serve as the Chairman of the Board following the Spin-off.

Following the Spin-off, officers will be appointed by, and serve at the pleasure of, the Sysorex board of directors.

Name	Age	Position
Nadir Ali	49	Director, Chairman of the Board
Zaman Khan	49	Director and Chief Executive Officer, Sysorex and Sysorex Federal
Vincent Loiacono	58	Chief Financial Officer

Nadir Ali

Mr. Ali joined Sysorex as its President in 2001 and has been the Chief Executive Officer and a director of Inpixon since September 2011. Prior to joining Inpixon, from 1998-2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up. Mr. Ali led the company’s capital raising efforts and its eventual sale to VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems (acquired by Vanstar Government Systems in 1997), a leading computer systems integrator. Mr. Ali played a key operations role and was responsible for implementing and managing the company’s $1 billion plus in multi-year contracts. From 1989 to 1994 he was a management consultant, first with Deloitte & Touche LLC in San Francisco and then independently. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, mergers and acquisitions and technology experience together with his in-depth knowledge of the business of Sysorex led us to the conclusion that he should serve as a director.

Zaman Khan

Mr. Khan appointed to serve as an officer of Inpixon Federal on January 18, 2017 as its President. Mr. Khan possesses a strong background in technology startups, international business development, strategic operations, contract administration, and organizational leadership. From 1997 until he joined Sysorex, Mr. Khan was the Executive Vice President at Intelligent Decisions, Inc. where he was responsible for leadership in business development, strategic programs, professional services, contracts management and new business capture. During his tenure, Intelligent Decisions, Inc. experienced a growth in revenue from $20 million in 1997 to $548 million in 2014. Mr. Khan’s management experience encompasses marketing, operations, capture management, service delivery, finance, financial modeling and administration led us to the conclusion that he should serve as a director.

Vincent Lociano

Mr. Loiacono was appointed to serve as Chief Financial Officer of Inpixon Federal on March 12, 2018. Mr. Loiacono has over 30 years of financial and accounting experience and a strong and diverse background in telecommunication and technology startups, M&A activities and strategic operations. Prior to joining Inpixon Federal, from 2015 through 2018, Mr. Loiacono provided consulting and performed tax service projects, primarily in residential real estate, commercial banking and SEC reporting. From 2014-2015, Mr. Loiacono served as VP Finance, Operations and Analytic at Intelligent Decisions where he led an effort to sell its cyber security division, secure private equity funding and develop a plan to enhance the company’s operating efficiencies and achieve cash preservation. From 2008-2012, Mr. Loiacono served as Chief Financial Officer of TerreStar Networks where he was responsible for scaling its business, providing strategic oversight of the development of its satellite phone and the launch of its commercial satellite. From 2005 through 2008, Mr. Loiacono was the Senior Vice President and Principal Financial Officer at WorldSpace Radio Satellite Radio where he led the effort to raise $220 million in its initial public offering and was instrumental in the buildout of its international markets.

Independence of Directors

In determining the independence of our directors, we will apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”). Pursuant to these rules, we anticipate that none of our directors will be independent within the meaning of NASDAQ Listing Rule 5605.

We do not expect there to be a family relationship between any of the individuals who are expected to serve as members of our Board and as our executive officers following the Spin-off.

Sysorex 2018 Stock Incentive Plan

Overview

The Board of Inpixon and Inpixon, as the sole stockholder of Sysorex, intend to approve the Sysorex 2018 Stock Incentive Plan (the “Plan”) pursuant to which, upon completion of the Spin-off, Sysorex may issue up to [●] shares of its common stock which number will be automatically increased annually on the first day of each fiscal year, beginning on January 1, 2019 and for each year thereafter, by a number of shares of common stock equal to the least of (i) 1,000,000 shares, (ii) 20% of the outstanding shares of common stock on the last day of the immediately preceding calendar year, or (iii) such number of shares that may be determined by the Board. Sysorex’s primary purpose of the Plan is to attract, retain, reward, and motivate certain individuals by providing them with an opportunity to acquire or increase a proprietary interest in Sysorex and to incentivize them to expend maximum effort for Sysorex’s growth and success, so as to strengthen the mutuality of the interests between such individuals and the stockholders of Sysorex. As of the date of this information statement, no awards have been issued under the Plan.

The following discussion summarizes the material terms of the Plan. This discussion is not intended to be complete and is qualified in its entirety by reference to the full text of the Plan, which is included as an exhibit to the registration statement of which this information statement forms a part.

Administration

Our board will be the administrator of the Plan, except to the extent it delegates its authority to a committee, in which case the committee shall be the administrator. The administrator has the authority to authorize awards to all employees, including our executive officers and directors. The administrator has the authority to determine the terms of awards, including exercise and purchase price, the number of shares subject to awards, the value of our common stock, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the Plan.

All grants under the Plan will be evidenced by an award agreement that will incorporate the terms and conditions of the Plan as the administrator deems necessary or appropriate.

Types of Awards. The Plan provides for the granting of incentive stock options, non-qualified stock options, referred to herein as NQSOs, stock grants and other stock-based awards, including Restricted Stock (as defined in the Plan).

●	Incentive and Nonqualified Stock Options. The plan administrator determines the exercise price of each stock option. The exercise price of an NQSO may not be less than the fair market value of our common stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our common stock on the date of grant otherwise.

●	Stock Grants. The plan administrator may grant or sell stock, including restricted stock, to any participant, which purchase price, if any, may not be less than the par value of shares of our common stock. The stock grant will be subject to the conditions and restrictions determined by the administrator. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock issued to the holder under the Plan.

●	Stock-Based Awards. The administrator of the Plan may grant other stock-based awards, including stock appreciation rights, and restricted stock, with terms approved by the administrator, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder except to the extent permitted in the applicable agreement.

Coverage Eligibility

Our board will determine the participants in the Plan from among our employees, directors and consultants. A grant may be approved in advance with the effectiveness of the grant contingent and effective upon such person’s commencement of service within a specified period.

Termination of Service. Unless otherwise provided by our board or in an award agreement, upon a termination of a participant’s service, all unvested options then held by the participant will terminate and all other unvested awards will be forfeited.

Transferability. Awards under the Plan may not be transferred except by will or by the laws of descent and distribution, unless otherwise provided by our board in its discretion and set forth in the applicable agreement, provided that no award may be transferred for value.

Adjustment. In the event of a stock dividend, stock split, recapitalization or reorganization or other change in change in capital structure, our board will make appropriate adjustments to the number and kind of shares of stock or securities subject to awards.

Corporate Transaction. If we are acquired, our board of directors (or compensation committee) will: (i) arrange for the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) cancel or arrange for cancellation of the award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as our board of directors in its sole discretion, may consider appropriate; or (iii) make a payment, in such form as may be determined by our board of directors equal to the excess, if any, of (A) the value of the property the holder would have received upon the exercise of the award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise. In addition in connection with such transaction, our board of directors may accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such transaction and may arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to an award.

Amendment and Termination. The Plan will terminate on [●] or at an earlier date by vote of our board; provided, however, that any such earlier termination shall not affect any awards granted under the Plan prior to the date of such termination. The Plan may be amended by our board, except that our board may not alter the terms of the Plan if it would adversely affect a participant’s rights under an outstanding stock right without the participant’s consent. Stockholder approval will be required for any amendment to the Plan to the extent such approval is required by law, including the Internal Revenue Code or applicable stock exchange requirements.

Amendment of Outstanding Awards. The administrator may amend any term or condition of any outstanding award including, without limitation, to reduce or increase the exercise price or purchase price, accelerate the vesting schedule or extend the expiration date, provided that no such amendment shall impair the rights of a participant without such participant’s consent.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The information included in the Summary Compensation Table below reflects compensation earned from Inpixon during fiscal years 2017 and 2016 by Mr. Osborn and Mr. Khan. Mr. Loiacono did not receive any compensation during fiscal years 2017 and 2016. Mr. Khan, Mr. Loiacono and Mr. Osborn are referred to herein as Sysorex’s named executive officers (“NEOs”). It is anticipated that, following the separation, Sysorex’s NEOs will have the titles shown below however, such determination is subject to approval by the Sysorex board of directors.

Zaman Khan was employed by Inpixon Federal prior to the separation and Bret Osborn was employed by Inpixon USA; therefore, the information provided below reflects compensation earned pursuant to objectives of the executive compensation programs in place prior to the separation. Vincent Loiacono did not serve Sysorex or Inpixon (including any subsidiaries) in any capacity during 2017 and 2016. All references in the following tables to equity awards are to equity awards granted by Inpixon in respect of Inpixon common stock.

The historical compensation shown below was determined by Inpixon. Future compensation levels at Sysorex will be determined based on the compensation policies, programs and procedures to be established by the Sysorex board of directors or, if formed, the Compensation Committee of the board of directors. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that Sysorex’s NEOs will receive following the separation, which could be higher or lower than the amounts shown below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)

Zaman Khan, President,	2017	$275,000	$-	$19,950	(1)	$-		$294,950
Inpixon Federal

Bret Osborn,	2017	$180,000	$120,000	$-		$7,020	(2)	$307,020
Chief Sales Officer, Inpixon USA	2016	$180,000	$120,213	$23,300	(1)	$10,999	(3)	$334,512

(1) The fair value of employee option grants are estimated on the date of grant using the Black-Scholes option pricing model with key weighted average assumptions, expected stock volatility and risk free interest rates based on U.S. Treasury rates from the applicable periods. For 2017, these assumptions included a risk free interest rate of 2.27%, an expected life of 7 years, expected stock volatility of 47.34% and an assumption of no dividend payments. For 2016, these assumptions included a risk free interest rate of 1.35% - 1.47%, an expected life of 7 years, expected stock volatility of 47.47% - 49.02% and an assumption of no dividend payments.

(2) Represents an automobile allowance.

(3) Represents fringe benefits and auto allowance.

Employment Agreements

Upon consummation of the Spin-off, we expect Sysorex will enter into employment agreements with each of Mr. Khan and Mr. Loiacono in connection with their service as Chief Executive Officer and Chief Financial Officer, respectively, subject to review and approval of Sysorex’s Board of Directors, on terms that are substantially the same as the terms of their current employment agreements or arrangements. Mr. Khan will receive an initial annual salary of $[●] and Mr. Loiacono will receive an initial annual salary of [●]. In addition, Mr. Khan and Mr. Loiacono will be eligible for grants of equity under the Sysorex 2018 Stock Incentive Plan and existing and future benefit plans, policies or arrangements maintained by Sysorex and made available to employees generally and for the benefit of executives.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to either Mr. Osborn or Mr. Khan as of December 31, 2017. All share information described below relates to Inpixon common stock.

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Zaman Khan	63	(1)	271	(1)	117.00	02/03/2027

Bret Osborn	232	(1)	213	(1)	787.50	08/05/2025
	74	(1)	149	(1)	211.50	07/20/2026

(1) This option vests 1/48th per month at the end of each month starting on the grant date.

DIRECTOR COMPENSATION

Following completion of the Spin-off, we expect that we will pay compensation to any directors that are not executive officers of Sysorex an annual fee equal to $30,000, payable quarterly. In addition, upon designation of committees of the Board we expect that the Board will approve an additional annual fee to be paid to the chair of each committee of the Board. Fees to independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We expect that each director that is not an executive officer may also receive grants under the 2018 Sysorex Incentive Plan. We expect that any of our executive officers who also serve as directors, however, will not be separately compensated by us for their service as directors. We expect that all members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Committees

Sysorex’s board may consist of up to seven directors in accordance with its bylaws. The Company will not have any independent directors at the time of the Spin-off and therefore does not intend to have a standing compensation committee, audit committee or corporate governance and nominating committee until such time as independent directors have been appointed. While the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed. It is anticipated that Nadir Ali will serve as the Chairman of the Board.

Related Party Transactions

On June 22, 2016, Inpixon issued a guaranty to Avnet, Inc., a supplier to Sysorex.

On August 9, 2016, we and the other Inpixon subsidiaries entered into a Subsidiary Guaranty pursuant to which we agreed to guarantee the payment of a debenture issued by Inpixon to Hillair Capital Investments L.P. (“Hillair”) in the amount of $5,700,000. The highest amount of principal and interest owed to Hillair during the period from August 9, 2016 to February 9, 2018, the date the debenture was retired, was $5,997,667.

RELATIONSHIP WITH INPIXON FOLLOWING SEPARATION AND DISTRIBUTION

Following the separation and distribution, Sysorex and Inpixon will operate separately, each as an independent public company. Sysorex will enter into a Separation and Distribution Agreement with Inpixon, which is referred to in this information statement as the “Separation Agreement” or the “Separation and Distribution Agreement.” In connection with the separation, Sysorex will enter into various other agreements to effect the separation and provide a framework for its relationship with Inpixon after the separation, including a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between Sysorex and Inpixon of Inpixon’s assets, employees, liabilities and obligations (including its employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after Sysorex’s separation from Inpixon and will govern certain relationships between Sysorex and Inpixon after the separation. The forms of the Separation Agreement, transition services agreement, tax matters agreement and employee matters agreement have been filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

The summaries of each of the agreements discussed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which Inpixon distributes Sysorex common stock to the holders of Inpixon common stock.

Separation Agreement

The Separation Agreement will provide for the separation of Inpixon’s indoor positioning analytics business (the “IPA Business”) from the value added reseller business (the “VAR Business”). Among other things, the Separation Agreement will provide for the transfer of certain entities, assets and liabilities of Inpixon related to the VAR Business to Sysorex and the transfer of certain assets and liabilities of Sysorex related to the IPA Business to Inpixon pursuant to an internal restructuring, and sets forth when and how such transfers will occur (the “Separation”). The Separation Agreement also sets forth how the Spin-off will be completed and other obligations of the parties prior to, upon and following the completion of the Spin-off. Certain matters addressed by the Separation Agreement are described below.

Separation of the VAR Business

The Separation Agreement incorporates a step plan, which provides for the transfer of entities, assets and liabilities at the effective time of the Separation on the Spin-off Date, pursuant to which (i) Inpixon will contribute to Sysorex all of the outstanding equity interests of the Sysorex subsidiary entities (the “Sysorex Subsidiaries”), (ii) Inpixon will contribute to Sysorex the “Contributed Cash”, as such term is defined in the Separation Agreement, which includes $2 million in cash held by Inpixon that will be contributed to Sysorex before the Spin-off, (iii) Inpixon will transfer certain assets to Sysorex and Sysorex will assume certain liabilities of Inpixon, as further described below, (iv) Sysorex will contribute to Inpixon certain assets and liabilities related to the IPA Business and (iv) all necessary actions will be taken to move Sysorex’s jurisdiction of incorporation from California to Nevada, and to file with the Secretary of State of the State of Nevada the Articles of Incorporation of Sysorex, attached as an exhibit to the Form 10, and all necessary actions will be taken to adopt the Amended and Restated Bylaws of Sysorex, attached as an exhibit to the Form 10.

The assets to be transferred or owned by Sysorex upon the Separation include:

●	all assets identified on a specified schedule which the parties have agreed are being included in the transfer of the VAR Business to Sysorex as part of the Separation, including the “Contributed Cash,” the books and records of Inpixon or any of its subsidiaries exclusively relating to the VAR Business and, if related to the VAR Business, certain employment and consulting agreements;

●	all interests of the Sysorex Subsidiaries;

●	all assets reflected as assets of Sysorex or any other entity that will become a Sysorex Subsidiary and associated with the VAR Business, excluding any assets that are associated with the IPA Business which shall be transferred to Inpixon;

●	all assets listed as assets of Sysorex on the pro forma combined balance sheet of Sysorex and any assets acquired by or for Sysorex after the date of such balance sheet that, had they been acquired on or before such date, would have been reflected in such balance sheet; and

●	all assets that are owned, in whole or in part, by Sysorex or any Sysorex Subsidiary and associated with the VAR Business immediately prior to the Separation, excluding any such assets that are associated with the IPA Business.

The Separation Agreement provides that the assets to be transferred to Sysorex will not in any event include any assets retained by Inpixon under the Separation Agreement, including all assets relating to the IPA Business, any of Inpixon’s benefit plans (except to the extent expressly transferred under the employee matters agreement), or any assets expressly governed by the tax matters agreement.

The liabilities that are to be assumed by Sysorex or the Sysorex Subsidiaries include:

●	all liabilities that are identified on a specified schedule which the parties have agreed are being included in the transfer of the VAR Business to Sysorex as part of the Separation, including the liabilities arising from the employment agreements being transferred;

●	all liabilities primarily arising from or relating to the VAR Business;

●

all liabilities reflected as liabilities of Sysorex or any Sysorex Subsidiary in the pro forma combined balance sheet of Sysorex and any liabilities accrued after the date of such balance sheet that, had they been accrued on or before such date, would have been reflected in such balance sheet; and

●	all liabilities expressly assumed by or otherwise transferred to Sysorex or any Sysorex Subsidiary under the employee matters agreement.

Except as expressly set forth in the Separation Agreement or any ancillary agreement, neither Inpixon nor Sysorex expects to make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Inpixon or Sysorex as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement and the ancillary agreements, unless the context otherwise requires.

Consents and Delayed Transfers

The Separation Agreement provides that Inpixon and Sysorex will use their respective reasonable best efforts to obtain promptly any required third-party consents or governmental approvals required in connection with the Separation or the Spin-off, provided that neither party will be required to make any payments or assume any liabilities or offer or grant any financial accommodation or other benefit with respect to any existing agreements with third parties not required to be paid under the terms of an existing agreement. The transfer of any specific asset to Sysorex on the one hand, or Inpixon, on the other hand, in connection with the Separation will automatically be deferred until the completion of the transfer of the asset or liability, as applicable, can take place in accordance with any required consents or governmental approvals.

Notwithstanding the inability to transfer an asset or liability as a result of a third-party consent or required governmental approval prior to the Spin-off, subject to the satisfaction of the conditions to the completion of the Spin-off, the Spin-off will nevertheless take place, and Inpixon and Sysorex, as applicable, will be required to hold the applicable asset or liability in trust and use reasonable best efforts to establish arrangements pursuant to which Inpixon or Sysorex, as applicable, will obtain all benefits and burdens associated with the asset or liability as if it had been transferred.

Spin-off

In the Spin-off, Inpixon will distribute the issued and outstanding shares of Sysorex’s common stock to holders of its common stock, Preferred Stock and Spin-off Warrants as of the Record Date (each, a “Record Holder”) on a pro rata basis as determined on a fully diluted basis.

Inpixon will not distribute any fractional shares of Sysorex common stock to the Record Holders. Instead, in its sole discretion, Inpixon will either round up any fractional shares or will have the Distribution Agent aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amount of payment made in lieu of fractional shares.

All outstanding equity compensation grants of Inpixon common stock will be treated for purposes of the Spin-off as set forth in the employee matters agreement. All other securities of Inpixon will be treated for purposes of the Spin-off in accordance with their respective terms.

Conditions to the Spin-off

The Separation Agreement will provide that the distribution is subject to satisfaction (or waiver by Inpixon) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” Inpixon has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Mutual Releases and Indemnification

The Separation Agreement provides that Sysorex and its affiliates will release and discharge Inpixon and its affiliates from all liabilities assumed by Sysorex as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to Sysorex’s business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the Separation Agreement. Inpixon and its affiliates will release and discharge Sysorex and its affiliates from all liabilities retained by Inpixon and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the Separation Agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the Separation and Distribution Agreement, the transition services agreements, the tax matters agreement, the employee matters agreement, and certain other agreements, including the transfer documents executed in connection with the separation.

Insurance

The Separation Agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims and addresses certain other insurance matters.

Further Assurances

In addition to the actions specifically provided for in the Separation Agreement, each of Inpixon and Sysorex will agree in the Separation Agreement to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution

The Separation Agreement contains provisions that govern, except as otherwise provided in any ancillary agreements, the resolution of disputes, controversies or claims that may arise between Inpixon and Sysorex related to the separation or distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of Inpixon and Sysorex. If such efforts are not successful, either Inpixon or Sysorex may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the Separation Agreement.

Expenses

Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, Inpixon will be responsible for payment of all out-of-pocket fees, costs and expenses incurred in connection with the separation and distribution prior to the effective time of the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution. Except as expressly set forth in the Separation Agreement or in any ancillary agreement, or as otherwise agreed in writing by Inpixon and Sysorex, all such fees, costs and expenses incurred in connection with the separation and distribution after the effective time of the distribution will be paid by the party incurring such fee, cost or expense.

Other Matters

Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of witnesses and records and treatment of outstanding guarantees.

Termination

The Separation Agreement will provide that it may be terminated, and the separation and distribution may be abandoned, at any time prior to the effective time of the distribution in the sole discretion of Inpixon without the approval of any person, including Inpixon’s or Sysorex’s stockholders. In the event of a termination of the Separation Agreement, no party, nor any of its directors or officers, will have any liability of any kind to the other party or any other person. After the effective time of the distribution, the Separation Agreement may not be terminated except by an agreement in writing signed by both Inpixon and Sysorex.

Tax Matters Agreement

Prior to the distribution, Inpixon and Sysorex will enter into a tax matters agreement which will set out the respective rights, responsibilities, and obligations of Inpixon and Sysorex with respect to taxes (including taxes arising in the ordinary course of business and taxes incurred as a result of the Spin-off), tax attributes, tax returns, tax contests and certain other related tax matters.

The tax matters agreement will allocate responsibility for the preparation and filing of certain tax returns (and the payment of taxes reflected thereon), including Inpixon’s consolidated federal income tax return, tax returns associated with both the IPA Business and the VAR, and provides for certain reimbursements by the parties.

Under the tax matters agreement, Inpixon will generally be liable for its own taxes and taxes of all of its subsidiaries (other than Sysorex and the Sysorex Subsidiaries, the taxes for which Sysorex shall be liable) for all tax periods (or portion thereof) ending on the date of the distribution. Sysorex, however, will be responsible for its taxes and for taxes of the Sysorex Subsidiaries, for taxes attributable to the VAR Business (taking into account the availability of net operating losses to offset taxable income from the Spin-off and such related transactions). Sysorex will bear liability for any transfer taxes incurred in the Spin-off and certain related transactions.

Each of Inpixon and will indemnify each other against any taxes allocated to such party under the tax matters agreement or arising from any breach of its covenants thereunder, and related out-of-pocket costs and expenses.

Employee Matters Agreement

Prior to the distribution, Inpixon and Sysorex will enter into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits arrangements and other related matters in connection with the separation.

The employee matters agreement will provide that, unless otherwise specified, Inpixon will be responsible for liabilities associated with employees who will be employed by Inpixon following the distribution, and former Inpixon employees whose liabilities are not allocated to Sysorex (collectively, the “Inpixon allocated employees”), and Sysorex will be responsible for liabilities associated with employees who will be employed by Sysorex following the distribution, former Inpixon employees whose last employment was with the VAR Business and certain specified former employees (collectively, the “Sysorex allocated employees”).

Sysorex allocated employees will be eligible to participate in Sysorex benefit plans in accordance with the terms and conditions of the Sysorex plans as in effect from time to time. Since many of the existing welfare benefit arrangements are offered by Sysorex, Inpixon has agreed to offer to employees that it will retain welfare benefits that are substantially the same as those provided by Sysorex to Inpixon allocated employees immediately prior to the distribution. Inpixon also provides its employees with a 401(k) retirement plan. Sysorex intends to provide its employees with a 401(k) retirement plan, although the terms of any such plan may vary from the plan provided by Inpixon. Generally and subject to certain exceptions, Inpixon will credit each Inpixon allocated employee with his or her service prior to the distribution for all purposes under the Inpixon benefit plans to the same extent such service was recognized by Sysorex for similar purposes and so long as such crediting does not result in a duplication of benefits.

The employee matters agreement will also include provisions relating to cooperation between the two companies on matters relating to employees and employee benefits and other administrative provisions.

Transition Services Agreement

Prior to the distribution, Inpixon and Sysorex will enter into a transition services agreement which will set out the respective rights, responsibilities, and obligations of with respect to certain support services to be provided by each other to one another after the Spin-off, as may be necessary to ensure the orderly transition under the Separation Agreement. Inpixon will provide various hosting and support services to Sysorex for up to 30 users at a price of $3,680 per month. These services include user authentication and permissions control through Active Directory, access to email and office productivity tools through an Office365 Enterprise 3 plan, hosting and access to Quotewerks, Great Plains and Unanet servers through a Remote Desktop Protocol gateway. Inpixon will also provide helpdesk support including remote support tools, system imaging and management, antivirus tools and basic network support. The pricing includes monthly subscription based licenses.

Any services provided beyond the services covered will be billed at a negotiated rate, which will not be less favorable than the rate Inpixon or Sysorex would have received for such service from a third party.

Under the transition services agreement, Inpixon and Sysorex agree to promptly take all steps to internalize the services being provided by acquiring their own staff or outsourcing such services to third parties.

The transition services agreement will be effective upon the Spin-Off and will continue for a minimum term of one year, provided that Inpixon or Sysorex may terminate the transition services agreement with respect to any or all services provided thereunder at any time upon 30 days prior written notice to the other party. Additionally, either party may renew or extend the term of the transition services agreement with respect to the provision of any service which have not been previously terminated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Executive Officers and Directors

The following table sets forth information, immediately following the completion of the distribution, calculated as of [●], 2018, based upon the distribution of [●] share of Sysorex’s common stock for every [●] share of Inpixon common stock, regarding (i) each expected director and expected named executive officer of Sysorex and (ii) all of Sysorex’s expected directors and named executive officers as a group and (iii) each person who is known by Sysorex who will beneficially own more than five percent of Sysorex’s common stock. The address of each expected director and expected named executive officer shown in the table below is c/o Sysorex, 2355 Dulles Corner Boulevard, Suite 600, Herndon, Virginia 20171.

Name of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class(1)
Nadir Ali	[●]	*
Zaman Khan	[●]	*
Bret Osborn	[●]
Vincent Loiacono	[●]	*
All Directors and Executive Officers as a Group (3 persons)		*

*	less than 1% of the issued and outstanding shares of common stock.

THE SEPARATION AND DISTRIBUTION

Background

The Inpixon board of directors, together with Inpixon management and advisors, regularly reviews its businesses for ways in which the businesses can improve their respective focus and performance. As part of these reviews, the Inpixon board of directors considers many factors, including the factors described below under “Reasons for the Separation,” as well as current economic, industry and regulatory conditions. As a result of these reviews, based on the totality of the factors it considered, the Inpixon board of directors concluded that separating the value added reseller, or VAR business from the remainder of Inpixon at this time was in the best interests of Inpixon and its stockholders.

On April 17, 2018, Inpixon announced its intent to separate its VAR and IT consulting business from the remainder of its businesses through a pro rata distribution of the common stock of Sysorex. Sysorex was originally incorporated in California on January 3, 1994. Prior to the distribution, Sysorex will be reincorporated in Nevada. Sysorex holds the assets and liabilities associated with the VAR business.

On [●] , 2018, the Inpixon board of directors approved the distribution of the issued and outstanding shares of Sysorex common stock on the basis of [●] of a share of Sysorex common stock for every one share of Inpixon common stock held as of the close of business on the record date of [●].

As described below, at 12:01 a.m Eastern Time, on [●], 2018, the distribution date, each Inpixon stockholder will receive [●] of a share of Sysorex common stock for every [●] share of Inpixon common stock held at the close of business on the record date for the distribution. At the election of Inpixon, any fractional share to which an Inpixon stockholder would be entitled after application of this ratio will be rounded up to the next whole share or Inpixon stockholders will receive cash. You will not be required to make any payment, surrender or exchange your shares of Inpixon common stock or take any other action to receive your shares of Sysorex’s common stock in the distribution. The distribution of Sysorex’s common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “Conditions to the Distribution.”

Reasons for the Separation

The Inpixon board of directors determined that the separation of Inpixon’s VAR business from its indoor positioning analytics business would be in the best interests of Inpixon and its stockholders and approved the separation. A wide variety of factors were considered by the Inpixon board of directors in evaluating the separation. Among other things, the Inpixon board of directors considered the following potential benefits of the separation:

●	Enhanced strategic and management focus - The separation will allow Sysorex and Inpixon to more effectively pursue their distinct operating priorities and strategies and enable the management of each company to more quickly and efficiently make decisions and concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability. In this way, Sysorex’s management will be able to focus exclusively on its VAR business while the management of Inpixon will be able to grow its business of indoor positioning analytics. The separate management teams of Sysorex and Inpixon will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other business and will be able to do so in a more effective manner.

●	More efficient allocation of capital - The separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs and facilitate a more efficient allocation of capital.

●	Direct access to capital markets - The separation will create an independent equity structure that will afford Sysorex direct access to the capital markets and facilitate Sysorex’s ability to capitalize on its growth opportunities and, if an appropriate opportunity presents itself, to make future acquisitions utilizing its capital stock.

●	Alignment of incentives with performance objectives - The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

●	Distinct investment identity - The separation will allow investors to separately understand and value Inpixon and Sysorex based on their distinct businesses and investment identities. Sysorex’s VAR business, which provides supporting products and services including enterprise computing and storage, virtualization, business continuity, data migration, custom application development, networking and information technology business consulting services, all of which allow Sysorex to offer turnkey solutions when requested by customers, differs from Inpixon’s indoor positioning analytics business which provides new sensor technology that finds all accessible cellular, Wi-Fi, Bluetooth and RFID signals anonymously to deliver visibility, security and business intelligence on any premises. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective business and to invest in each company separately based on their distinct characteristics.

Neither Sysorex nor Inpixon can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Inpixon board of directors also considered a number of potentially negative factors in evaluating the separation, including:

●	Loss of joint purchasing power and increased costs - As a current part of Inpixon, the VAR business benefits from Inpixon’s size and purchasing power in procuring certain goods and services, such as employee benefits, information technology services, professional services, etc.. After the separation, as a separate, independent entity, Sysorex may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Inpixon obtained prior to the separation. Sysorex may also incur costs for certain functions previously performed by Inpixon, such as accounting, tax, legal, human resources, information technology and other general administrative functions, that are higher than the amounts reflected in Sysorex’s historical financial statements, which could have a material adverse effect on Sysorex’s results of operations.

●	Disruptions to the business as a result of the separation - The actions required to separate the respective businesses of Sysorex and Inpixon could disrupt the operations of each.

●	Increased significance of certain costs and liabilities - Certain costs and liabilities that were otherwise less significant to Inpixon as a whole will be more significant for Sysorex as a stand-alone company.

●	One-time costs of the separation - Sysorex will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Sysorex personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.

●	Inability to realize anticipated benefits of the separation - Sysorex may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing the Sysorex business; (ii) following the separation, Sysorex may be more susceptible to market fluctuations and other adverse events than if it were still a part of Inpixon; and (iii) following the separation, the business of Sysorex will be less diversified than Inpixon’s business prior to the separation.

The Inpixon board of directors concluded that the potential benefits of the separation outweighed these potentially negative factors. The Inpixon board of directors also considered, in its decision on timing of the separation, the initial stabilization of the VAR businesses during 2018 and its then-projected financial improvement as allowing the business to operate effectively as a standalone public company and enabling Inpixon and its stockholders to realize the benefits described above from a separation of the businesses.

In view of the wide variety of factors considered in connection with its evaluation of the separation, and the complexity of these matters, the Inpixon board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the separation. Rather, the Inpixon board of directors conducted an overall review of the factors described above and reached its decisions based on the totality of those factors.

When and How You Will Receive the Distribution

Inpixon expects to distribute Sysorex’s common stock on [●], 2018, the distribution date, to all holders of outstanding shares of Inpixon common stock as of the close of business on [●], 2018, the record date for the distribution. [●] will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Sysorex common stock.

If you own shares of Inpixon common stock as of the close of business on the record date for the distribution, the shares of Sysorex common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the Distribution Agent will then mail you a direct registration account statement that reflects your shares of Sysorex common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Inpixon common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Sysorex common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Inpixon common stock and you are the registered holder of the shares represented by those certificates, the Distribution Agent will mail to you an account statement that indicates the number of shares of Sysorex’s common stock that have been registered in book-entry form in your name.

Most Inpixon stockholders hold their shares of common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Inpixon common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Sysorex common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Sysorex common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Sysorex affiliates. Persons who may be deemed to be Sysorex affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Sysorex, which may include certain Sysorex executive officers, directors or principal stockholders. Securities held by Sysorex affiliates will be subject to resale restrictions under the Securities Act. Sysorex affiliates will be permitted to sell shares of Sysorex common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Sysorex Common Stock You Will Receive

For every one share of Inpixon common stock that you own at the close of business on [●], 2018, the record date for the distribution, you will receive [●] of a share of Sysorex common stock on the distribution date.

Inpixon will not distribute any fractional shares of Sysorex common stock to its stockholders. Instead, if you are a registered holder, Inpixon may, in its sole discretion, round up any fractional shares of Sysorex common stock to which you would be entitled to the next whole share or have the Distribution Agent aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The Distribution Agent, in its sole discretion, without any influence by Inpixon or Sysorex, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the Distribution Agent will not be an affiliate of either Inpixon or Sysorex. If the fractional shares are sold rather than rounded up, neither Sysorex nor Inpixon will be able to guarantee any minimum sale price in connection with the sale of the shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

If the fractional shares are sold and you hold physical certificates for shares of Inpixon common stock and are the registered holder, you will receive a check from the Distribution Agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Sysorex estimates that it will take approximately [●] weeks from the distribution date for the Distribution Agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of Inpixon common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Treatment of Equity Based Compensation

On September 1, 2011, Inpixon’s board of directors and stockholders adopted Inpixon’s 2011 Employee Stock Incentive Plan, which was amended and restated on May 2, 2014. On January 8, 2018 and February 2, 2018, Inpixon’s board of directors and stockholders, respectively, adopted Inpixon’s 2018 Employee Stock Incentive Plan. Outstanding, unvested awards issued from the 2011 Employee Stock Incentive Plan and the 2018 Employee Stock Incentive Plan will be treated as follows:

Stock Option Awards

Awards Held by Sysorex Employees and Directors. As of the distribution date, each outstanding Inpixon stock option award held by an employee or director who will be employed by, or provide services to Sysorex following the separation will convert to an award of options to purchase shares of Sysorex common stock, with the number of shares subject to the award and the exercise price thereof to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Inpixon stock option award as measured immediately before and immediately after the separation, subject to rounding. The converted stock option awards will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original Inpixon stock option awards immediately before the separation.

Awards Held by Inpixon Employees and Directors. As of the distribution date, each outstanding Inpixon stock option award held by an employee or director who will remain employed by, or continue providing services to Inpixon following the separation and each former employee of Inpixon will remain an award of options to purchase shares of Inpixon common stock, provided that the number of shares subject to the award and the exercise price thereof will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Inpixon stock option award as measured immediately before and immediately after the separation, subject to rounding. The adjusted stock option awards will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original Inpixon stock option awards immediately before the separation.

Restricted Stock Awards

Awards Held by Sysorex Employees and Directors. As of the distribution date, each outstanding Inpixon restricted stock award held by an employee or director who will be employed by, or providing services to Sysorex following the separation will be converted into an award denominated in shares of Sysorex common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Inpixon restricted stock award as measured immediately before and immediately after the separation, subject to rounding. The converted restricted stock awards will be Inpixon restricted stock awards immediately before the separation.

Awards Held by Inpixon Employees and Directors. As of the distribution date, each outstanding Inpixon restricted stock award held by an employee or director who will remain employed by, or continue providing services to Inpixon following the separation, and each former employee of Inpixon will remain denominated in shares of Inpixon common stock, provided that the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Inpixon restricted stock award as measured immediately before and immediately after the separation, subject to rounding. The adjusted restricted stock awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original Inpixon restricted stock awards immediately before the separation.

After its separation from Inpixon, Sysorex will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [●], 2018, the record date for the distribution, and will reflect any exercise of Inpixon options between the date the Inpixon board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of Inpixon common stock or any rights of Inpixon stockholders. Inpixon will not distribute any fractional shares of Sysorex common stock.

Sysorex will enter into a Separation Agreement and other related agreements with Inpixon before the distribution to effect the separation and distribution and provide a framework for Sysorex’s relationship with Inpixon after the separation. These agreements will provide for the allocation between Inpixon and Sysorex of Inpixon’s assets, liabilities and obligations (including its employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Sysorex’s separation from Inpixon and will govern certain relationships between Inpixon and Sysorex after the separation. For a more detailed description of these agreements, see “Relationship with Inpixon Following Separation and Distribution.”

Market for Sysorex Common Stock

There is currently no public trading market for Sysorex’s common stock. Sysorex intends to apply to have its common stock quoted on the OTCQB marketplace of the OTC Markets under the symbol “SYRX.” Sysorex has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Sysorex cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices of one share of Inpixon common stock and [●] of a share of Sysorex common stock after the distribution may not equal the “regular-way” trading price of a share of Inpixon common stock immediately prior to the distribution. The price at which Sysorex common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Sysorex common stock will be determined in the public markets and may be influenced by many factors. See the section titled “Risk Factors—Risks Related to Sysorex’s Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Inpixon expects that there will be two markets in Inpixon common stock: a “regular-way” market and an “ex-distribution” market. Inpixon common stock that trades on the “regular-way” market will trade with an entitlement to Sysorex common stock distributed pursuant to the distribution. Inpixon common stock that trades on the “ex-distribution” market will trade without an entitlement to Sysorex common stock distributed pursuant to the spin-off. Therefore, if you sell shares of Inpixon common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive Sysorex common stock in the distribution. If you own shares of Inpixon common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you will receive the shares of Sysorex common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of Inpixon common stock.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Sysorex expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Sysorex common stock that will be distributed to holders of Inpixon common stock on the distribution date. If you own shares of Inpixon common stock at the close of business on the record date for the distribution, you would be entitled to Sysorex common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Sysorex common stock, without the shares of Inpixon common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Sysorex common stock will end, and “regular-way” trading will begin.

“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if Inpixon determines not to proceed with the distribution following the initiation of “ex-distribution” and “when-issued” trading markets, trades in “ex-distribution” and “when-issued” trading markets will be cancelled and, therefore, will not be settled.

Conditions to the Distribution

Sysorex has announced that the distribution will be effective at 12:01 a.m. Eastern Time, on [●], 2018, which is the distribution date, provided that the conditions set forth on pages 2 and 3 of this information statement together with the following conditions are satisfied (or waived by Inpixon in its sole discretion):

●	the transfer of assets and liabilities to Sysorex in accordance with the Separation Agreement will have been completed;

●	an independent appraisal firm acceptable to Inpixon shall have delivered one or more opinions to the Inpixon board of directors confirming the solvency and financial viability of Inpixon before the consummation of the distribution and each of Inpixon and Sysorex after consummation of the distribution, and such opinions shall have been acceptable to Inpixon in form and substance in Inpixon’s sole discretion and such opinions shall not have been withdrawn or rescinded;

●	the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Inpixon’s stockholders;

●	the transaction agreements relating to the separation and distribution will have been duly executed and delivered by the parties;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect; and

●	no event or development will have occurred or exist that, in the judgment of Inpixon’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Inpixon cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. The satisfaction of the foregoing conditions does not create any obligations on Inpixon’s part to effect the separation and distribution, and Inpixon’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation and distribution, including by accelerating or delaying the timing of the consummation of all or part of the separation and distribution, at any time prior to the effective time of the distribution. To the extent that the Inpixon board of directors determines that any modifications by Inpixon materially change the material terms of the distribution, Inpixon will notify it stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Regulatory Approval

Apart from the registration under United States federal securities laws of Sysorex common stock to be distributed in the distribution and related OTC Market quotation requirements, Sysorex does not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Under the Nevada Revised Statutes, Inpixon stockholders will not have appraisal rights in connection with the distribution.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the distribution of Sysorex common stock to “U.S. holders” (as defined below) of Inpixon common stock. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. This discussion applies only to U.S. holders of shares of Inpixon common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the Separation Agreement and the other separation-related agreements and as described in this information statement. This discussion is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or to holders subject to special rules under the Code (including, for example, non-U.S. stockholders, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships (or entities or arrangements treated as partnership for U.S. federal income tax purposes) that hold shares of Inpixon common stock, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their shares of Inpixon common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received shares of Inpixon or Sysorex common stock upon the exercise of employee stock options or otherwise as compensation, stockholders who are liable for the alternative minimum tax or any holders who actually or constructively own 5% or more of Inpixon common stock). This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Inpixon common stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or a resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (B) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Inpixon has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes, and there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions are taxable.

Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction that is Generally Tax-Free Under Sections 355 and 368(a)(1)(D) of the Code

Assuming the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free to the Inpixon stockholders under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution generally are as follows:

●	Inpixon may recognize corporate level gain as a result of certain pre or post-spin financings and internal restructurings in anticipation of the spin-off. Inpixon anticipates that it has sufficient net operating losses to offset most or all of this gain;

●	no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of Inpixon common stock upon the receipt of Sysorex common stock in the distribution, except with respect to any cash received in lieu of fractional shares of Sysorex common stock (as described below);

●	the aggregate tax basis of the Inpixon common stock and the Sysorex common stock received in the distribution (including any fractional share interest in Sysorex common stock for which cash is received) in the hands of each U.S. holder of Inpixon common stock immediately after the distribution will equal the aggregate basis of Inpixon common stock held by the U.S. holder immediately before the distribution, allocated between the shares of Inpixon common stock and Sysorex common stock (including any fractional share interest in Sysorex common stock for which cash is received) in proportion to the relative fair market value of each on the distribution date; and

●	the holding period of the Sysorex common stock received by each U.S. holder of Inpixon common stock in the distribution (including any fractional share interest in Sysorex common stock for which cash is received) will generally include the holding period at the time of the distribution for the Inpixon common stock with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional share of Sysorex common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Inpixon common stock exceeds one year at the time of distribution.

If a U.S. holder of Inpixon common stock holds different blocks of Inpixon common stock (generally shares of Inpixon common stock acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Sysorex common stock received in the distribution in respect of particular blocks of Inpixon common stock.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

As discussed above, Inpixon has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes. The IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply, and Inpixon, Sysorex and the Inpixon stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Inpixon or Sysorex could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, Sysorex may be required to indemnify Inpixon for taxes (and certain related losses) resulting from the distribution and certain related transactions not qualifying as tax-free for U.S. federal income tax purposes.

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, Inpixon would recognize taxable gain as if it had sold the Sysorex common stock in a taxable sale for its fair market value and Inpixon stockholders who receive shares of Sysorex common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Even if the distribution were to otherwise qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, it is likely to result in taxable gain to Inpixon under Section 355(e) of the Code as a result of certain pre and post-spin financings. For this purpose, any acquisitions of Inpixon or Sysorex shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although Inpixon or Sysorex may be able to rebut that presumption.

In connection with the distribution, Sysorex and Inpixon will enter into a tax matters agreement pursuant to which Sysorex will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by Inpixon or Sysorex, the party responsible for such failure will be responsible for all taxes imposed on Inpixon or Sysorex to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of Sysorex shares or assets, or because any of Sysorex’s representations, statements or undertakings were incorrect, incomplete or breached, Sysorex generally will be responsible for all taxes imposed as a result of such acquisition or breach. For a discussion of the tax matters agreement, see “Relationship with Inpixon Following Separation and Distribution - Tax Matters Agreement.” The indemnification obligations of Sysorex to Inpixon under the tax matters agreement are not expected to be limited in amount or subject to any cap. If Sysorex is required to pay any taxes or indemnify Inpixon and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, Sysorex may be subject to substantial liabilities.

Backup Withholding and Information Reporting

If Inpixon instructs the Distribution Agent to aggregate fractional shares of Sysorex common stock and sell them rather than rounding fractional shares up to the next whole Sysorex share, payments of cash to U.S. holders of Inpixon common shares in lieu of fractional shares of Sysorex common stock may be subject to information reporting and backup withholding (currently, at a rate of 28%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of Sysorex’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Sysorex’s articles of incorporation or bylaws to be in effect at the time of the distribution, which you must read for complete information about Sysorex’s capital stock as of the time of the distribution. The articles of incorporation and bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to Sysorex’s registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Nevada Revised Statutes.

Authorized and Outstanding Capital Stock

Following the reincorporation in Nevada, Sysorex will have 255,000,000 authorized shares of capital stock, par value $0.001 per share, of which 250,000,000 shares will be shares of common stock and 5,000,000 shares will be shares of “blank check” preferred stock. Immediately following the distribution, we expect that approximately [●] million shares of our common stock will be issued and outstanding, based on approximately [●] million shares of Inpixon common stock issued and outstanding on [●], 2018, and that no shares of preferred stock will be issued and outstanding.

Common Stock

The holders of Sysorex’s common stock will be entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that the Sysorex board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of shares of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Anti-takeover Provisions in Sysorex’s Articles of Incorporation and Bylaws

Authorized But Unissued Preferred Stock

As discussed above, we will be authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation will provide that the board of directors may issue preferred stock by resolution, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies

Our bylaws will include a provision that permits the board to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board will also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws will provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Our bylaws will also provide that when, by the provisions of our articles of incorporation, the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws will provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and articles of incorporation will not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Special Meetings of the Stockholders

Our bylaws will allow special meetings of our stockholders to be called only by our board of directors, any two directors, the Chairman of the board, our chief executive officer or our president.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

(1)       A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)       A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)       To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

(1)       Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2)       The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3)       The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred; (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our articles of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the Nevada Revised Statutes, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Sysorex, or for serving at the request of Sysorex as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws will also provide that Sysorex must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the Nevada Revised Statutes. Sysorex’s bylaws will expressly authorize Sysorex to carry directors’ and officers’ insurance to protect Sysorex, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in Sysorex’s articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Sysorex’s directors and officers, even though such an action, if successful, might otherwise benefit Sysorex and its stockholders. However, these provisions will not limit or eliminate Sysorex’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Sysorex pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Sysorex directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

Sysorex’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Sysorex by means of a proxy contest, tender offer, merger or otherwise.

Listing

Sysorex intends to apply to have its shares of common stock quoted on the OTCQB market of OTC Markets Group, Inc. under the symbol “SYRX.”

Sale of Unregistered Securities

On [●], Sysorex issued 3,950,000 shares of its common stock to Inpixon pursuant to Section 4(a)(2) of the Securities Act. Sysorex did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Sysorex’s common stock will be Computershare Trust Company, N.A. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact them with any questions relating to the distribution. For registered holders, with questions relating to the transfer or mechanics of the stock distribution, you should contact [●]:

Toll free, by phone: [●]

By regular mail or courier: [●]

WHERE YOU CAN FIND MORE INFORMATION

Sysorex has filed a registration statement on Form 10 with the SEC with respect to the shares of Sysorex common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Sysorex and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Sysorex will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Sysorex intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Sysorex has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

F-1

INPIXON USA AND SUBSIDIARY

CONDENSED COMBINED CARVE-OUT BALANCE SHEETS

(In thousands of dollars)

	As of March 31, 2018	As of December 31, 2017
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$330	$22
Accounts receivable, net	714	1,881
Notes and other receivables	168	170
Inventory	7	7
Prepaid licenses and maintenance contracts	--	4,638
Prepaid assets and other current assets	113	263

Total Current Assets	1,332	6,981

Prepaid licenses and maintenance contracts, non-current	--	2,264
Property and equipment, net	143	172
Intangible assets, net	4,593	5,113
Other assets	13	10

Total Assets	$6,081	$14,540

The accompanying notes are an integral part of these financial statements.

F-2

INPIXON USA AND SUBSIDIARY

CONDENSED COMBINED CARVE-OUT BALANCE SHEETS, continued

(In thousands of dollars)

	As of March 31, 2018	As of December 31, 2017
	(Unaudited)	(Audited)
Liabilities and Parent's Net Deficit

Current Liabilities
Accounts payable	$21,325	$24,271
Accrued liabilities	873	3,215
Deferred revenue	--	5,554

Total Current Liabilities	22,198	33,040

Long Term Liabilities
Deferred revenue, non-current	--	2,636
Acquisition liability - Integrio	420	997
Other liabilities	40	39

Total Liabilities	22,658	36,712

Commitments and Contingencies

Parent's Net Deficit
Parent's net deficit	(16,577)	(22,172)
Total Parent's Net Deficit	(16,577)	(22,172)

Total Liabilities and Parent's Net Deficit	$6,081	$14,540

The accompanying notes are an integral part of these financial statements.

F-3

INPIXON USA AND SUBSIDIARY

CONDENSED COMBINED CARVE-OUT STATEMENTS OF OPERATIONS

(In thousands of dollars)

	For the Three Months Ended
	March 31,
	2018	2017
Revenues
Products	$332	$9,335
Services	914	3,166
Total Revenues	1,246	12,501

Cost of Revenues
Products	175	7,929
Services	420	1,922
Total Cost of Revenues	595	9,851

Gross Profit	651	2,650

Operating Expenses
Research and development	90	269
Sales and marketing	637	1,328
General and administrative	1,233	2,180
Amortization of intangibles	519	519

Total Operating Expenses	2,479	4,296

Loss from Operations	(1,828)	(1,646)

Other Income (Expense)
Interest expense	(460)	(325)
Other income, net	577	--
Total Other Expense	117	(325)

Net Loss	(1,711)	(1,971)

The accompanying notes are an integral part of these financial statements.

F-4

INPIXON USA AND SUBSIDIARY

CONDENSED COMBINED CARVE-OUT STATEMENTS OF CHANGES IN PARENT'S NET DEFICIT

(in thousands of dollars)

	For the Three Months Ended
	March 31,
	2018	2017

Parent's net deficit, beginning of period	$(22,172)	$(662)

Net loss	(1,711)	(1,971)
Adoption of accounting standards	1,287	-
Net distributions from (to) Parent	6,019	(3,323)

Parent's net deficit, end of period	$(16,577)	$(5,956)

The accompanying notes are an integral part of these financial statements.

F-5

INPIXON USA AND SUBSIDIARY

CONDENSED COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	For the Three Months Ended
	March 31,
	2018	2017

Cash Flows from Operating Activities
Net loss	$(1,711)	$(1,971)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	73	41
Amortization of intangibles	519	519
Adoption of accounting standards	1,287	--
Gain on the settlement of liabilities	(126)	--
Stock based compensation	30	57
Amortization of debt discount	299	148
Provision for doubtful accounts	16	--
Other	(45)	29

Changes in operating assets and liabilities:
Accounts receivable	1,156	4,989
Other receivables	3	6
Inventories	--	193
Other current assets	150	349
Prepaid licenses & maintenance contracts	6,902	3,301
Other assets	(3)	(4)
Accounts payable	(2,821)	(675)
Accrued liabilities	(2,343)	(378)
Deferred revenue	(8,190)	(3,639)
Other liabilities	(577)	123
	(3,670)	5,059

Net Cash (Used In) Provided By Operating Activities	(5,381)	3,088

Cash Flows From Investing Activities
Purchase of property and equipment	--	(80)
Net Cash Used in Investing Activities	--	(80)

Cash Flows From Financing Activities
Net distributions from (to) parent	5,689	(3,529)

Net Cash Provided by (Used In) Financing Activities	5,689	(3,529)

Net Decrease in Cash and Cash Equivalents	308	(521)

Cash and Cash Equivalents - beginning of period	22	938

Cash and Cash Equivalents - end of period	$330	$417

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$21	$6
Income taxes	$--	$--

The accompanying notes are an integral part of these financial statements.

F-6

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 1 – Background and Basis of Presentation

Inpixon USA was incorporated in California on January 3, 1994 and Sysorex Government Services, Inc. (“SGS”), formerly known as (f/k/a) Inpixon Federal, is a wholly-owned subsidiary. On November 21, 2016, SGS completed the acquisition of substantially all of the assets and certain liabilities of Integrio Technologies, LLC (“Integrio”). The combined entities represent a value-added information technology (“IT”) reseller and provide data analytics consulting to commercial and government customers worldwide. The principal executive offices of Inpixon USA are located in Herndon, Virginia.

The accompanying combined carve-out financial statements of Inpixon USA and SGS (excluding Shoom and AirPatrol; collectively the ‘Company,” “we,” “us” or “our”), the historical combined carve-out financial position, results of operations, changes in net investment and cash flows of the Company. These combined carve-out financial statements have been derived from the accounting records of Inpixon USA and SGS on a carve-out basis and should be read in conjunction with the accompanying notes thereto. These combined carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The combined carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in our financial statements include an allocation for certain corporate and shared service functions historically provided by our Parent, including, but not limited to administrative costs and interest expense. Management believes the assumptions underlying our combined carve-out financial statements, including the assumptions regarding the allocation of general corporate expenses from our Parent, are reasonable. Nevertheless, our combined carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

The accompanying unaudited condensed combined carve-out financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information, which are the accounting principles that are generally accepted in the United States of America. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of the Company’s operations for the three month period ended March 31, 2018 is not necessarily indicative of the results to be expected for the year ending December 31, 2018.  These interim unaudited condensed combined carve-out financial statements should be read in conjunction with the Company’s audited carve-out financial statements and notes for the years ended December 31, 2017 and 2016 included herein and on Form 10 filed with the U.S. Securities and Exchange Commission on April 18, 2018.

Note 2 - Going Concern and Management’s Plans

As of March 31, 2018, the Company had a nominal cash balance, plus working capital and Parent deficiencies of approximately $20.9 million and $16.6 million, respectively. For the three months ended March 31, 2018 and 2017, the Company incurred net losses of approximately $1.7 million and $2.0 million, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying combined carve-out financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The combined carve-out financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the combined carve-out financial statements are issued.

F-7

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 2 – Going Concern and Management’s Plans (continued)

The Company’s continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to close on any financing. The Company’s ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. In that regard, the Company’s revenues declined by approximately 90% during the three months ended March 31, 2018 as compared to the prior fiscal year as a result of our credit limitations with vendors and suppliers limiting our ability to process orders and $2.0 million decrease in revenue resulting from the adoption of the new ASC 606 revenue recognition policy beginning in January 2018. Parent has funded our operations primarily with proceeds from public and private offerings of its common stock and secured and unsecured debt instruments and intends to make an additional cash contribution of $2 million although there is no guarantee the contribution will occur. Our history of operating losses, the amount of our indebtedness and the potential for significant judgments to be rendered against us may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations.

Note 3 - Summary of Significant Accounting Policies

Combined Carve-Out Financial Statements

The combined carve-out financial statements have been prepared using the accounting records of Inpixon USA and SGS. All material inter-company balances and transactions have been eliminated.

The Company’s complete accounting policies are described in Note 3 to the Company’s audited combined carve-out financial statements and notes for the years ended December 31, 2017 and 2016 included herein and in the Form 10 filed with the SEC on April 18, 2018.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the valuation of stock-based compensation;

●	the allowance for doubtful accounts;

●	the valuation allowance for the deferred tax asset; and

●	impairment of long-lived assets and goodwill.

F-8

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 3 - Summary of Significant Accounting Policies (continued)

Revenue Recognition

Hardware and Software Revenue Recognition

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)”, or ASU 2016-12. This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It has replaced most existing revenue recognition guidance under U.S. GAAP. The ASU may be applied retrospectively to historical periods presented or as a cumulative-effect adjustment as of the date of adoption. We have adopted Topic 606 using a modified retrospective approach and will be applied prospectively in our financial statements from January 1, 2018 forward. Revenues under Topic 606 are required to be recognized either at a “point in time” or “over time”, depending on the facts and circumstances of the arrangement, and will be evaluated using a five-step model. The adoption of Topic 606 did not have a material impact on our financial statements, either at initial implementation nor will it have a material impact on an ongoing basis.

For sales of hardware and software products, the Company’s performance obligation is satisfied at a point in time when they are shipped to the customer. This is when the customer has title to the product and the risks and rewards of ownership. The delivery of products to our customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately responsible for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. Accordingly, the Company is the principal in the transaction with the customer and records revenue on a gross basis. The Company receives fixed consideration for sales of hardware and software products. The Company’s customers generally pay within 30 to 60 days from the receipt of a valid invoice. The Company has elected the practical expedient to expense the costs of obtaining a contract when they are incurred because the amortization period of the asset that otherwise would have been recognized is less than a year.

License and Maintenance Services Revenue Recognition

The Company resells hardware, software and other IT equipment license and maintenance services in exchange for fixed fees. For sales of maintenance services and warranties, the customer obtains control at the point in time that the services to be provided by a third party vendor are purchased by the customer and therefore the Company’s performance obligations are satisfied at that time. The Company’s customers generally pay within 30 to 60 days from the receipt of a valid invoice.

F-9

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 3 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

The Company’s maintenance services agreements permit customers to obtain technical support from the Company and/or the manufacturer and to update, at no additional cost, to the latest technology when new software updates are introduced when and if available during the period that the maintenance agreement is in effect. Since the Company assumes certain responsibility for product staging, configuration, installation, modification, and integration with other customer systems, or retains general inventory risk upon customer return or rejection and is most familiar with the customer and its required specifications, it generally serves as the initial contact with the customer with respect to any maintenance services required and may perform all or part of the required service.

Typically, the Company sells maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance.

Customers that have purchased maintenance/warranty services have a right to cancel and receive a refund of the amounts paid for unused services at any time during the service period upon advance written notice to the Company. Cancellation and refund privileges with respect to maintenance/warranty services lapse as to any period during the term of the agreement for which such services have already been provided. Customers do not have the right to a refund of paid fees for maintenance/warranty services that have already been provided. Adoption of Topic 606 had a material effect on the recognition of our license and maintenance revenue as it was previously recognized over time however under the new policy it is recognized at a point in time and therefore the Company’s accumulated deferred revenue was accelerated as of January 1, 2018.

Professional Services Revenue Recognition

The Company’s professional services include fixed fee and time and materials contracts. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the quarters ended March 31, 2018 and 2017, the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies and commercial customers.

Contract Balances

The timing of our revenue recognition may differ from the timing of payment by our customers. We record a receivable when revenue is recognized prior to payment and we have an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of $0 as of March 31, 2018 related to cash received in advance for product maintenance services provided by the Company’s technical staff.

F-10

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 3 - Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

Historically, the Company’s Parent has granted options to its employee and non-employees to purchase common stock of Parent. The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options vest, and the fair value of such options, as adjusted, is expensed over the related vesting period. During the three months ended March 31, 2018 and 2017, the Company recorded stock-based compensation charges of $30,000 and $57,000, respectively, for the amortization of employee stock options, which are included in general and administrative expenses.

Recent Accounting Standards

In November 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of ASU 2015-17 did not have a material impact on its financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718); Scope of Modification Accounting (“ASU 2017-09”). The amendments in ASU 2017-09 provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

F-11

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 3 - Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted this standard in the year ended December 31, 2017.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

F-12

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 3 - Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method which was applied to all contracts at the date of initial application. We recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The cumulative effect of the changes made to our consolidated January 1, 2018 balance sheet for the adoption of ASU 2014-09, Revenue - Revenue from Contracts with Customers were as follows (in millions):

	Balance at December 31, 2017	Adjustments due to ASU 2014-09	Balance at January 1, 2018
Balance Sheet:
Assets
Prepaid licenses & maintenance contracts, current	$4,638	$(4,638)	$--
Prepaid licenses & maintenance contracts, non-current	$2,264	$(2,264)	$--

Liabilities	$5,554	$(5,554)	$--
Deferred revenue, current	$2,636	$(2,636)	$--
Deferred revenue, non-current

Equity
Accumulated deficit	$(22,172)	$1,287	$(20,885)

In accordance with the new revenue standard requirements, the disclosure of the impact of adoption on our condensed consolidated income statement and balance sheet was as follows (in millions):

	For the period ended March 31, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/ (Lower)
Income Statement
Revenues
Products	332	2,363	(2,031)
Services	914	-	914

Cost and expenses
Cost of Revenues
Products	175	1,892	(1,717)
Services	420	-	420

Gross Profit	651	337	314
Income/Loss from Operations	(1,828)	(2,142)	314
Net Income (Loss)	(1,711)	(2,025)	314

F-13

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 3 - Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

	March 31, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/ (Lower)
Balance Sheet
Assets
Prepaid Licenses & Maintenance Contracts, current	-	2,922	(2,922)
Prepaid Licenses & Maintenance Contracts, non-Current	-	2,264	(2,264)

Liabilities
Deferred Revenue , current	-	3,523	(3,523)
Deferred Revenue, non-current	-	2,636	(2,636)

Equity
Accumulated Deficit	(16,577)	(17,549)	972

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the combined carve-out financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the combined carve-out financial statements.

Note 4 - Inventory

Inventory at March 31, 2018 and December 31, 2017 consisted of the following (in thousands):

	As of March 31, 2018	As of December 31, 2017
Work in process	$7	$7
Total Inventory	$7	$7

F-14

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 5 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the three months ended March 31, 2018 and 2017 (in thousands of dollars):

	For the Three Months Ended March 31, 2018		For the Three Months Ended March 31, 2017
	$	%	$	%
Customer A	512	41%	1,313	11%
Customer B	211	17%	--	--
Customer C	200	16%	--	--
Customer D	--	--	1,652	13%

As of March 31, 2018, Customer A represented approximately 49%, Customer B represented approximately 10% and Customer C represented approximately 0% of total accounts receivable. As of March 31, 2017, Customer A represented approximately 16% and Customer D represented approximately 3% of total accounts receivable.

For the three months ended March 31, 2018, two vendors represented approximately 48% and 32% of total purchases. Purchases from these vendors during the three months ended March 31, 2018 were $0.2 million and $0.1 million.  For the three months ended March 31, 2017, five vendors represented approximately 26%, 15%, 12%, 10% and 10% of total purchases. Purchases from these vendors during the three months ended March 31, 2017 were $1.6 million, $0.9 million, $0.8 million, $0.7 million and $0.6 million.

As of March 31, 2018, two vendors represented approximately 34% and 17% of total gross accounts payable. As of March 31, 2017, one vendor represented approximately 37% of total gross accounts payable.

F-15

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 6 - Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.

If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

On August 10, 2017, Embarcadero Technologies, Inc. (“Embarcadero”) and Idera, Inc. (“Idera”) filed a complaint in the U.S. Federal District Court for the Western District of Texas against SGS f/k/a Inpixon Federal and Integrio for failure to pay for purchased software and services pursuant to certain reseller agreements. The complaint alleges that SGS entered into an agreement with Integrio to acquire certain assets and assume certain liabilities of Integrio and are therefore responsible for any amounts due. In the complaint, Embarcadero and Idera demand that SGS and Integrio pay $1,100,000.00 in damages. On April 26, 2018, the parties filed a stipulation of dismissal to dismiss this case with prejudice following entry into a settlement agreement pursuant to which the Company agreed to satisfy the outstanding payables. On April 28, 2018, the court rendered the final judgment to approve this stipulation. The liability has been accrued and is included as a component of accounts payable as of March 31, 2018 in the combined carve-out balance sheets.

On August 11, 2017, Micro Focus (US) Inc. (“Micro Focus”), filed a complaint in the Circuit Court of Fairfax County, Virginia against SGS f/k/a Inpixon Federal for failure to pay a debt settlement entered into on March 13, 2017 for a principal amount of approximately $246,000 plus accrued interest. The complaint demands full payment of the principal amount of approximately $246,000 plus accrued interest. On October 31, 2017, Micro Focus filed a motion for summary judgment against SGS. The Company consented to the court entering summary judgment in favor of Micro Focus in the amount of approximately $246,000, with interest accruing at 10% per annum from June 13, 2017 until payment is completed. On April 19, 2018, the Company signed a settlement agreement with Microfocus for $200,000. The first $100,000 payment was made on April 19, 2018 and the second $100,000 payment is due on June 22, 2018. Upon receiving the second payment Microfocus will file an Authorization for Entry of Satisfaction of Judgment. The liability has been accrued and is included as a component of accounts payable as of March 31, 2018 in the combined carve-out balance sheets.

F-16

INPIXON USA AND SUBSIDIARY

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Note 6 - Commitments and Contingencies (continued)

Litigation (continued)

On March 1, 2017, VersionOne, Inc. filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon, Inpixon USA, and SGS f/k/a Inpixon Federal, Inc. (collectively, “Defendants”). The complaint alleges that VersionOne provided services to Integrio having a value of approximately $486,000, that in settlement of this amount Integrio and VersionOne entered into an agreement (the “Settlement Agreement”) whereby Integrio agreed to pay, and VersionOne agreed to accept as full payment, approximately $243,000 (the “Settlement Amount”), and that as a result of the Defendants’ acquisition of the assets of Integrio, Defendants assumed the Settlement Amount but failed to pay amounts owed to VersionOne. The complaint also alleges that, subsequent to closing of the acquisition, VersionOne provided additional services to Defendants having a value of approximately $145,000, for which it has not been paid. VersionOne alleges that, Defendants have an obligation to pay both the Settlement Amount and the cost of the additional services. On Dec. 8, 2017, the court entered judgment against Inpixon, SGS, and Inpixon USA, jointly and severally, in the amount of approximately $334,000. The liability has been accrued and is included as a component of accounts payable as of March 31, 2018 in the combined carve-out balance sheets.

On September 5, 2017 Dell Marketing threatened legal action against Inpixon USA and demanded approximately $1.8 million for payment of unpaid invoices. On or about January 29, 2018 the parties executed a settlement agreement resolving the matter. No court action was filed. The liability has been accrued and is included as a component of accounts payable as of March 31, 2018 in the combined carve-out balance sheets.

On December 28, 2017, Virtual Imaging, Inc. (“Virtual Imaging”) filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon USA, and SGS f/k/a Inpixon Federal. (collectively, the “Defendants”). The complaint alleges that Virtual Imaging provided products to the Defendants having an aggregate value of approximately $3,938,000, of which approximately $3,688,000 remains outstanding and overdue. Virtual Imaging has demanded compensation for the unpaid amount of approximately $3,688,000. The Company is negotiating a settlement agreement and payment plan with Virtual Imaging. The liability has been accrued and is included as a component of accounts payable as of March 31, 2018 in the combined carve-out balance sheets.

On January 2, 2018 VMS, Inc. sent a demand letter claiming Inpixon USA owes approximately $1.2 million in unpaid invoices. The parties are currently negotiating a settlement agreement and payment plan to pay the outstanding liability. The liability has been accrued and is included as a component of accounts payable as of March 31, 2018 in the combined carve-out balance sheets.

On January 22, 2018, Deque Systems, Inc. filed a motion for entry of default judgment (the “Motion”) against SGS f/k/a Inpixon Federal in the Circuit Court of Fairfax County, Virginia. The Motion alleges that SGS failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000. A trial is currently scheduled for September 12, 2018 and the Company is negotiating a settlement agreement and payment plan. The liability has been accrued and is included as a component of accounts payable as of March 31, 2018 in the combined carve-out balance sheets.

On February 16, 2018 the Versata Companies submitted a notice of mediation to the WIPO Arbitration and Mediation Center claiming that SGS f/ka/ Inpixon Federal owes approximately $421,000 in unpaid invoices and late fees. Approximately $176,000 of that amount is under dispute by SGS. The parties are currently negotiating a settlement agreement and payment plan to pay the outstanding liability. The liability has been accrued and is included as a component of accounts payable as of March 31, 2018 in the combined carve-out balance sheets.

Note 7 - Subsequent Events

On April 6, 2018, AVT Technology Solutions, LLC, filed a complaint in the United States District Court Middle District of Florida Tamp Division against Inpixon and Inpixon USA alleging breach of contract, breach of corporate guaranty and unjust enrichment in connection with non-payment for goods received and requesting a judgment in an amount of not less than $9,152,698.71. We filed a motion to dismiss this complaint and intend to negotiate a settlement and payment plan with AVT.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Inpixon, USA and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying combined carve-out balance sheets of Inpixon USA and Subsidiariy (the “Company”) as of December 31, 2017 and 2016, the related combined carve-out statements of operations, changes in parent’s net (deficit) investment and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying combined carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum llp

We have served as the Company’s auditor since 2012.

New York, New York
April 18, 2018

F-18

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT BALANCE SHEETS

(In thousands of dollars)

	December 31,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$22	$938
Accounts receivable, net	1,881	10,389
Notes and other receivables	170	339
Inventory	7	200
Prepaid licenses and maintenance contracts	4,638	13,321
Prepaid assets and other current assets	263	658

Total Current Assets	6,981	25,845

Prepaid licenses and maintenance contracts, non-current	2,264	5,169
Property and equipment, net	172	332
Intangible assets, net	5,113	7,189
Goodwill	-	7,805
Other assets	10	78

Total Assets	$14,540	$46,418

The accompanying notes are an integral part of these financial statements.

F-19

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT BALANCE SHEETS, continued

(In thousands of dollars)

	December 31,
	2017	2016

Liabilities and Parent's Net Deficit

Current Liabilities
Accounts payable	$24,271	$21,930
Accrued liabilities	3,215	2,563
Deferred revenue	5,554	14,910

Total Current Liabilities	33,040	39,403

Long Term Liabilities
Deferred revenue, non-current	2,636	5,960
Acquisition liability - Integrio	997	1,648
Other liabilities	39	69

Total Liabilities	36,712	47,080

Commitments and Contingencies

Parent's Net Deficit
Parent's net deficit	(22,172)	(662)
Total Parent's Net Deficit	(22,172)	(662)

Total Liabilities and Parent's Net Deficit	$14,540	$46,418

The accompanying notes are an integral part of these financial statements.

F-20

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT STATEMENTS OF OPERATIONS

(In thousands of dollars)

	For the Years Ended
	December 31,
	2017	2016
Revenues
Products	$33,392	$36,147
Services	7,806	12,221
Total Revenues	41,198	48,368

Cost of Revenues
Products	28,310	28,475
Services	4,770	8,277
Total Cost of Revenues	33,080	36,752

Gross Profit	8,118	11,616

Operating Expenses
Research and development	849	611
Sales and marketing	4,211	5,255
General and administrative	7,632	5,602
Acquisition related costs	-	829
Impairment of goodwill	7,805	-
Amortization of intangibles	2,077	871

Total Operating Expenses	22,574	13,168

Loss from Operations	(14,456)	(1,552)

Other Income (Expense)
Interest expense	(1,937)	(659)
Other income, net	348	4
Extinguishment loss on debt modification	(869)

Total Other Expense	(2,458)	(655)

Net Loss	(16,914)	(2,207)

The accompanying notes are an integral part of these financial statements.

F-21

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT STATEMENTS OF CHANGES IN PARENT'S NET (DEFICIT) INVESTMENT

(in thousands of dollars)

	For the Years Ended
	December 31,
	2017	2016

Parent's net (deficit) investment, beginning of year	$(662)	$9,974

Net loss	(16,914)	(2,207)
Net distributions to parent	(4,596)	(8,429)

Parent's net deficit, end of year	$(22,172)	$(662)

The accompanying notes are an integral part of these financial statements.

F-22

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	For the Years Ended
	December 31,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(16,914)	$(2,207)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	187	95
Amortization of intangibles	2,077	871
Impairment of goodwill	7,805	-
Gain on earnout	(561)	-
Loss on disposal of fixed assets	53	-
Gain on the settlement of liabilities	(430)	(1,541)
Stock based compensation	150	301
Extinguishment loss on debt modification	869
Amortization of debt discount	672	172
Provision for doubtful accounts	21	103

Changes in operating assets and liabilities:
Accounts receivable	8,881	2,843
Other receivables	169	365
Inventories	193	(136)
Other current assets	395	323
Prepaid licenses & maintenance contracts	11,588	(232)
Other assets	68	(3)
Accounts payable	2,376	6,432
Accrued liabilities	653	274
Deferred revenue	(12,681)	81
Other liabilities	(119)	14
	22,366	9,962
Net Cash Provided By Operating Activities	5,452	7,755

Cash Flows From Investing Activities
Purchase of property and equipment	(80)	(125)
Cash acquired in Integrio acquisition	-	189
Investment in Integrio	-	(683)
Net Cash Used in Investing Activities	(80)	(619)

Cash Flows From Financing Activities
Net distributions to parent	(6,288)	(8,902)

Net Cash Used In Financing Activities	(6,288)	(8,902)
Net Decrease in Cash and Cash Equivalents	(916)	(1,766)

Cash and Cash Equivalents - beginning of period	938	2,704

Cash and Cash Equivalents - end of period	$22	$938

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$31	$76
Income taxes	$-	$-

Non-cash investing and financing activities:
Net distributions to parent	$1,691	$473

Acquisition of Integrio Technologies:
Assumption of assets other than cash (property and equipment)	$-	$64
Assumption of assets other than cash - intangibles	$-	$4,858

The accompanying notes are an integral part of these financial statements.

F-23

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 1 – Background and Basis of Presentation

Inpixon USA was incorporated in California on January 3, 1994 and Inpixon Federal, Inc. (“Inpixon Federal”) is a wholly-owned subsidiary. On November 21, 2016, and as more fully described in Note 4, Inpixon Federal completed the acquisition of substantially all of the assets and certain liabilities of Integrio Technologies, LLC (“Integrio”). The combined entities represent a value-added information technology (“IT”) reseller and provide data analytics consulting to commercial and government customers worldwide. The principal executive offices of Inpixon USA are located in Herndon, Virginia.

The accompanying combined carve-out financial statements of Inpixon USA and Inpixon Federal (excluding Shoom and AirPatrol; collectively the ‘Company,” “we,” “us” or “our”), the historical combined carve-out financial position, results of operations, changes in net investment and cash flows of the Company. These combined carve-out financial statements have been derived from the accounting records of Inpixon USA and Inpixon Federal on a carve-out basis and should be read in conjunction with the accompanying notes thereto. These combined carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The combined carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in our financial statements include an allocation for certain corporate and shared service functions historically provided by our Parent, including, but not limited to administrative costs and interest expense. Management believes the assumptions underlying our combined carve-out financial statements, including the assumptions regarding the allocation of general corporate expenses from our Parent, are reasonable. Nevertheless, our combined carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

Note 2 – Going Concern and Management’s Plans

As of December 31, 2017, the Company had a nominal cash balance, plus working capital and Parent deficiencies of approximately $26.1 million and $22.2 million, respectively. For the years ended December 31, 2017 and 2016, the Company incurred net losses of approximately $16.9 million and $2.2 million, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying combined carve-out financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The combined carve-out financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the combined carve-out financial statements are issued.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 2 – Going Concern and Management’s Plans (continued)

The Company’s continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to close on any financing. The Company’s ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. In that regard, the Company’s revenues declined by approximately 15% during the year ended December 31, 2017 as compared to the prior fiscal year as a result of our credit limitations with vendors and suppliers limiting our ability to process orders. Parent has funded our operations primarily with proceeds from public and private offerings of its common stock and secured and unsecured debt instruments and intends to make an additional cash contribution of $2 million although there is no guarantee the contribution will occur. Our history of operating losses, the amount of our indebtedness and the potential for significant judgments to be rendered against us may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations.

Note 3 - Summary of Significant Accounting Policies

Combined Carve-Out Financial Statements

The combined carve-out financial statements have been prepared using the accounting records of Inpixon USA and Inpixon Federal. All material inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	The valuation of the assets and liabilities acquired from Integrio as described in Note 4, as well as the valuation of Parent’s common shares issued in the transaction;

●	the valuation of stock-based compensation;

●	the allowance for doubtful accounts;

●	the valuation allowance for the deferred tax asset; and

●	impairment of long-lived assets and goodwill.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are combined as of and subsequent to the acquisition date.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments with maturities of three months or less when purchased. As of December 31, 2017 and 2016 the Company had no cash equivalents.

Accounts Receivable, net and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. The Company’s allowance for doubtful accounts was nominal as of December 31, 2017 and 2016.

Inventory

Inventory is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories. Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves. If the Company does not meet its sales expectations, these reserves are increased. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2017 and 2016, the Company deemed any such allowance to be nominal. Inventory balances of $7,000 and $200,000 represent work in process as of December 31, 2017 and 2016, respectively.

Prepaid Licenses and Maintenance Contracts

Prepaid licenses and maintenance contracts represent payments made by the Company directly to the manufacturer. The Company acts as the principal and the primary obligor in the transaction and amortizes the capitalized costs ratably over the term of the contract to cost of revenues, generally one to five years.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets

Intangible assets primarily consist of customer relationships, supplier relationships and trade name/trademarks. They are amortized ratably over their deemed useful life of one to seven years. The Company assesses the carrying value of its intangible assets for impairment each year. Based on its assessments, the Company did not incur any impairment charges for the years ended December 31, 2017 and 2016.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Goodwill

Purchased goodwill is not amortized, but instead is tested for impairment annually or when indicators of impairment exist. Goodwill impairment testing involves a comparison of the estimated fair value of reporting units to the respective carrying amount, which may be performed utilizing either a qualitative or quantitative assessment. A reporting unit is defined as an operating segment or one level below an operating segment (also known as a component). If the estimated fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the estimated fair value, then a second step is performed to determine the amount of impairment, if any. An impairment charge is the amount by which the carrying amount of goodwill exceeds the estimated implied fair value of goodwill. We estimate the implied fair value of goodwill as the excess of the estimated fair value of the reporting unit over the estimated fair value of its identifiable net assets. This is the same manner we use to recognize goodwill from a business combination. Goodwill impairment testing involves judgment, including the identification of reporting units, the estimation of the fair value of each reporting unit and, if necessary, the estimation of the implied fair value of goodwill. We have multiple divisions (components) for which discrete financial information is available. Components are aggregated into reporting units for purposes of goodwill impairment testing to the extent that they share similar economic characteristics.

Fair value can be determined using market, income or cost-based approaches. Our determination of estimated fair value of the reporting units is based on a combination of the income-based and market-based approaches. Under the income-based approach, we use a discounted cash flow model in which cash flows anticipated over several future periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate risk-adjusted rate of return. We use our internal forecasts to estimate future cash flows and include an estimate of long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ materially from those used in our forecasts. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective reporting units and in our internally-developed forecasts. Under the market-based approach, we determine fair value by comparing our reporting units to similar businesses or guideline companies whose securities are actively traded in public markets. To further confirm fair value, we compare the aggregate fair value of our reporting units to our total market capitalization. Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. The use of alternate estimates and assumptions or changes in the industry or peer groups could materially affect the determination of fair value for each reporting unit and potentially result in goodwill impairment.

During the year ended December 31, 2017 we recorded an impairment charge for goodwill of $7.8 million.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference.

Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2017 and 2016.

Research and Development

Research and development costs consist primarily of professional fees and compensation expense. All research and development costs are expensed as incurred.

Deferred Rent Expense

The Company has operating leases which contain predetermined increases and rent holidays in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The difference between the expense charged to operations in any year and the amount payable under the lease during that year is recorded as deferred rent expense on the Company’s balance sheet, which will reverse to the statement of operations over the lease term.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be nominal during each of the reporting periods.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods

Deferred Financing Costs

Cost incurred in conjunction with Parent’s credit line were capitalized and were amortized to interest expense using the straight line method, which approximates the interest rate method, over the term of the credit line. The amortization of debt discount was allocated to the Company based on the credit line usage. Amortization of debt discount was $672,000 and $172,000 for the years ended December 31, 2017 and 2016, respectively. The deferred financing costs are allocated costs from Parent and there are no amounts capitalized on the balance sheet as of December 31, 2017 or 2016.

Debt Extinguishment

During 2017, certain debentures issued by Parent were modified and the modification was deemed to represent an extinguishment because the change in present value of the cash flows exceeded 10% of the carrying value of debentures. An extinguishment loss resulted, of which $869,000 was allocated to the Company based on usage of the debenture proceeds.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Revenue Recognition

The Company provides information technology, or IT, solutions and services to customers and derives revenues primarily from the sale of third-party hardware and software products, software, assurance, licenses and other consulting services, including maintenance services and recognizes revenue once the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) the price is fixed and determinable, (3) shipment (software and hardware) or fulfillment (maintenance) has occurred; and (4) there is reasonable assurance of collection of the sales proceeds (the “Revenue Recognition Criteria”). In addition, the Company also records revenues in accordance with Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Consideration” (“ASC 605-45”). The Company evaluates the sales of products and services on a case by case basis to determine whether the transaction should be recorded gross or net, including, but not limited to, assessing whether or not the Company: (1) is the primary obligor in the transaction; (2) has inventory risk with respect to the products and/or services sold; (3) has latitude in pricing; and (4) changes the product or performs part of the services sold. The Company evaluates whether revenues received from the sale of hardware and software products, licenses, and services, including maintenance and professional consulting services, should be recognized on a gross or net basis on a transaction by transaction basis. As of December 31, 2017, the Company has determined that all revenues received should be recognized on a gross basis in accordance with applicable standards.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Cooperative reimbursements from vendors, which are earned and available, are recorded during the period the related transaction has occurred. Cooperative reimbursements are recorded as a reduction of cost of sales in accordance with ASC Topic 605-50 “Accounting by a Customer (including reseller) for Certain Consideration Received from a Vendor.” Provisions for returns are estimated based on historical collections and credit memo analysis for the period. The Company receives Marketing Development Funds from vendors based on quarterly or annual sales performance to promote the marketing of vendor products and services. The Company must file claims with vendors for these cooperative reimbursements by providing invoices and receipts for marketing expenses. Reimbursements are recorded as a reduction of marketing expenses and other applicable selling, general and administrative expenses ratably over the period in which the expenses are expected to occur. The Company receives vendor rebates which are recorded to cost of sales.

The Company also enters into sales transactions whereby customer orders contain multiple deliverables and the Company reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: the Company’s design, configuration, installation, integration, warranty/maintenance and consulting services; and third-party computer hardware, software and warranty maintenance services. In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately. For the years ended December 31, 2017 and 2016 revenues recognized as a result of customer contracts requiring the delivery of multiple elements were $11.9 million and $19.1 million, respectively.

Hardware, Software and Licensing Revenue Recognition

Generally, the Revenue Recognition Criteria are met with respect to the sales of hardware and software products when they are shipped to the customer. The delivery of products to our customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately responsible for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. As a result, the Company recognizes the sale of the product and the cost of such upon receiving notification from the supplier that the product has shipped. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable. Vendor product price discounts are recorded when earned as a reduction to cost of sales.

Maintenance and Professional Services Revenue Recognition

With respect to sales of our maintenance, consulting and other service agreements, the Revenue Recognition Criteria is met once the service has been provided. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. The fixed rate includes direct labor, indirect expenses, and profits. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. Anticipated losses are recognized as soon as they become known. For the years ended December 31, 2017 and 2016, the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies and commercial customers.

The Company recognizes revenue for sales of all services billed as a fixed fee ratably over the term of the arrangement as such services are provided. Billings for such services that are made in advance of the related revenue recognized are recorded as deferred revenue and recognized as revenue ratably over the billing coverage period. Amounts received as prepayments for services to be rendered are recognized as deferred revenue. Revenue from such prepayments is recognized when the services are provided.

The Company’s storage and computing maintenance services agreements permit customers to obtain technical support from the Company and/or the manufacturer and to update, at no additional cost, to the latest technology when new software updates are introduced when and if available during the period that the maintenance agreement is in effect. Since the Company assumes certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retains general inventory risk upon customer return or rejection and is most familiar with the customer and its required specifications, it generally serves as the initial contact with the customer with respect to any storage and computing maintenance services required and therefore will perform all or part of the required service.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Typically, the Company sells maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance and records the amounts received as deferred revenue with respect to any portion of the fee for which services have not yet been provided. The Company recognizes the related revenue ratably over the term of the maintenance agreement as services are provided. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

Customers that have purchased maintenance/warranty services have a right to cancel and receive a refund of the amounts paid for unused services at any time during the service period upon advance written notice to the Company. Cancellation and refund privileges with respect to maintenance/warranty services lapse as to any period during the term of the agreement for which such services have already been provided. Customers do not have the right to a refund of paid fees for maintenance/warranty services that the Company has earned and recognized as revenue. Invoices issued for maintenance/warranty services not yet rendered are recorded as deferred revenue and then recognized as revenue ratably over the service period. As a result, (1) the warranty and maintenance service fees payable by each customer are separately accounted for in each customer purchase order as a separate line item, and (2) upon the Company’s receipt and acceptance of a request for refund of maintenance/warranty services not yet provided, the Company’s obligation to perform any additional maintenance/warranty services will end. Sales are recorded net of discounts and returns.

Stock-Based Compensation

Historically, the Company has granted options to its employee and non-employees to purchase common stock of Parent. The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options vest, and the fair value of such options, as adjusted, is expensed over the related vesting period. During the years ended December 31, 2017 and 2016, the Company recorded stock-based compensation charges of $150,000 and $301,000, respectively, for the amortization of employee stock options, which are included in general and administrative expenses.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these combined carve-out financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts which approximate fair value due to their short-term nature.

Segment Reporting

In accordance with ASC 280 “Segment Reporting”, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Our chief decision maker, as defined under the FASB’s guidance, is the Chief Executive Officer. It has been determined that the Company operates in a single business segment (infrastructure) and a single geographic segment (the United States).

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the combined carve-out financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the combined carve-out financial statements.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Recent Accounting Standards

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The guidance is effective for annual and interim periods beginning on or after December 15, 2018 for emerging growth public companies subject to the extended transition period for complying with any new or revised financial accounting standards.  The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for annual and interim periods beginning on or after December 15, 2019 for emerging growth public companies subject to the extended transition period for complying with any new or revised financial accounting standards.  The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In January 2017, the FASB issued ASU 2017-04: “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes Step 2 from the goodwill impairment test. This guidance is effective for public company filers for annual and interim periods beginning after December 15, 2020 for emerging growth public companies subject to the extended transition period for complying with any new or revised financial accounting standards. Early adoption is permitted for interim or annual goodwill impairment tests performed with a measurement date after January 1, 2017. The Company adopted this accounting guidance during the year ended December 31, 2017.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 - Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This guidance is effective for annual and interim periods beginning on or after December 15, 2019 for emerging growth public companies subject to the extended transition period for complying with any new or revised financial accounting standards.  The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance is effective for public companies for annual and interim periods beginning on or after December 15, 2017.

The Company will adopt ASC 606 effective January 1, 2018 using the modified retrospective method. As of the date of filing, the Company has not completed its ASC 606 implementation process and, as a result, cannot disclose the quantitative impact of adoption on its combined carve-out financial statements.

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INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 4 - Integrio Asset Acquisition

On November 14, 2016, the Company and Inpixon Federal (collectively, the “Buyer”), entered into an Asset Purchase Agreement, as amended by the Amendment No. 1 to Asset Purchase Agreement (as so amended, the “Purchase Agreement”) with Integrio and Emtec Federal, LLC, a wholly-owned subsidiary of Integrio, (collectively, the “Seller”) which was in the business of providing IT integration and engineering services to customers, primarily government agencies. The transaction closed on November 21, 2016. The consideration paid for the assets included an aggregate of (A) $1.8 million in cash, of which $1.4 million minus certain amounts payable to creditors of the Seller was paid upon the closing of the acquisition and $400,000 to be paid in two annual installments of $200,000 each on the respective anniversary dates of the closing, subject to certain set offs and recoupment by Buyer; (B) 1,178 unregistered restricted shares of Parent’s voting common stock valued at $675.00 per share; (C) certain specified assumed liabilities as detailed in the purchase price table below; and (D) up to an aggregate of $1.2 million in earnout payments, of which up to $400,000 is to be paid to the Seller per year for the three years following the closing. The Company acquired these assets to expand its business into the federal government sector because of the large long-term contracts that the government sector offers. The Company started with bidding on government contracts directly and this acquisition provided an opportunity to accelerate this expansion. In addition, the acquisition allows the Company to offset the revenue softening in the commercial vertical for this business segment that it experienced in 2016.

The total recorded purchase price for the transaction was $2.3 million at closing on November 21, 2016 (“Closing”) which consisted of the cash paid at Closing of $753,000, $400,000 cash to be paid in two annual installments of $200,000 each on the respective anniversary dates of the Closing, $1.1 million in contingent earnout payments and $101,000 representing the fair value of Parent’s stock issued at Closing.

The Purchase Agreement provided for a post-closing adjustment based on the collection of the acquired accounts receivable. If there is an adjustment amount, the Buyer’s available methods of recouping the adjustment amount shall be (i) first, to withhold the annual cash payments and (ii) if those are not sufficient to recoup the amount, to withhold earnout payments otherwise due under the agreement. During the year ended December 31, 2017 $561,000 was recorded as a reduction in the amounts owed to Seller for uncollectible accounts receivable.

The purchase price is allocated as follows (in thousands of dollars):

Assets Acquired:
Cash	$189
Accounts receivable	2,365
Other receivables	377
Prepaid assets	4,164
Fixed assets	64
Other assets	34
Customer relationships	1,873
Supplier relationships	2,985
Goodwill (A)	3,261
15,312
Liabilities Assumed:
Accounts payable	$8,341
Accrued liabilities	344
Deferred revenue	4,252
Other long term liabilities	43
12,980
Total Purchase Price	$2,332

(A)	The goodwill will be deductible for tax purposes once the contingent and assumed liabilities are settled.

F-33

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 4 - Integrio Asset Acquisition (continued)

The following unaudited proforma financial information (in thousands of dollars) presents the combined results of operations of the Company and Integrio for the year ended December 31, 2016, as if the acquisition of Integrio had occurred on January 1, 2016 instead of November 21, 2016. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

For the Year Ended December 31, 2016
Revenues	$104,671
Net Loss	$(4,439)

Note 5 - Property and Equipment, net

Property and equipment at December 31, 2017 and 2016 consisted of the following (in thousands of dollars):

	As of December 31,
	2017	2016
Computer and office equipment	$868	$1,036
Furniture and fixtures	169	168
Software	12	7
Total	1,049	1,211
Less: accumulated depreciation and amortization	(877)	(879)

Total Property and Equipment, Net	$172	$332

Depreciation and amortization expense was $187,000 and $95,000 for the years ended December 31, 2017 and 2016, respectively.

Note 6 - Intangible Assets

Intangible assets at December 31, 2017 and 2016 consisted of the following (in thousands of dollars):

	Gross Carrying Amount December 31,		Accumulated Amortization December 31,
	2017	2016	2017	2016
Trade Name/Trademarks	$3,250	$3,250	$(2,243)	$(2,084)
Customer Relationships	4,003	4,003	(1,804)	(882)
Supplier Relationships	2,985	2,985	(1,078)	(83)
Totals	$10,238	$10,238	$(5,125)	$(3,049)

During the year ended December 31, 2016 the Company through the acquisition of Integrio has added approximately $1.9 million of customer relationships and approximately $3.0 million of supplier relationships. These assets were determined to have a life of 6 and 3 years, respectively.

F-34

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 6 - Intangible Assets (continued)

Aggregate amortization expense for the years ended December 31, 2017 and 2016 was $2.1 million and $0.9 million, respectively.

Future amortization expense on intangibles assets is anticipated to be as follows (in thousands of dollars):

Years Ending December 31,	Amount
2018	$2,077
2019	1,995
2020	441
2021	313
2022	287
Total	$5,113

The weighted average remaining amortization periods for the Company’s trade name/trademarks, customer relationships and supplier relationships are 2.17, 3.56 and 1.92 years, respectively.

Note 7 - Goodwill

The Company has recorded goodwill and other indefinite-lived assets in connection with its acquisitions. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The Company’s goodwill balance and other assets with indefinite lives were evaluated for potential impairment during the third quarter of September 30, 2017, as certain indications on a qualitative and quantitative basis were identified, that an impairment existed as of the reporting date.

During the three months ended September 30, 2017, the Company recognized an $7.8 million impairment charge for our Storage and Computing division. The impairment charge was primarily precipitated by the continued decline in Parent’s stock price during the nine months ended September 30, 2017, accumulated losses and the lack of required working capital to fund our continuing operations.

Note 8 - Deferred Revenue

Deferred revenue as of December 31, 2017 and 2016 consisted of the following (in thousands of dollars):

	As of December 31,
	2017	2016
Deferred Revenue, Current
Maintenance agreements	$5,554	$14,858
Service agreements	--	52
Total Deferred Revenue, Current	5,554	14,910

Deferred Revenue, Non-Current
Maintenance agreements	2,636	5,960

Total Deferred Revenue	$8,190	$20,870

The fair value of the deferred revenue approximates the services to be rendered.

F-35

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 9 - Income Taxes

The income tax provision (benefit) for the years ended December 31, 2017 and 2016 consists of the following (in thousands of dollars):

	2017	2016

U.S. federal
Current	$-	$16
Deferred	1,652	(614)
State and Local
Current	4	4
Deferred	(717)	(99)
	939	(693)
Change in valuation allowance	(939)	693

Income tax provision (benefit)	$-	$-

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
U.S. federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	2.7	3.3
Impairment of goodwill	(9.1)	-
Incentive stock options	(0.3)	(4.6)
Federal and state rate change and other	(31.8)	(0.4)

Other permanent items	(1.0)	(0.8)
Change in valuation allowance	5.5	(31.5)
Effective rate	0.0%	0.0%

As of December 31, 2017 and 2016, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following (in thousands of dollars):

	As of December 31,
	2017	2016
Deferred Tax Assets
Net operating loss carryovers	$8,070	$8,877
Deferred revenue	1,448	3,715
Fixed assets	6	-
Accrued compensation	67	170
Reserves	229	410
Intangible assets	557	-
Other	18	17

Total deferred tax assets	10,395	13,189
Less: valuation allowance	(10,395)	(11,330)

Deferred tax assets, net of valuation allowance	$0	$1,859

F-36

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 9 - Income Taxes (continued)

	As of December 31,
Deferred Tax Liabilities	2017	2016
Intangible assets	$-	$(1,818)
Fixed assets	-	(22)
Other	-	-
Prepaid maintenance	-	(19)
Total deferred tax liabilities	-	(1,859)

Net deferred tax asset (liability)	$-	$-

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the Act) tax reform legislation. This legislation makes significant changes in U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryovers and carrybacks, and a repeal of the corporate alternative minimum tax (AMT). The legislation reduced the U.S. corporate tax rate from the current rate of 34% to 21%. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities at the enacted rate. This revaluation resulted in a provision of $5.4 million to income tax expense and a corresponding reduction in the deferred tax asset, which was offset by an equivalent adjustment to the valuation allowance. The other provisions of the Tax Cuts and Jobs Act did not have a material impact on the combined carve-out financial statements.

As noted under the Act, corporations are no longer subject to AMT effective for taxable years beginning after December 31, 2017. However, where a corporation has an AMT credit from a prior taxable year, the corporation will continue to carry the credit forward and may use a portion of it as a refundable credit in any taxable year beginning after 2017 but before 2022. Generally, 50 percent of the corporation’s AMT credit carried forward to one of these years will be claimable and refundable for that year. However in tax years beginning in 2021, the entire remaining carry forward generally will be refundable. The Company has an AMT credit carry forward of $17,000 as of December 31, 2017.

We will continue to assess our provision for income taxes as future guidance is issued, but do not currently anticipate significant revisions will be necessary. Any such revisions will be treated in accordance with the measurement period guidance outlined in SAB 118.

As of December 31, 2017 and 2016, the Company had approximately $32.3 million and $23.4 million, respectively, of U.S. federal and state net operating loss (“NOL”) carryovers available to offset future taxable income. These NOLs, if not utilized, begin expiring in the year 2023.

In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations. The Parent performed a preliminary evaluation as to whether a change of control took place in 2017 and concluded that on a consolidated basis a change of ownership occurred. At this time, it is unclear what amount of the limitation the Parent will apportion to the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2017 and 2016. As of December 31, 2017 and 2016, the change in valuation allowance was $(0.9) million and $0.7 million, respectively.

F-37

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 9 - Income Taxes (continued)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company is required to file federal and state income tax returns. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s combined carve-out financial statements for the years ended December 31, 2017 and 2016.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of general and administrative expense, respectively.  There were no amounts accrued for interest or penalties for the years ended December 31, 2017 and 2016.  Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2014. Currently, the Company is not subject to any examinations.

Note 10 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the years ended December 31, 2017 and 2016 (in thousands of dollars):

	For the Years Ended December 31
	2017		2016
	$	%	$	%
Customer F	4,603	11%	-	-
Customer D	-	-	11,650	24%

As of December 31, 2017, Customer A represented approximately 23%, Customer B represented approximately 15% and Customer C represented approximately 10% of total accounts receivable. As of December 31, 2016, Customer D represented approximately 23% and Customer E represented approximately 18% of total accounts receivable.

For the year ended December 31, 2017, two vendors represented approximately 28% and 16% of total purchases. Purchases from these vendors during the year ended December 31, 2017 were $6.5 million and $3.8 million.  For the year ended December 31, 2016, one vendor represented approximately 52% of total purchases. Purchases from this vendor during the year ended December 31, 2016 were $16.9 million.

As of December 31, 2017, two vendors represented approximately 30% and 15% of total gross accounts payable. As of December 31, 2016, one vendor represented approximately 41% of total gross accounts payable.

F-38

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 11 – Stock Based Compensation

To calculate the stock-based compensation resulting from the issuance of options and restricted stock Parent uses the Black-Scholes option pricing model, which is affected by Parent’s fair value of its stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to Parent’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for all net deferred tax assets.

During the years ended December 31, 2017 and 2016, the Company recorded stock-based compensation charges of $150,000 and $301,000, respectively, for options granted by Parent to the Company’s employees. Stock based compensation was included as a component of general and administrative expenses.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. The model includes subjective input assumptions that can materially affect the fair value estimates. Key weighted-average assumptions used to apply this pricing model during the years ended December 31, 2017 and 2016 were as follows:

	For the Years Ended December 31,
	2017	2016
Risk-free interest rate	2.27%	1.35–1.47%
Expected life of option grants	7 years	7 years
Expected volatility of underlying stock	47.34%	47.47%–49.02%
Dividends assumption	$-	$-

As of December 31, 2017 there was approximately $156,000 of total deferred compensation costs related to share-based compensation agreements. Such costs will be charged ratably over the remaining vesting term of 1.05 years.

Note 12 - Commitments and Contingencies

Operating Leases

The Company leases facilities located in California and Virginia for its office space under non-cancelable operating leases that expire at various times through 2020. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. As of December 31, 2017 and 2016, deferred rent payable was $0 and $32,000, respectively. Rent expense under the operating leases for the years ended December 31, 2017 and 2016 was $794,000 and $513,000, respectively.

Future minimum lease payments under the above operating lease commitments at December 31, 2017 are as follows (in thousands of dollars):

For the Years Ending December 31,	Operating Lease Amounts
2018	$339
2019	3
2020	1
Total	$343

F-39

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 12 - Commitments and Contingencies (continued)

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

VersionOne, Inc.

On March 1, 2017, VersionOne, Inc. filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon, Inpixon USA, and Inpixon Federal (collectively, “Defendants”). The complaint alleges that VersionOne provided services to Integrio having a value of $486,337, that in settlement of this amount Integrio and VersionOne entered into an agreement (the “Settlement Agreement”) whereby Integrio agreed to pay, and VersionOne agreed to accept as full payment, $243,169 (the “Settlement Amount”), and that as a result of the Defendants’ acquisition of the assets of Integrio, Defendants assumed the Settlement Amount but failed to pay amounts owed to VersionOne. The complaint also alleges that, subsequent to closing of the acquisition, VersionOne provided additional services to Defendants having a value of $144,724, for which it has not been paid. VersionOne alleges that, Defendants have an obligation to pay both the Settlement Amount and the cost of the additional services. On December 8, 2017, the court in VersionOne entered judgment against Inpixon, Inpixon Federal, and Inpixon USA, jointly and severally, in the amount of $334,339. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. The Company and VersionOne have agreed to a payment plan of $40,000 per month for March, April and May 2018 and then $30,000 per month from June 2018 until fully-paid.

Embarcadero Technologies, Inc.

On August 10, 2017, Embarcadero Technologies, Inc. (“Embarcadero”) and Idera, Inc. (“Idera”) filed a complaint in the U.S. Federal District Court for the Western District of Texas against Inpixon Federal and Integrio for failure to pay for purchased software and services pursuant to certain reseller agreements. The complaint alleges that Inpixon Federal entered into an agreement with Integrio to acquire certain assets and assume certain liabilities of Integrio and are therefore responsible for any amounts due. In the complaint, Embarcadero and Idera demand that Inpixon Federal and Integrio pay $1,100,000 in damages. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017 and December 31, 2016 in the combined balance sheets. The parties are currently in settlement negotiations.

Micro Focus (US) Inc.

On August 11, 2017, Micro Focus (US) Inc. (“Micro Focus”), filed a complaint in the Circuit Court of Fairfax County, Virginia against Inpixon Federal for failure to pay a debt settlement entered into on March 13, 2017 for a principal amount of $245,538 plus accrued interest. The complaint demands full payment of the principal amount plus accrued interest. On October 31, 2017, Micro Focus filed a motion for summary judgment against Inpixon Federal. Inpixon Federal consented to the court entering summary judgment in favor of Micro Focus in the amount of $245,538, with interest accruing at 10% per annum from June 13, 2017 until payment is completed. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. The parties are currently in negotiations regarding a payment plan.

F-40

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 12 - Commitments and Contingencies (continued)

Virtual Imaging, Inc.

On December 28, 2017, Virtual Imaging, Inc. (“Virtual Imaging”) filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon USA, and Inpixon Federal (collectively, “Defendants”). The complaint alleges that Virtual Imaging provided products to the Defendants having an aggregate value of $3,938,390, of which $3,688,391 remains outstanding and overdue. Virtual Imaging has demanded compensation for the unpaid amount. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. The Company has not yet responded to such complaint. The Company has filed a response and the parties are currently in settlement negotiations.

Deque Systems, Inc.

On January 22, 2018, Deque Systems, Inc. filed a motion for entry of default judgment (the “Motion”) against Inpixon Federal in the Circuit Court of Fairfax County, Virginia. The Motion alleges that Inpixon Federal failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. A trial is currently scheduled for September 12, 2018. The parties are currently in settlement negotiations.

Note 13 - Subsequent Events

AVT Technology Solutions, LLC

On April 6, 2018, AVT Technology Solutions, LLC, filed a complaint in the United States District Court Middle District of Florida Tampa Division against Inpixon and Inpixon USA alleging breach of contract, breach of corporate guaranty and unjust enrichment in connection with non-payment for goods received and requesting a judgment in an amount of not less than approximately $9.2 million. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. We have not yet filed a response to such complaint.

F-41

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements presented below have been derived from Sysorex’s combined financial statements for the fiscal year ended December 31, 2017 and the three months ended March 31, 2018. The unaudited pro forma combined statement of earnings has been prepared to give effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred or had become effective as of January 1, 2017. The unaudited pro forma combined balance sheet has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred on December 31, 2017.

Sysorex’s unaudited pro forma combined financial statements have been prepared based on available information, assumptions, and estimates that management believes are reasonable. The unaudited pro forma combined financial statements are for illustrative and informational purposes only, and do not reflect what our financial position and results of operations would have been had the separation occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations.

Sysorex’s unaudited pro forma combined financial statements have been prepared to reflect adjustments to our audited historical combined financial statements that are: (i) factually supportable, (ii) directly attributable to the separation, and, for purposes of the combined statements of earnings, (iii) expected to have continuing impact on our results of operations. The unaudited pro forma combined financial statements have been adjusted to give effect to the following (which are collectively referred to in this information statement as the “Pro Forma Transactions”):

●	the distribution of 30 million shares of Sysorex common stock to Inpixon stockholders and certain warrant holders as a stock dividend or dividend equivalent on the record date of the Spin-off, and the resulting elimination of net parent investment;

●	qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes; and

●	a $2 million cash contribution from Inpixon.

Sysorex’s historical combined statement of earnings includes allocations of certain Inpixon expenses. These allocations and estimates were based on methodologies that management believes to be reasonable and include administrative costs and interest expense. To operate as an independent public company, Sysorex expects to incur costs to replace those services previously provided by Inpixon in addition to incremental stand-alone costs.

In connection with the separation, Sysorex expects to enter into a transition services agreement with Inpixon, pursuant to which Inpixon and Sysorex will provide to each other certain specified services on a temporary basis, including various information technology, financial and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all direct costs and expenses it incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services.

We did not present historical loss per share because it would not be meaningful. Before the Spin-off, we had only 3,950,000 shares of common stock outstanding, all which Inpixon owned. Before we complete the Spin-Out, we will amend and restate our articles of incorporation to authorize capital stock consisting of 250,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Also, before we complete the Spin-Out, all outstanding shares of our common stock held by Inpixon will be converted to approximately 30 million shares of Sysorex’s common stock, all of which will be distributed to Inpixon’s stockholders and certain warrant holders in the Spin-Out. We will not issue shares of preferred stock in the Spin-Out. Unaudited pro forma basic and diluted loss per share is calculated based on net loss after giving effect to each of the transactions and events described above, divided by the number of shares of Sysorex’s common stock anticipated to be outstanding after the Spin-Out.

We believe that the assumptions we use provide a reasonable basis on which to present the unaudited combined pro forma financial data. We are providing these Unaudited Combined Pro Forma Financial Statements for information purposes only and you should not construe them to be indicative of our combined financial position or results of operations had the transactions and events described above been completed on the dates assumed. Furthermore, these financial statements do not project our financial condition or results of operations for any future date or period.

72

SYSOREX USA AND SUBSIDIARY

UNAUDITED COMBINED PRO FORMA BALANCE SHEETS

( in thousands of dollars)

	March 31, 2018	Pro Forma Adjustments	Notes	Pro Forma Balance

Assets

Current Assets:
Cash and cash equivalents	$330	$2,000	(a)	$2,330
Accounts receivable, net	714	-		714
Notes and other receivables	168	-		168
Inventory	7	-		7
Prepaid assets and other current assets	113	-		113

Total Current Assets	1,332	2,000		3,332

Property and equipment, net	143	-		143
Intangible assets, net	4,593	-		4,593
Other assets	13	-		13

Total Assets	$6,081	$2,000		$8,081

Liabilities and Owner's/Stockholders' Deficiency

Current Liabilities:
Accounts payable	$21,325	$-		$21,325
Accrued liabilities	873	-		873

Total Current Liabilities	22,198	-		22,198

Long Term Liabilities:
Acquisition liability - Integrio	420	-		420
Other liabilities	40	-		40

Total Liabilities	22,658	-		22,658

Commitments and Contingencies

Owner's/Stockholders' Deficiency

Owner's Net Deficit	(16,577)	2,000	(a)	-
	-	14,577	(b)	-
Common Stock	-	30	(b)	30
Additional Paid in Capital	-	(14,607)	(b)	(14,607)

Total Owner's/Stockholders' Deficiency	(16,577)	2,000		(14,577)

Total Liabilities and Owner's/Stockholders' Deficiency	$6,081	$2,000		$8,081

The following is a summary of the pro forma adjustments reflected in the Unaudited Combined Pro Forma Financial Statements:

(a)	Record the cash of $2 million received from the Owner upon spin-off.

(b)	Record the equity reclassification to reflect the issuance of approximately 30 million shares of Sysorex USA's $0.001 par value common stock.

73

SYSOREX USA AND SUBSIDIARY

UNAUDITED COMBINED PRO FORMA STATEMENTS OF OPERATIONS

(in thousands of dollars; except per share amounts)

	Three Months Ended March 31, 2018	Pro Forma Adjustments	Notes	Pro Forma Balance

Revenues:
Products	$332	$-		$332
Services	914	-		914

Total Revenues	1,246	-		1,246

Cost of Revenues
Products	175	-		175
Services	420	-		420

Total Cost of Revenues	595	-		595

Gross Profit	651	-		651

Operating Expenses:
Research and development	90	-		90
Sales and marketing	637	-		637
General and administrative	1,233	-		1,233
Amortization of intangibles	519	-		519

Total Operating Expenses	2,479	-		2,479

Loss from Operations	(1,828)	-		(1,828)

Other Income (Expense)

Interest expense	(460)	-		(460)
Other income, net	577	-		577

Total Operating Expenses	117	-		117

Net Loss	$(1,711)	$-		$(1,711)

Net Loss Per Share
- Basic and Diluted				$(0.06)

Weighted Average Number of Common Shares Outstanding
- Basic and Diluted		30,000,000	(b)	30,000,000

74

SYSOREX USA AND SUBSIDIARY

UNAUDITED COMBINED PRO FORMA STATEMENTS OF OPERATIONS

(in thousands of dollars; except per share amounts)

	Three Months Ended March 31, 2017	Pro Forma Adjustments	Notes	Pro Forma Balance

Revenues:
Products	$9,335	$-		$9,335
Services	3,166	-		3,166

Total Revenues	12,501	-		12,501

Cost of Revenues
Products	7,929	-		7,929
Services	1,922	-		1,922

Total Cost of Revenues	9,851	-		9,851

Gross Profit	2,650	-		2,650

Operating Expenses:
Research and development	269	-		269
Sales and marketing	1,328	-		1,328
General and administrative	2,180	-		2,180
Amortization of intangibles	519	-		519

Total Operating Expenses	4,296	-		4,296

Loss from Operations	(1,646)	-		(1,646)

Other Income (Expense)

Interest expense	(325)	-		(325)

Total Operating Expenses	(325)	-		(325)

Net Loss	$(1,971)	$-		$(1,971)

Net Loss Per Share
- Basic and Diluted				$(0.07)

Weighted Average Number of Common Shares Outstanding
- Basic and Diluted		30,000,000	(b)	30,000,000

75

SYSOREX USA AND SUBSIDIARY

UNAUDITED COMBINED PRO FORMA BALANCE SHEETS

( in thousands of dollars)

	December 31, 2017	Pro Forma Adjustments	Notes	Pro Forma Balance

Assets

Current Assets:
Cash and cash equivalents	$22	$2,000	(a)	$2,022
Accounts receivable, net	1,881	-		1,881
Notes and other receivables	170	-		170
Inventory	7	-		7
Prepaid licenses and maintenance contracts	4,638	-		4,638
Prepaid assets and other current assets	263	-		263

Total Current Assets	6,981	2,000		8,981

Prepaid licenses and maintenance contracts, non-current	2,264	-		2,264
Property and equipment, net	172	-		172
Intangible assets, net	5,113	-		5,113
Goodwill	-	-		-
Other assets	10	-		10

Total Assets	$14,540	$2,000		$16,540

Liabilities and Parent's/Stockholders' Deficiency

Current Liabilities:
Accounts payable	$24,271	$-		$24,271
Accrued liabilities	3,215	-		3,215
Deferred revenue	5,554	-		5,554

Total Current Liabilities	33,040	-		33,040

Long Term Liabilities:
Deferred revenue, non-current	2,636	-		2,636
Acquisition liability - Integrio	997	-		997
Other liabilities	39	-		39

Total Liabilities	36,712	-		36,712

Commitments and Contingencies

Parent's/Stockholders' Deficiency

Parent's Net Deficit	(22,172)	2,000	(a)	-
	-	20,172	(b)	-
Common Stock	-	30	(b)	30
Additional Paid in Capital	-	(20,202)	(b)	(20,202)

Total Parent's/Stockholders' Deficiency	(22,172)	2,000		(20,172)

Total Liabilities and Parent's/Stockholders' Deficiency	$14,540	$2,000		$16,540

The following is a summary of the pro forma adjustments reflected in the Unaudited Combined Pro Forma Financial Statements:

(a)	Record the cash of $2 million received from Parent upon the Spin-Out.

(b)	Record the equity reclassification to reflect the issuance of approximately 30 million shares of Sysorex USA's $0.001 par value common stock.

76

SYSOREX USA AND SUBSIDIARY

UNAUDITED COMBINED PRO FORMA STATEMENTS OF OPERATIONS

(in thousands of dollars; except per share amounts)

	December 31, 2017	Pro Forma Adjustments	Notes	Pro Forma Balance

Revenues:
Products	$33,392	$-		$33,392
Services	7,806	-		7,806

Total Revenues	41,198	-		41,198

Cost of Revenues
Products	28,310	-		28,310
Services	4,770	-		4,770

Total Cost of Revenues	33,080	-		33,080

Gross Profit	8,118	-		8,118

Operating Expenses:
Research and development	849	-		849
Sales and marketing	4,211	-		4,211
General and administrative	7,632	-		7,632
Acquisition related costs	-	-		-
Impairment of goodwill	7,805	-		7,805
Amortization of intangibles	2,077	-		2,077

Total Operating Expenses	22,574	-		22,574

Loss from Operations	(14,456)	-		(14,456)

Other Income (Expense)

Interest expense	(1,937)	-		(1,937)
Other income, net	348	-		348
Extinguishment loss on debt modification	(869)	-		(869)

Total Operating Expenses	(2,458)	-		(2,458)

Net Loss	$(16,914)	$-		$(16,914)

Net Loss Per Share - Basic and Diluted				$(0.56)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted		30,000,000	(b)	30,000,000

77

SYSOREX USA AND SUBSIDIARY

UNAUDITED COMBINED PRO FORMA STATEMENTS OF OPERATIONS

(in thousands of dollars; except per share amounts)

	December 31, 2016	Pro Forma Adjustments	Notes	Pro Forma Balance

Revenues:
Products	$36,147	$-		$36,147
Services	12,221	-		12,221

Total Revenues	48,368	-		48,368

Cost of Revenues
Products	28,475	-		28,475
Services	8,277	-		8,277

Total Cost of Revenues	36,752	-		36,752

Gross Profit	11,616	-		11,616

Operating Expenses:
Research and development	611	-		611
Sales and marketing	5,255	-		5,255
General and administrative	5,602	-		5,602
Acquisition related costs	829	-		829
Impairment of goodwill	-	-		-
Amortization of intangibles	871	-		871

Total Operating Expenses	13,168	-		13,168

Loss from Operations	(1,552)	-		(1,552)

Other Income (Expense)

Interest expense	(659)	-		(659)
Other income, net	4	-		4
Extinguishment loss on debt modification	-	-		-

Total Operating Expenses	(655)	-		(655)

Net Loss	$(2,207)	$-		$(2,207)

Net Loss Per Share - Basic and Diluted				$(0.07)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted		30,000,000	(b)	30,000,000